UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1

FORM 8-K/A

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):August 12, 2010

TOP FLIGHT GAMEBIRDS, INC.
(Exact name of registrant as specified in its charter)

Delaware	333-152286	20-8767223
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

25/F New World Center, No. 6009 Yitian Road, Futian District, Shenzhen, PRC	518026
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 86-755-83230226

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE

This Amendment No. 1 on Form 8-K/A is being filed solely to update the unaudited balance sheets of Global Pharma Enterprise Group Limited as at June 30, 2010, and the related statements of income and comprehensive income, cash flows, and stockholders’ equity for the six months ended  June 30, 2010 and 2009, as well as the pro forma financial information concerning the acquisition of the business operations of our PRC Subsidiaries, which we acquired pursuant to the Reverse Merger consummated on August 12, 2010. In connection therewith, we have also updated our “Management’s Discussion and Analysis of Financial Condition and Results of Operation” to include a discussion of these updated financials.

Other than the update described above, all other information in our original Form 8-K remains unchanged. For the convenience of the reader, this amendment includes, in their entirety, those items in our original filing not being amended. Except for the amendment, this Form 8-K/A continues to describe conditions as of our original filing, and does not update disclosures contained herein to reflect events that occurred at a later date. Accordingly, this Form 8-K/A should be read in conjunction with our other filings made with the SEC subsequent to the filing of our Report, if any.

CONVENTIONS THAT APPLY TO THIS CURRENT REPORT ON FORM 8-K/A

Except where the context otherwise requires and for purposes of this Current Report on Form 8-K/A only:

•
“we,” “us,” “our company,” “our,” and “Top Flight” refer to Top Flight Gamebirds, Inc., and its consolidated subsidiaries, namely Global Pharma Enterprise Group Limited, a British Virgin Islands limited liability company (“Global Pharma”), Binomial Biopharm Group Limited (“Binomial”) and Hong Kong Wisdom Fortune Medicine Holding Group Limited (“Wisdom Fortune”), two wholly-owned Hong Kong-incorporated companies of Global Pharma and Anhui Xuelingxian Pharmaceutical Co., Ltd.(“Xuelingxian”), Tonghua Tongdetang Pharmaceutical and Medicinal Materials Co., Ltd.(“Tongdetang”) and Shandong Global Pharm Co., Ltd. (“Yaoyuan”)(Xuelingxian, Tongdetang and Yaoyuan collectively referred to as  “PRC Subsidiaries”);

•	references to the “Bulletin Board,” the “OTC Bulletin Board” are to the Over-the-Counter Bulletin Board, a securities quotation service, which is accessible at the website www.otcbb.com.

•
references to PRC Subsidiaries’ “registered capital” are to the equity of PRC Subsidiaries, which under PRC law is measured not in terms of shares owned but in terms of the amount of capital that has been contributed to a company by a particular shareholder or all shareholders. The portion of a limited liability company’s total capital contributed by a particular shareholder represents that shareholder’s ownership of the company, and the total amount of capital contributed by all shareholders is the company’s total equity. Capital contributions are made to a company by deposits into a dedicated account in the company’s name, which the company may access in order to meet its financial needs. When a company’s accountant certifies to PRC authorities that a capital contribution has been made and the company has received the necessary government permission to increase its contributed capital, the capital contribution is registered with regulatory authorities and becomes a part of the company’s “registered capital.”

•	“China” or “PRC” refers to the People’s Republic of China, excluding Taiwan and the Special Administrative Regions of Hong Kong and Macau;

•	all references to “Renminbi” or “RMB” are to the legal currency of China; and

•	all references to “U.S. dollars,” “dollars,” or “$” are to the legal currency of the United States.

Amounts may not always add to the totals due to rounding.

Unless otherwise noted, all translations from Renminbi to U.S. dollars usingthe exchange rate refers to the exchange rate as set forth in the H.10 statistical release of the Federal Reserve Boardat the end of December 31, 2009,  on $1.00 was equivalent to RMB  6.8307. We make no representation that the RMB amounts referred to in this Current Report on Form 8-K/A could have been or could be converted into U.S. dollars at any particular rate or at all.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Current Report on Form 8-K/A or Form 8-K/A and other reports filed by us from time to time with the Securities and Exchange Commission (collectively the “Filings”) contain or may contain forward-looking statements and information that are based upon beliefs of, and information currently available to, our management as well as estimates and assumptions made by our management. When used in the filings the words “anticipate”, “believe”, “estimate”, “expect”, “future”, “intend”, “plan” or the negative of these terms and similar expressions as they relate to us or our management identify forward looking statements. Such statements reflect the current view of our management with respect to future events and are subject to risks, uncertainties, assumptions and other factors (including the risks contained in the section of this report entitled “Risk Factors”) as they relate to our industry, our operations and results of operations, and any businesses that we may acquire. Should one or more of the events described in these risk factors materialize, or should our underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended or planned.

Although we believe that the expectations reflected in the forward looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Except as required by applicable law, including the U.S. federal securities laws, we do not intend to update any of the forward-looking statements to conform them to actual results. The following discussion should be read in conjunction with our pro forma financial statements and the related notes that will be filed herein.

Item 1.01. Entry into a Material Definitive Agreement

On August 12, 2010, we entered into and consummated a Share Exchange Agreement with the sole shareholder of Global Pharma Enterprise Group Limited (“Global Pharma”) and Global Pharma to acquire all the issued and outstanding capital stock of Global Pharma, a British Virgin Islands company,  in consideration for 1,800,000  newly issued restricted shares of Top Flight (the “Reverse Merger”).

Immediately after the closing of the Reverse Merger, we have a total of 26,000,000 issued and outstanding shares of common stock.  As a result of the Reverse Merger, Global Pharma is now our wholly-owned subsidiary.   Global Pharma is the holding company of all the shares of Binomial BioPharm GroupLimited (“Binomial”) and Hong Kong Wisdom Fortune Medicine Holding Group Limited (“Wisdom Fortune”), two wholly-owned Hong Kong-incorporated companies.

Binomial, in turn, holds all the equity interests in Anhui Xuelingxian Pharmaceutical Co., Ltd.(“Xuelingxian”), Tonghua Tongdetang Pharmaceutical and Medicinal Materials Co., Ltd.(“Tongdetang”), two PRC-incorporated companies.

Wisdom Fortune holds all the equity interest in Shandong Global Pharm Co., Ltd. (“Yaoyuan”).

We are, through our indirect wholly-owned PRC subsidiaries, namely Xuelingxian, Tongdetang and Yaoyuan (the “PRC Subsidiaries”) in the business of wholesale and retail distribution of pharmaceuticals-related products, Chinese herb cultivation and medicine raw materials preparations.

We claim an exemption from the registration requirements of the Securities Act of 1933 (the “Act”) for the private placement of these securities pursuant to Section 4(2) of the Act and/or Regulation D promulgated thereunder since, among other things, the transaction did not involve a public offering, the recipient is an accredited investor  and had access to information about the Company and their investment, the recipient took the securities for investment and not resale, and the Company took appropriate measures to restrict the transfer of the securities.

Item 2.01. Completion of Acquisition or Disposition of Assets

As described in Item 1.01 above, on August 12, 2010, we acquired all the issued and outstanding shares of Global Pharma pursuant to the Share Exchange Agreement.

As a result of the Reverse Merger, we are nowthrough our indirect wholly-owned PRC subsidiaries, namely Xuelingxian, Tongdetang and Yaoyuan (the “PRC Subsidiaries”) in the business of wholesale and retail distribution of pharmaceuticals-related products, Chinese herb cultivation and medicine raw materials preparations.

DESCRIPTION OF OUR BUSINESS

Overview

We are through our PRC Subsidiaries, engaged in the wholesale and retail distribution of pharmaceuticals-related products, Chinese herb cultivation and preparations of raw materials for medicine.

We conduct business in the PRC through our operating subsidiaries: Shandong Global Pharm Co.,Ltd., formerly Shandong Yaoyuan Pharmaceutical Co., Ltd (“Yaoyuan”), Tonghua Tongdetang Pharmaceutical and Medicinal Materials Co., Ltd. (“Tongdetang”) , and Anhui Xuelingxian Pharmaceutical Co., Ltd. (“Xuelingxian”) (collectively, the “PRC Subsidiaries”).

Our principal executive offices are located at Room 2503-2505, New World Center, No.6009 Yitian Road, Futian District, Shenzhen, Guangdong 518026, People’s Republic of China.

Business History

We were incorporated in Delaware on February 9, 2007, to enter the commercial game bird industry and establish a large scale commercial game bird farm.  We raised Bobwhite Quail to provide the needs of the commercial hunting preserves, dog trainers and national organizations such as the National Shoot to Retrieve Association.  Prior to the Reverse Merger, our revenues had not been sufficient to cover our operating costs and to allow us to continue as a going concern.  As of May 31, 2010, we had incurred cumulative losses of $137,535.

On August 6, 2010, our sole director and officer, Rhonda Heskett sold 19,094,000 of her shares of common stock to Mei Li Tsai.  Mei Li Tsai thus became our largest shareholder of approximately 78.9% of our then total issued and outstanding shares.  Also on August 6, 2010, our board of directors approved the appointment of Yunlu Yin as our new Chief Executive Officer and sole director, An Fu as our new Chief Financial Officer and Dan Li as our new Secretary while accepting the resignation of Rhonda Heskett as director, President, Chief Executive Officer, and Chief Financial Officer of the Company.  As a result of the foregoing, there was a change in control of the Company on August 6, 2010.

On August 12, 2010, we entered into and consummated a Share Exchange Agreement with Mei Li Tsai, the sole shareholder of Global Pharma and Global Pharma to acquire all the issued and outstanding capital stock of Global Pharma,  in consideration for 1,800,000  newly issued restricted shares of Top Flight.  The Reverse Merger was approved by our board of directors on August 12, 2010.

Immediately after the closing of the Reverse Merger, we have a total of 26,000,000 issued and outstanding shares of common stock and Mei Li Tsai is our single largest shareholder of 20,890,000 shares of common stock or approximately 80.35% of our total issued and outstanding 26,000,000 common shares.

As a result of the Reverse Merger, Global Pharma is now our wholly-owned subsidiary.   Global Pharma is the holding company of all the shares of Binomial and Wisdom Fortune.

Binomial, in turn, holds all the equity interests in Xuelingxian and Tongdetang.

Wisdom Fortune holds all the equity interest in Yaoyuan.

We are through our indirect wholly-owned PRC Subsidiaries, namely Yaoyuan, Tongdetang, and Xuelingxian, engaged in the business of wholesale and retail distribution of pharmaceuticals-related products, Chinese herb cultivation and preparations of raw materials for medicine.

Our PRC Subsidiaries

Yaoyuan

Yaoyuan, was incorporated under the laws of the PRC with a registered capital of RMB10, 000,000. Its predecessor Ji’nan Sanchao Pharmaceutical Co., Ltd., incorporated as a limited liability company under the PRC laws on November 1, 2005, changed its name to Ji’nan Tian’an Pharmaceutical Co., Ltd. on June 18, 2007 and then to Shandong Yaoyuan Pharmaceutical Co., Ltd. on June 4, 2008. The term of operation for Yaoyuan is from November 1, 2005 to June 28, 2030. On May 6, 2010, the shareholders of Yaoyuan and Wisdom Fortune entered into an agreement, whereby a 100% equity interest in Yaoyuan was transferred to Wisdom Fortune for a consideration of RMB10, 000,000 in cash. On May 21, 2010, Yaoyuan became a foreign wholly owned subsidiary of Wisdom Fortune under the PRC laws.

Yaoyuan primarily engages in the wholesale distribution and sales of pharmaceuticals and traditional Chinese medicine (“TCM”) to customers in Shandong province, including hospitals, pharmaceutical companies and retail pharmacies. As a Good Supply Practice (“GSP”) certified pharmaceutical company, Yaoyuan operates a 215,000 square feet modern distribution center comprising an advanced modern warehouse of 161,458 square feet. At this facility, it has the ability to store its pharmaceutical inventory at various temperatures.

Yaoyuan currently purchases its products for resale from various suppliers in the PRC including pharmaceutical manufacturers and wholesalers. Yaoyuan makes its product selection based on customer preference and market demand. It also ensures that the manufacture date of the products it purchases does not exceed six months prior to the date of purchase.

Typically, Yaoyuan enters into annual master supplier or distribution contracts with its suppliers and customers at the beginning of each year, which provide the general terms and conditions for transactions in the supplier's products and customer sales over the year.  It then enters into a separate order for each consignment of goods, which specifies the type, price and amount of the products it purchases or distributes.   It then sells or distributes the products to its customers, usually at a price predetermined by the suppliers. Depending on the terms of the contracts, Yaoyuan may or may not be responsible for the shipping cost.

Yaoyuan normally enters into annual delivery contracts with third party carriers for delivery of products to its customers. Pursuant to these contracts, Yaoyuan pays a delivery fee of RMB400 per vehicle per day, plus tolls, parking and fuel and the carrier ships the products to designated places and will be responsible for the damages where the products are lost or damaged in transit. Yaoyuan also owns a small fleet of six trucks used for short distance delivery from its warehouse to third party carriers.

Yaoyuan sells 2,472 kinds of products, of which about 500 are exclusively distributed by Yaoyuan in Shandong province. There is no seasonality or cycles for its sales.

Tongdetang

Tongdetang, a PRC company, was incorporated in Tonghua city, Jilin province on February 2, 2002 with a registered capital of RMB3, 000,000. Its term of operation is from February 2, 2002 to February 5, 2032. On May 8, 2010, all the shareholders of Tongdetang and Binomial entered into an agreement, whereby Binomial acquired a 100% equity interest from Tongdetang’s shareholders for a consideration of RMB3, 000,000 in cash. On May 19, 2010, Tongdetang became a foreign wholly owned subsidiary of Binomial under the PRC laws.

Tongdetang engages in the wholesale distribution of pharmaceuticals and TCM to over 1,500 customers, including various local Class II hospitals and numerous county health centers/clinics and drugstores. Tongdetang’s core business centers on the major towns and cities in Jilin and Liaoning provinces and every county within Tonghua city and its nearby regions. Its area of operations covers 26,791 square feet, including a 22,486  square feet GSP-certified warehouse and 4,306 square feet office area. The 2,089 square meters GSP-certified warehouse has the ability to store Tongdetang’s pharmaceutical inventory at various temperatures.

Tongdetang purchases its products for resale based on the market demand. It is able to purchase the products at lower prices from local manufacturers and wholesalers because of its geographical advantage.It is situated in the hub of the northern PRC pharmaceutical manufacturing industry and rich Chinese herb resource bank. Typically, Tongdetang enters into master supplier contracts with its suppliers at the beginning of each year, which provides the general terms and conditions for transactions in the supplier’s products over the year. It then enters into a separate order for each consignment of goods each time it actually purchases products from a supplier. When it purchases the products from its suppliers, it takes title to the products and books them as inventory.  It then distributes the products to its customers at a price predetermined by the suppliers. The suppliers will bear the delivery fee and guarantee products supply during the term of the contract. Typically, Tongdetang pays for these products within 60 days from the date of delivery. Tongdetang typically provides 30 days credit terms to its customers.

The suppliers normally deliver products to Tongdetang’s warehouse, but Tongdetang may arrange for the transportation of products to its warehouse if a particular supplier is not able to do so. In such a case, Tongdetang levies a fee on the supplier for reimbursement of the transportation costs. Tongdetang usually enters into annual delivery contracts with third party carriers for delivery of products to its customers. Tongdetang will pay an agreed upon delivery fee to its carriers for each delivery. The carriers assume the responsibility for any loss or damage to the products enroute to Tongdetang’s customers. There is no seasonality or cycles for its sales.

Xuelingxian

Xuelingxian, a PRC Company, was incorporated in Anhui province on July 23, 2008 with a registered capital of RMB 5,180,000. Its term of operation is from July 23, 2008 to June 8, 2030. On May 8, 2010, the shareholders of Xuelingxian and Binomial entered into an agreement, whereby a 100% equity interest in Xuelingxian was transferred to Binomial in exchange for a consideration of RMB5, 180,000 in cash. On May 24, 2010, Xuelingxian became a foreign wholly owned subsidiary of Binomial under the PRC laws.

Xuelingxian engages primarily in the Chinese herb cultivation, processing and sale, manufacture and sale of flower tea bags, OEM drugs sales, and health products distribution business.

Xuelingxian leases a Chinese herbal planting base comprising approximately 1,317 acres and has entered into independent contracts with local farmers, whereby the farmers tend to the cultivation of the Chinese herbs including seeding, conducting planting experiments, and harvesting. These farmers are independent contractors and their salaries are paid monthly. The planting base, as well as the warehouses and administrative offices of Xuelingxian, is located in Bozhou region, which is the largest domestic Chinese herb cultivation and trading center in the PRC. Bozhou has a history of 1,800 years in Chinese herb cultivation and trading. Every year, thousands of varieties of Chinese herbs are traded at the Bozhou TCM raw materials transaction market.

Besides the agribusiness, Xuelingxian also processesaround 40 varieties of Chinese natural herbs that it purchases from the Bozhou TCM raw materials transaction market, and sells these processed herbs to either pharmaceutical distributors, hospitals or various types of medical institutions. Those treated herbs are often called “prepared slices” and can be immediately used as herbal medicine. The kind of treatment applied to the herbs varies according to the type of herbs. Xuelingxian now hires 130 skillful farmers working as independent contractors to carry out these processes such as crushing, powdering and slicing. Additionally, Xuelingxian engages in the business of sale and distribution of five varieties of OEM drugs. These drugs are originally manufactured by small pharmaceutical companies such as Jilin Bencaotang Pharmaceuticals Co. and Changchun Chenguang Pharmaceuticals LLC. Xuelingxian has contracted to obtain the right to affix its own trademark“Xuelingxian” on the drugs and to resell them. Besides OEM drugs, Xuelingxian also engages in the business of distributing 31 varieties of Chinese herbal drugs and health products. These drugs and health products are often distributed to local hospitals and clinics in Anhui province, individual distributors and downstream distribution companies. Xuelingxian normally contracts with third party carriers for delivery of products to its customers, and Xuelingxian bears the delivery fees.

Xuelingxian maintains a production line for the manufacture of flower tea bags in Bozhou. Xuelingxian entered into a 15-year contract with Bozhou Fengyi Institute of Traditional Chinese Medicine for the lease of a 107,639 square feet factory(For more information about the lease, please see the subsection “Properties”). Xuelingxian currently sells 13 different types of flower tea bags.The flower tea bags are sold to supermarkets, chain drug stores and small pharmacies in Anhui province.

The chart below shows the 2009 revenue composition with regard to Xuelingxian’s different lines of business:

Xuelingxian’s herb cultivation and sales business is subject to seasonal fluctuations. Demand is lower in the first quarter of each year because our customers generally pay fewer visits to drugstores during the Chinese New Year,which occurs during that period. Sales also are lower in summer from July to August.  Sales increase during the autumn period, starting from September until the winter, which is harvest season for herbal plants.

Products

Yaoyuan and Tongdetang

The major pharmaceutical products Yaoyuan and Tongdetang sell can be divided into two major groups: OTC and prescription drugs. Based on different usages, they can be broken down into 18 categories, including: Gynecologic, Anti-allergy, Pediatrics, Analgesia, Cardiovascular, Antibiotics, Diet, Rheumatology and Bone Disease, Neural, Gastrointestinal diseases, Urology, Hepatobiliary, ENT (Ear, Nose and Throat), Diabetes, Asthma, Flu, Kidney, and Ophthalmology.

Xuelingxian

The major products of Xuelingxian are OEM drugs, flower tea bags series and self-cultivated Chinese herbs and processed Chinese herbs.

Xuelingxian has the license to sell five varieties of OEM drugs under the trademark of “Xuelingxian.” (For more information of the trademark, please see the “Intellectual Properties” subsection.) These drugs are Tenghuang Jianguwan, Yigan Jiedu (capsule), Fuke Zhixueling, Tianma (capsule), and Sanqi Shangyaopian. The ingredients and usages of these drugs are listed as follows:

Name	Ingredients	Usage

Tenghuang Jianguwan	Prepared rehmannia root, pyrola, drynaria rhizome (hot), desertliving cistanche, herba epimedii, caulis spatholobi and semen raphani (frying).
Tonifying the kidney, invigorating the circulation of blood and relieving pain. Treatment ofMarie-Strumpell disease, cervical spondylosis, calcaneal spur, hypertrophic arthritis and kaschin beck disease.

Yigan Jiedu (capsule)	Golden cypress, rhizomabistortae, scutellariabaicalensis, rheum officinale, rhizome picrorhizae, rhizoma smilacis glabrae, black alum and cyrtomium fortune.	Clearing heat and detoxicating, soothing liver-gallbladder; treating hepatitis B and liver and gallbladder damp-heat.

Fuke Zhixueling
Prepared rehmannia root, schisandra chinensis, eucommia ulmoides (carbonized),  teasel root, radix paeoniae alba,  Chinese yam, oyster (calcining), cuttlebone, garden burnet (frying), cattail pollen (carbonized) and  mistletoe.
Tonifying kidney, retaining yin with astringent, consolidating Chong Vessel and promoting bloodclotting ; used to treat uterine bleeding in women.

Tianma (capsule)
Rhizoma gastrodiae, notopterygium root, radix angelicae pubescentis, eucommia ulmoides (hot salt frying), the root of bidentate achyranthes, rhizoma dioscoreae hypoglaucae, monkshood (processed), angelica sinensis, rehmannia and radix scrophulariae.
Dispelling wind, eliminating dampness, relaxing tendons, and activating collaterals; relieving muscular constricture and back and leg ache, etc.

Sanqi Shangyaopian	Pseudo-ginseng, radix aconiti agrestis (steamed), short-pedicel aconite root, borneol, drynaria rhizome, safflower, blood-wort and root of common peony.	Relaxing muscles and stimulating the blood circulation; used in the treatment of traumatic injury, rheumatism, joint ache, acute and chronic bruise and neurodynia.

In addition to the OEM drugs, Xuelingxian also grows six varieties of Chinese herbs in the herbal planting base, and sells them at the Bozhou TCM raw materials transaction market. These herbs are rhizoma dioscoreae, flos chrysanthemi, radix rehmanniae, herba menthae radix angelicae dahuricae, radix ophiopogonis, and radix glehniae. Depending on the nature of the plant, the growth period of these herbs varies from one year to two years. There is a steady demand for our products at the Bozhou TCM raw materials transaction market. Since the Bozhou TCM raw materials transaction market attracts thousands of buyers across the country every year, and the varieties of herbs Xuelingxian grows are among the 1,200 varieties of the herbs which are highly sought after by the Chinese herbal medicine manufacturing market, Xuelingxian usually finds a ready market for its products. Xuelingxian does not maintain any long term contracts with buyers, and such deals are often negotiated and consummated at the market.

Xuelingxian also processes over 40 varieties of herbs, making herbs into prepared slice of Chinese herbal medicine by different means such as drying, powdering, and slicing. Since these treatments applied to the herbs are very basic, Xuelingxian does not have to pay income tax on the income it earns for the processed herbs. (For more information, please see the subsection “Government Regulation.”)

Xuelingxian currently maintains one production line for flower tea bags manufacture. It sells Hairdressing Flower Tea, Antihyperlipidemics Flower Tea, Depressing Flower Tea, Jianxiaoxiao Flower Tea, Chrysanthemum Ice Tea, Beauty Flower Tea, Refreshing Flower Tea, Weight-losing Flower Tea, and Xinnaoshu Flower Tea. We plan to manufacture and sell Peach Blossom Flower Tea, SPAP Detoxifying Tea, Vitamin C Whitening Tea and Meditation & Well-sleep Teasoon etc. The raw materials for flower tea are commonly available plants such as hawthom fruit, chrysanthemum, liquorices, lime, bitter melon, semen cassia torae, and lilies. Xuelingxian purchases raw materials for its flower tea products from the Bozhou local farmers as well as local plant vendors. Xuelingxian’s factory is located in Bozhou, and it maintains fifteen machines, namely two drying machines, two grinding machines, one automatic particle packing machine and ten capping machines. Xuelingxian employs 72 employees to run the production line. The manufacture processfor its flower tea products is illustrated by the process chart below:

These flower tea bags are then distributed to supermarkets and drugstores.

Xuelingxian sells the following products:

Product Series	Product Name

OEM series	Tenghuang Jianguwan, Yigan Jiedu (capsule), Fuke Zhixueling, Tianma (capsule), Sanqi Shangyaopian

Cultivated Herbs	rhizoma dioscoreae, flos chrysanthemi, radix rehmanniae, herba menthae radix angelicae dahuricae, radix ophiopogonis, radix glehniae

Flower Tea Bags
Hairdressing Flower Tea, Antihyperlipidemics  Flower Tea, Depressing Flower Tea, Jianxiaoxiao Flower Tea, Chrysanthemum Ice Tea, Beauty Flower Tea, Refreshing Flower Tea, Weight-losing Flower Tea, Xinnaoshu Flower Tea

Customers and Suppliers

Yaoyuan

None of Yaoyuan’s customers accounted for more than 10% of its annual sales for the past three fiscal years. Yaoyuan has a very diverse customer base and is not dependent on any one customer for a major portion of its sales. The top ten customers accounted for 35.2% and 42.1% of its annual sales for years 2009 and 2008, respectively.

For the years 2007, 2008 and 2009, the sales of Yaoyuan have been mainly concentrated in Shandong province, which accounts for 77.8%, 75.1% and 77.7% of the annual sales of Yaoyuan respectively.

Tongdetang

None of Tongdetang’s customers accounted for more than 10% of the total sales for the past three fiscal years. Tangdetang’s customers are very diverse. Tongdetang is not dependent on any one major customer for a material portion of its sales. The top ten customers accounted for only 15.8% and 16.7% of its total sales for the year ended December 31, 2009 and 2008, respectively.

The significant majority of sales for 2007, 2008 and 2009 are in the Tonghua and Baishan regions of Jilin province, and a small percentage of sales are in the Liaoning province. The percentage of sales for 2009 in Jilin was 99% and 1% in Liaoning.

Xuelingxian

The main customers of Xuelingxian are downstream distributors, individual agents, individual vendors, hospitals, clinics, supermarkets, and pharmacies. One customer made up more than 10% of Xuelingxian’s sales in 2009 and two customers accounted for more than 10% of its sales in 2008.  However, Xuelingxian does not have any long term contracts with any of its customers. Also, Xuelingxian distributes its products to various provinces in the PRC such as Jilin, Shandong, Jiangxi, etc.

Suppliers

Yaoyuan

For the years ended December 31, 2009 and 2008, Yaoyuan had only one major supplier that supplied more than over 10% of its annual raw materials. For the past three years, Xiuzheng Pharmaceutical Group/Marketing Co. Ltd. (“Xiuzheng”) has been Yaoyuan’s biggest supplier. The purchases from Xiuzheng have accounted for 6.1%, 46.1%, and 24.5%of Yaoyuan’s total purchase for 2007, 2008 and 2009, respectively. Yaoyuan typically enters into annual distribution agreements with Xiuzheng, under which Yaoyuan distributes Xiuzheng’s products at a predetermined price within Shandong province and makes monthly payment to Xiuzheng for the products it distributes that month.

Tongdetang

Tongdetang had two major suppliers that accounted for 13.5% and 11.6% of its annual purchase in 2009, 13.2% and 11.2% of its annual purchase in 2008, respectively. Changchun Yongxin Dirui Drug Co., Ltd, (“Yongxin”) and Changchun Changheng (“Changheng”) have been Tongdetang’s biggest suppliers for the past three years. Tongdetangtypically enters into annual distribution agreements with Yongxin and Changheng, under which Tongdetang distributes their products at a predetermined price and makes monthly payment to Yongxin and Changheng for the products it distributes that month.

Xuelingxian

Since Xuelingxian itself is an upstream supplier, supplying herb plants and roughly processed herbs which need to be furthered processed by downstream manufacturers, its suppliers of raw materials are mainly suppliers of drugs and health products for its distribution business.

Xuelingxian had one supplier that accounted for 47.1% of its annual purchase in 2009 and two major suppliers that accounted for 63.2% and 16.5% of its annual purchase of raw materialsin 2008. We do not have long term contracts with any of our suppliers.

Marketing and Sales

The success of our business largely depends on our marketing and sales efforts. We expanded our market reach by increasing the size of our sales force and increasing our marketing budget.

We have an extensive distribution network covering Shandong, Jilin,and Anhui provinces with 140 marketing and sales employees dedicated to marketing and selling our products. We generate business by marketing directly to hospitals, pharmaceutical companies, retail drugstores and medical clinics in the PRC.  Additionally, we promote our company and products by attending pharmaceutical exhibitions, such as Pharmchina Exhibition and monthly provincial exhibitions.  We also advertise our business and products to consumers through brochures and outdoor advertising.

Our sales staff is paid a commission based on the volume of sales they generate and the types of products they sell.

Set forth below is a breakdown of our marketing and sales staff among our PRC Subsidiaries and the annual marketing expense for the past three years.  We anticipate that our marketing expense will grow as we expand our business organically and through future acquisitions.

	Number of Sales	Marketing Expense (US$)
Company	Staff	2007	2008	2009

Yaoyuan	75	50,826	187,627	309,586

Tongdetang	53	80,603	106,110	177,312

Xuelingxian	12	N/A	26,294	123,632

Overview of the PRC Pharmaceutical Industry

We are operating in the large and rapidly growing healthcare industry in the PRC. The healthcare industry in the PRC is supported by a combination of socio-economic factors, such as the growth of the PRC’s economy, size of its overall population and the proportion of its population over the age of 60, living standards, health consciousness, lifestyle related disorders and active PRC government support.

Primary Growth Drivers of the Healthcare Industry: Increased Spending and Active Governmental Support

According to the PRC Statistical Yearbook 2009(the “Yearbook”), from 2005 to 2009, the average per capita annual disposable income of the PRC’s urban residents increased from approximately RMB 3,225(approximately $474) to RMB5, 153 (approximately $1,356). According to the Yearbook, the PRC’s Gross Domestic Product (“GDP”) grew at a compound annual growth rate (“CAGR”) of 16.4% from 2005 to 2009, and its per capita GDP grew from RMB18, 494(approximately $2,719) in 2005 to approximately RMB33, 535(approximately $4,931) in 2009. During this period, national income and disposable income levels increased significantly.

With rising living standards and increasing disposable income, people in the PRC have naturally become more health conscious. These developments have resulted in both urban and rural residents spending more on healthcare. According to the PRC National Bureau of Statistics, consumer expenditure on healthcare in the PRC’s urban and rural areas increased from approximately RMB476 (approximately $70) and RMB118 (approximately $17) per person in 2003, respectively, to approximately RMB786 (approximately $115) and RMB246 (approximately $36) per person in 2007, respectively.

As part of its Eleventh Five-Year Plan (2006-2010), the PRC government has actively supported the PRC healthcare industry by creating a number of incentives and enacting programs, including increased funding for building additional hospitals, research centers and other healthcare facilities, enacting healthcare reforms and standards and subsidizing healthcare services for its citizens. The PRC government has announced it will spend an additional RMB850 billion on healthcare programs from 2009 to 2011, which will significantly bolster the PRC healthcare market.

Pharmaceutical Distribution in the PRC

The pharmaceutical distribution market connects pharmaceutical manufacturers with pharmaceutical retailers, including hospital pharmacies, drugstore chains and independent community drugstores, community clinics and other points of sale retail outlets. Distributors can increase the operating efficiencies of manufacturers by acting as the latter’s direct customers and relieving them from the burden of delivery to, and collecting payment from, numerous retailers. On the other hand, by using distributors as suppliers, retailers benefit from reduced transaction costs and administrative burdens as well as improved confidence in their product supply. The chart below illustrates the distribution value chain of pharmaceutical products in the PRC:

Typically, pharmaceutical distributors enter into agreements to purchase pharmaceutical products from manufacturers. In many cases, distributors also seek from manufacturers the right to be an exclusive distributor of a particular medicine or groups of medicines. They generate revenue by reselling these pharmaceutical products downstream and providing relevant services to customers in the retail market. In general, pharmaceutical distributors do not hire pharmaceutical sales representatives to promote medicines and healthcare products to physicians, pharmacists and other healthcare professionals. Promotional efforts are generally undertaken by the manufacturers or companies providing outsourced promotion services. However, sales teams of a distributor work with sales representatives of manufacturers to ensure that product demands are met.

In addition, large pharmaceutical distributors in the PRC offer complementary logistics and value-added services to manufacturers and retailers. In the PRC market, the ability to provide these services is highly valued and increasingly required by many larger customers, such as hospitals. As a result, a distributor’s ability to provide services constitutes a competitive advantage and enhances its relationships with customers and suppliers. These logistics and value-added services include electronic purchase orders confirmation, tailored packaging, repackaging and reprocessing services, product insurance brokerage, payment collection on behalf of manufacturers, product return, replacement or recall mechanisms, inventory tracking and management, delivery of specialty pharmaceutical products, technical support and sales assistance, import agency, customs clearance, free trade zone warehousing and other services.

Hospitals and Retail Pharmacies

In the PRC, people usually purchase medication from hospital pharmacies or retail pharmacies. Particularly, most prescribed drugs are filled in hospital pharmacies, because the drugs prescribed from doctors in a particular hospital are always reliably available. Retail pharmacies, though more convenient, do not maintain a large variety of prescribed drugs. Although as regards over the counter (“OTC”) drugs, retail pharmacies are more preferable because of their proximity to customers.

Most hospitals in the PRC are owned and operated by the PRC government. In addition, the vast majority of hospitals are located in urban areas, with rural areas suffering from both a lack of hospitals and clinics as well as qualified medical staff and resources at the facilities they do have. Hospitals in the PRC are classified under the Ministry of Health-administered hospital classification system into three classes based upon a number of factors, including reputation, the number of doctors and nurses, total number of in-patient beds, equipment and expertise. The best and largest hospitals are designated as Class III hospitals, and the second and third tiers as Class II and Class I, respectively. In 2008, 1,192, 6,780 and 4,989 were designated as Class- III, Class II, and Class I hospitals, respectively, according to Ministry of Health statistics.

While out-patients in the PRC generally fill their prescriptions at hospital pharmacies, they primarily purchase OTC medicine from retail pharmacies. To the extent that a medical condition can be treated with an OTC medicine, many Chinese choose to purchase an OTC medicine instead of seeing a doctor in a hospital for a prescription medicine.

The retail pharmacy sector in the PRC is highly fragmented, including pharmacy chain stores, individual stores, retail chain stores with OTC counters, and OTC medicine counters in supermarkets. While they are expanding quickly, neither pharmacy chain stores nor retail chain stores with OTC medicine counters have developed a nationwide presence in the PRC. Retail pharmacies grew at a 16% CAGR, 2% higher than the growth rate of hospital pharmacies during the period of 2002 to 2007. As a result, the market share of retail drugstores increases from 27.3% in 2002 to 29.4% in 2007. (It cites from Morgan Stanley Research February 6, 2009, China Pharmaceuticals)

Future Development

Consolidation Needed to Survive in Fragmented Industry

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Currently, the pharmaceutical distribution industry in China is highly fragmented. There were more than 9,000 GSP-certified pharmaceutical distributors as of 2007 according to the South Medicine Economics Research Institute, an affiliate of the SFDA. According to China Association of Pharmaceutical Commerce (CAPC), the three largest pharmaceutical distributors in China accounted for only approximately 20.0% of the PRC pharmaceutical distribution industry in 2008, in terms of their share of the total revenues of the pharmaceutical distribution industry in China. Given the level of fragmentation in the pharmaceutical distribution industry, we believe that only large distributors with effective nationwide distribution capabilities, value-added supply chain services and large-scale operations will thrive.

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In 2007, the top ten drugstore chains produced 37% of the sales from the top 100 drugstore chains. Retail drugstores can be categorized into three major types: individual stores, drugstore chains, and over-the-counter in supermarket or chain stores. (It cites from Morgan Stanley Research  February 6, 2009, China Pharmaceuticals)

Low Barriers to Entry for Start-ups

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To open a drugstore is relatively easy in the PRC. Although a GSP certification and registration with the local government are required, more than 100,000 drugstores were opened in the last two years. By the end of 2009, there were 378,581 drugstores including 244,934 individual stores.

Increasing Numbers of Chain Drugstores

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According to SFDA’s report, there exist 2,051 chain drugstore companies managing 133,647 chain drugstores in the PRC. Facing the fierce market competition and changes in government policies, more and more individual drugstores are seeking to consolidate their operations. (It cites from 2010 Deep Study Report of China Pharmaceutical Economics)

Government Policies Shifting the Balance to Drugstores

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Government policy encourages drugstores to take more business from hospital pharmacies. We expect this trend to continue due to: 1) the government‘s intention to separate pharmacies from hospitals – an effort to avoid potential conflicts of interest between distributors and doctors, 2) the use of drug names instead of brand names to enable fair selection by the patient, and 3) the intention to make prescription medicines that were only available in hospital pharmacies available in retail drugstores as well.

Offering Non-Drug Products and Services

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Retail drugstores are now more diverse in terms of services and products. Some drugstores offer in-house doctors for quick consultations. Non-pharmaceutical health products such as nutritional supplements and personal healthcare consumables are also available. These new revenue streams complement the traditional sales of OTC--only drugs.

Competition

Competitive Environment

Through our PRC Subsidiaries, we are now engaged in pharmaceutical wholesale and distribution, Chinese herb cultivation and sales, preparation and sales of Chinese medicine raw materials and sales of health products. In the rapidly evolving and highly fragmented PRC pharmaceutical industry, we face fierce competition in each of our operations.

Yaoyuan

Relying on its modern warehouse management systems and high storage capacity, Yaoyuan maintains its competitive advantages in the market. Below is a list of who we believe are its five major competitors in the pharmaceutical business:

Competitors	Competing Business Line

Shandong Jointown Pharmaceutical Group	Distribution

Ji’nan Zhongxin Pharmaceutical Co., Ltd.	TCM raw materials, TCM products, chemical preparation, antibiotics, medical equipment

Ji’nan Pharmaceutical Group Co., Ltd.	TCM raw materials, TCM products, chemical preparation, antibiotics, medical equipment

Shandong Daxun Pharmaceutical Logistics Co.	Distribution

Ji’nan Hengfeng Weiye Pharmaceutical Co.	TCM raw materials, TCM products, chemical preparation, antibiotics, medical equipment

Tongdetang

Tongdetang faces fierce competition in local pharmaceutical distribution business in Tonghua region. Below is a list of its major competitors:

Competitors	Competing Business Line

Tonghua Tianxiang Pharmaceuticals Co.	Pharmaceutical wholesale and distribution

TonghuaXiuzhengtang Drug Wholesale Co.	Pharmaceutical wholesale and distribution

Tonghua Medicine Plaza Co.	Pharmaceutical wholesale and distribution

Tonghua Boxiang Mega Chain Drugstores Co.	Pharmaceutical wholesale and distribution

Tonghua Medicing & TCM Materials Co.	Pharmaceutical wholesale and distribution

Xuelingxian

There are 26 pharmaceutical companies including three to five herb cultivation companies operating in Bozhou city of Anhui province. Xuelingxian faces direct competition from 25 local Chinese medicine manufacturers. Below is a list of Xuelingxian’s major competitors:

Competitors	Competing Business Line

Bozhou Jianqiao Medicine Co.	Pharmaceutical wholesale

Anhui Bozhou Medicine & TCM Materials Co.	Pharmaceutical wholesale

Anhui Bozhou Drug Procurement Station	Pharmaceutical wholesale

Bozhou Hengcheng Medicine Co.	Pharmaceutical wholesale

Bozhou Rainbow GAP Herb Planting Co.	TCM cultivation, seed breeding and GAP planting base construction, herbs trading and agriculture products procurement

Our Competitive Strengths

We believe that by leveraging the following strengths, we can effectively compete and enhance our market position.

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Extensive sales network and broad product portfolio. We have an extensive distribution network covering Shandong, Jilin and Anhui provinces. We also have a broad product portfolio of over 8,200 different types of pharmaceutical and healthcare products. We believe our distribution network and product portfolio is broader than those of our local competitors.

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Strong relationships with customers and suppliers. We had entered contracts with numerous reputable domestic pharmaceutical and healthcare products manufacturers, and have maintained close business relationships with these leading manufacturers. We also have good long-time relationship with our customers, comprising of hospitals, other distributors, retail drug stores and other entities that sell pharmaceutical and healthcare products, located throughout the PRC. We believe that the breadth of our distribution network and product portfolio, and our advanced value added and logistics services, strengthens our existing supplier and customer relationships, allows us to respond quickly and efficiently to our customers’ pharmaceutical requirements and enables us to pursue new relationships with key pharmaceutical and healthcare product suppliers.

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Advanced value-added supply chain services. We provide advanced value-added supply chain services, such as supplier solutions, online product ordering, inventory tracking and management, distribution center management as well as supply chain management for middle-small size distributors. Our value-added services benefit our customers by improving the delivery of pharmaceutical and healthcare products to patients, lowering their overall costs in the pharmaceutical supply chain, and benefit our suppliers by ensuring the quality and timely distribution of their products and meeting their needs for operational flexibility, efficiency and cost-effectiveness.

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Comprehensive logistics arrangements. We provide comprehensive logistics arrangements, consisting of storage, warehousing, and long-distance, regional and local transportation and delivery services through our logistics infrastructure. Our logistics arrangements aim to manage the flow of products and information with high efficiency and precision, as well as minimize our inventory holding costs.

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Integrated business units. We have achieved cost advantages and stability in upstream quality TCM supply through our herb-cultivating subsidiary, Xuelingxian. Through Yaoyuan and Tongdetang, we are able to directly deliver our aggregated TCM and healthy products from the herb plating bases, private label drugs from the manufacturing business and OEM drugs from the distribution business to either our own retail pharmacy or other downstream customers. The integration of our three business units provide significant operating and margin synergies. In this regard, we believe we can achieve a significant integrated value chain return from our vertically consolidated business and significant synergy which provides us with a competitive edge over our competitors.

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Experienced management team. We are led by a team of highly experienced professionals in the fields of pharmaceutical manufacture, distribution and retail. The majority of our senior management team possesses an average of 15 years of related industry experience. Our strong management team has rich industry resources as well as extensive experience in mergers and acquisitions in the pharmaceutical industry, and has been active in capturing market opportunities, forming and implementing successful business strategies, assessing and managing risks, directing our expansion efforts to high growth areas and increasing our overall profitability. We believe that we have the requisite leadership to reinforce our core strengths and execute our business strategies.

Business Strategy

We intend to grow by developing new products and expanding our existing distribution and sales networks. We also intend to implement a growth strategy through acquisitions of companies or operations that complement our existing distribution networks, product lines, or other capabilities.

We intend to continue to improve our operations, exploit our competitive strengths, and expand our operations by extending our direct geographical reach in China through establishing or acquiring new distribution centers.Our goal is to of have a facility in each province in China in the next 3-5 years. We intend to bolster our direct selling efforts to hospitals, in order to build stronger relationships with these significant customers. We also expect to enhance our penetration into new customer categories and demographics. We will also seek to optimize our product portfolio to include more products with higher margins and expand our product offerings. Further, we intend to distinguish ourselves through the variety and depth of our products and value-added services, operational flexibility and rapid and responsive customer support. We also believe we can capitalize on significant market opportunities inthe rapidly growing PRC pharmaceutical industry by expanding our existing market coverage andenhancing strategic cooperation with our suppliers and customers.

We plan to continue to build upon our integrated business platform in order to enhance the synergies that arise from our pharmaceutical operations spanning the distribution, retail andmanufacturing of pharmaceutical, healthcare products and TCM products. We plan to leverage our existing businesses to capitalize on particular opportunities that may arise andcreate efficiencies and cost savings in our business operations. We also plan to utilize our extensive distribution network to provide reliable supply channels for our prospective retail drug stores customers which, in turn, will sell the pharmaceutical and healthcare products supplied by our distribution network. Further, we intend to utilize outside pharmaceutical manufacturing operations to produce OEM products for either our distribution operation or prospective retail pharmacy customers prior to the establishment of our own pharmaceutical manufacturing operations.

Research and Development

We currently do not conduct any research and development activities.

Intellectual Property

We regard our trademarks as a critical factor to our success. We do not own any trademarks. However, we own two trademark use rights - “Xuelingxian” and “Yaoyuan”. Trademark “Xuelingxian” is owned by a former shareholder of Xuelingxian, Jingsheng Wang pursuant to a license agreement dated January 1, 2009 for a term from January 1, 2009 to January 1, 2014.  “Yaoyuan” is owned by a former shareholder of Yaoyuan, Yanliang Song pursuant to a license agreement dated April 7, 2010 for a term from April 7, 2010 to April 6, 2020. We do not have to pay any license fee to Jingsheng Wang and Yanliang Song for the use of the trademark. We do not have to pay any license fee to Jingsheng Wang and Yanliang Song  for the use of the trademarks.

Mark	Registration Number	Category	Effective Date	Expiration Date	Owner

3836034
Class 5. Pharmaceutical and veterinary preparations; sanitary preparations for medical purposes; dietetic substances adapted for medical use, food for babies; plasters, materials for dressings; material for stopping teeth, dental wax; disinfectants; preparations for destroying vermin; fungicides, herbicides.
			April 28, 2006	April 27, 2016	Jingsheng Wang

6725571
Class 17. For drug packaging- PVC rigid sheet (semi processing); PVC plastic pipe; PVC plastic pipe; polychlorinated; Vinyl PVC plastic rod; PVC plastic articles; plastic pipe, plastic board; fill crack with chemical compounds; non-metallic hose
			April 4, 2010	April 6, 2020	Yanliang Song

Insurance

We maintain property insurance policies covering our inventory in Yaoyuan’s warehouse for losses due to fire, earthquake, flood and a wide range of other disasters. We also maintain limited insurance coverage for our inventory in transit from our warehouse to our customers. The total insurance coverage for Yaoyuan’s inventory was RMB 20 million (approximately $2.9 million) from November 2009 to November 2010 and we have paid RMB 7,000 (approximately $1,030) in insurance premiums for the coverage. In addition, like other similar companies in the PRC, we do not carry product liability insurance, and we do not have any business interruption insurance due to the limited coverage of any business interruption insurance in the PRC.

Employees

Yaoyuan

Yaoyuan had 212 employees, all of whom are full-time workers and are based in Shandong province, PRC. There are no collective bargaining contracts covering any of our employees. We believe our relationship with our employees is satisfactory.

Below is a breakdown of Yaoyuan’s employees:

Category	Number of Employees
Senior Management	3
Financial Department	13
Logistics Department	20
Primary Medical Department	2
IT Department	1
Administrative Department	10
Sales Department	74
Business Department	76
Medical Equipment Department	4
Hospital Department	2
Quality Department	7

Tongdetang

Tongdetang had 95 employees, all of whom are full time workers and are based in Jilin province, PRC. There are no collective bargaining contracts covering any of our employees. We believe our relationship with our employees is satisfactory.

Below is a breakdown of Tongdetang’s employees:

Category	Number of Employees
Financial Department	6
Warehouse Department	10
Administrative Department	2
Sales Department	53
Quality Department	10
Procurement Department	14

Xuelingxian

Xuelingxian had 185 employees, all of whom are full time workers and are based in Anhui province, PRC. There are no collective bargaining contracts covering any of our employees. We believe our relationship with our employees is satisfactory.

Below is a breakdown of Xuelingxian’s employees:

Category	Number of Employees
Financial Department	4
Warehouse Department	7
Administrative Department	3
Sales Department	12
Business Department	152
Quality Department	7

We are required to contribute a portion of our employees’ total salaries to the PRC government’s social insurance funds, including pension insurance, medical insurance, unemployment insurance, work-related injury insurance, and maternity insurance, in accordance with relevant regulations.

We have purchased work injury insurance, endowment insurance and medical insurance for management. Some of our other employees have asked to purchase such insurances and we have made the relevant deductions and accruals to account for such purchases.

Effective January 1, 2008, the PRC introduced a new labor contract law that enhances rights for the nation's workers, including open-ended work contracts and severance pay. The legislation requires employers to provide written contracts to their workers, restricts the use of temporary laborers and makes it harder to lay off employees. It also requires that employees with fixed-term contracts be entitled to an indefinite-term contract after a fixed-term contract is renewed twice. Although the new labor contract law will increase our labor costs, we do not anticipate there will be any significantly effects on our overall profitability in the near future since such amount was historically not material to our operating cost. Management anticipates this may be a step toward improving candidate retention for skilled workers.

Government Regulations

Below is a list of agencies which may have a jurisdiction over our business:

Agency	Functions

State Food and Drug Administration (“SFDA”)
Supervise the entire process from research and development, manufacturing, and distribution to utilization of drugs; supervise and coordinate the safety management of food, health food and cosmetics and organize investigations of serious accidents.

National Development and Reform Commission (“NDRC”)
Make strategic and mid- to long-term plans for the PRC healthcare industry; regulate drug prices; manage disaster relief funds and carry out healthcare development projects sponsored by the government.

Ministry of Commerce (“MOFCOM”)	Formulate regulations and policies on foreign trade, foreign direct investments, consumer protection, and market competition; negotiate bilateral and multilateral trade agreements.

State Administration of Traditional Chinese Medicine (“SATCM”)	Draft Traditional Chinese Medicine (“TCM”) industry development strategies, planning, policies, standards, related laws and regulations.

Ministry of Labor and Social Security (“MOLSS”)	Manage state medical insurance systems.

Ministry of Health (“MOH”)	Guide healthcare reform; compile the basic insurance drug list and draw up procurement regulations for non-profit hospitals (i.e., state-owned hospitals).

National Population and Family Planning Commission (“NPFPC”)
Propose guidelines and policies for the national family planning programs; draft laws and regulations related to population and family planning; assist the related departments to formulate social and economic policies so as to promote the implementation of comprehensive approaches for population and family planning programs.

Ministry of Science and Technology (“MST”)	Lay out science and technology development plans and policies; draft relevant regulations and rules and guarantee implementation of regulations and rules

General Administration of Quality Supervision, Inspection and Quarantine (“AQSIQ”)
Manage national quality, metrology, entry-exit commodity inspection, entry-exit health quarantine, entry-exit animal and plant quarantine, import-export food safety, certification, accreditation, and standardization, as well as enforce administrative laws

State Administration of Taxation (“SAT”)	Draft tax regulations and implementation rules and propose tax policies.

State Administration of Foreign Exchange (“SAFE”)	Make regulations and policies governing foreign exchange market activities and manage state foreign exchange reserves.

As a business operating in the PRC, we are subject to various regulations and permit systems by the PRC government. These regulations cover many of our products, including herbal products, over-the-counter medicines and prescription medications.

Pharmaceutical Product Distribution

We are subject to the Drug Administration Law of the PRC, which governs the licensing, manufacturing, marketing and distribution of pharmaceutical products in the PRC and sets penalties for violations of the law.  Distributors of pharmaceutical products are required to obtain permits from the appropriate provincial or county level SFDA where the pharmaceutical distribution enterprise is located.  The grant of such permits is subject to an inspection of a distributor's facilities, warehouses, hygienic environment, quality control systems, personnel and equipment.  Pharmaceutical distribution permits have five year terms and distributors must apply for renewal no later than six months prior to the expiration date of the permit.  Yaoyuan and Tongdetang have wholesale pharmaceutical distribution permits which expire on various dates.

Additionally, under the Supervision and Administration Rules on Pharmaceutical Product Distribution disseminated by the SFDA on January 31, 2007, and effective May 1, 2007, a pharmaceutical product distributor is accountable for its procurement and sales activities and is liable for the actions of its employees or agents in connection with their conduct of distribution on behalf of the distributor.  Retail distributors may not sell prescription pharmaceutical products, or Part A (discussed under the heading “insurance catalogue) over-the-counter pharmaceutical products, listed in the national or provincial medical insurance catalogs without a prescription from a certified in-store pharmacist.

Online Pharmaceutical Operation Permit

The Measures regarding the Administration of Drug Information Service over the Internet, effective on July 8, 2004, define the delivery of free publicly available drug information services over the internet as a non-profit online drug information service. This service requires a qualification certificate from the provincial food and drug administration. The provincial food and drug administration must file its approval with the SFDA for records and make a public announcement. The qualification certificate is valid for five years and may be renewed by filing for an extension at least six months prior to its expiration date and undergoing a reexamination by the relevant authority.

Yaoyuan obtained an internet drug information service qualification certificate from Shandong Food and Drug Administration on November 26, 2009 and the certificate is valid until November 16, 2013.

Good Supply Practice Standards

We are required to operate in accordance with Good Supply Practice (“GSP”) standards that regulate wholesale and retail pharmaceutical product distributors.  The GSP standards ensure the quality of distribution of pharmaceutical products in the PRC. Pursuant to applicable GSP standards, we must implement strict controls on the distribution of our pharmaceutical products, including those concerning staff qualifications, distribution premises, warehouses, inspection equipment and facilities, management and quality control.  Additionally, we are subject to inspections organized by the local drug regulatory department of the people's government of the province, autonomous region or municipality directly under the PRC central government.  All our subsidiaries received GSP Certificates from various SFDA bureaus, which expire on various days, and are subject to periodic renewal.

Good Agricultural Practice Standards

The State Food and Drug Administration issued Good Agricultural Practice (“GAP”) for Chinese Crude Drugs on June 1, 2002. Currently, GAP is not a compulsory practice applicable to all Chinese herb planting entities.

Insurance Catalogue

Pursuant to the Decision of the State Council on the Establishment of the State Basic Medical Insurance System for Urban Employees and the Implementation Measures for the Administration of the Scope of Medical Insurance Coverage for Pharmaceuticals for Urban Employees, the Ministry of Labor and Social Security in the PRC has established a national Insurance Catalogue (the “Insurance Catalog”), in which the retail prices of certain pharmaceutical products are listed and subject to price controls in the form of fixed prices or price ceilings by the PRC government.  Manufacturers and distributors are not permitted to set or change the retail price for any price-controlled product above the applicable price ceiling or deviate from the applicable fixed price imposed by the PRC government.  The prices of other pharmaceuticals that are not subject to price controls are determined by the pharmaceutical manufacturers, subject, in certain cases, to providing notice to the provincial pricing authorities.

The Price Control Office of National Development and Reform Commission (“NDRC”), as well as provincial and regional price control authorities, set the retail prices of products that are subject to price controls.  The wholesale price of the pharmaceutical products subject to the price controls are generally determined by the set retail price.  The maximum prices of such pharmaceutical products are published by the state and provincial administration authorities from time to time.  Only the pharmaceutical product manufacturer can apply for an increase in the retail price of the product.  All of our pharmaceutical products are subject to price controls.

The pharmaceuticals included in the Insurance Catalogue are selected by the PRC government authorities based on various factors including treatment requirements, frequency of use, effectiveness and price. Medicines included in the Insurance Catalogue are subject to price control by the PRC government.  The Insurance Catalogue is revised every two years.  In connection with each revision, the relevant provincial drug authority collects proposals from relevant enterprises before organizing a comprehensive appraisal.  The SFDA then makes the final decision on any revisions based on the preliminary opinion suggested by the provincial drug administration.

The Insurance Catalogue is divided into Parts A and B.  The pharmaceuticals included in Part A are designated by the Chinese governmental authorities for general application.  Local governmental authorities may not adjust the content of pharmaceuticals in Part A.  Although the pharmaceuticals included in Part B are designated by PRC governmental authorities in the first instance, provincial level authorities may make limited changes to the medicines included in Part B, resulting in some regional variations in the pharmaceuticals included in Part B from region to region.

Patients purchasing medicines included in Part A are entitled to reimbursement of the costs of such medicines from the social medical fund in accordance with relevant regulations in the PRC.  Patients purchasing medicines included in Part B are required to pay a predetermined proportion of the costs of such medicines.

PRC National Medical Insurance Program

Eligible participants in the PRC national medical insurance program, mainly consisting of urban residents, can purchase pharmaceuticals in an authorized pharmacy by presenting their medical insurance cards if the pharmaceuticals purchased are included in the national or provincial medical insurance catalogues.  Authorized pharmacies can generally either sell pharmaceuticals on credit and obtain reimbursement from relevant government social security bureaus on a monthly basis, or accept payments from the participants at the of the purchase, and the participants in turn obtain reimbursement from relevant government social security bureaus.

Purchases of Part A pharmaceutical products are generally fully reimbursable, except for certain Part A pharmaceutical products that are only reimbursable to the extent the medicine is used the purposes stated in the insurance catalogs.  Only a portion of purchases of Part B pharmaceuticals are reimbursable; participants purchasing Part B pharmaceutical products must make a certain co-payment which is not reimbursable.  Participants have varying amounts in their individual accounts, which vary based on the contributions made by the participants and his or her employer.  Different regions in the PRC have different requirements regarding the caps of reimbursements in excess of the amounts in the individual accounts.

Pharmaceutical Product Advertisement

The Standards for Examination and Publication of Advertisements of Pharmaceutical Products and Rules for Examination of Advertisement of Pharmaceutical Products, promulgated by the PRC State Administration of Industry and Commerce (“SAIC”) and SFDA, prevent the deceptive and misleading advertising of pharmaceutical products.  These regulations prohibit the advertisement of certain pharmaceutical products and mandate that prescription pharmaceuticals only be advertised in certain authorized medical magazines upon obtaining proper approval from the provincial level food and drug administration.

Environmental Regulations

The major environmental regulations applicable to us include the PRC Environmental Protection Law, the PRC Law on the Prevention and Control of Water Pollution and its Implementation Rules, the PRC Law on the Prevention and Control of Air Pollution and its Implementation Rules, the PRC Law on the Prevention and Control of Solid Waste Pollution, and the PRC Law on the Prevention and Control of Noise Pollution.

We have not been named as a defendant in any legal proceedings alleging violation of environmental laws and have no reasonable basis to believe that there is any threatened claim, action or legal proceedings against us that would have a material adverse effect on our business, financial condition or results of operations due to any non-compliance with environmental laws.

Intellectual Property

Trademark

In the PRC, the Trademark Office administers the system of trademark law (Trademark Review and Adjudication Board and the courts administer the appeal function). The two principal pieces of legislation forming the trademark system are the Trademark Law and the Unfair Competition Law. The Trademark Law of the PRC stipulates that goods mark, service mark, collective mark and certification mark can be registered in the PRC and the holder of the marks can obtain exclusive trademark rights. Trademarks should be visible marks, including words, device, letters, digits, 3-D marks and combinations of colors, and combinations of any of the aforementioned. Sound or smell is not registrable yet in the PRC.

A trademark applicant must file an application with the PRC Trademark Office. Normally, the Trademark Office renders a decision within 18 months after it receives all supporting documents. If the Trademark Office approves the application, the mark will be published in the PRC Trademark Gazette. After the mark is published, there will be a three-month opposition period. If nobody files opposition within that period, the application will mature into registration. The Trademark Office will then issue the certificate and the Trademark Gazette will publish the mark again as a registered mark.

The term of trademark protection is ten years from the date the registration is granted. The registrant may renew the trademark for an additional ten year term within six months before the expiration date of the mark's present term. Where no such application could be filed within the stated period, a grace period of six months may be allowed. If the registrant does not file for renewal within the grace period, the registered trademark will be canceled. Currently, the applicant does not need to prove the use of the trademark prior to renewal.

However, registration of a mark may be blocked by an unregistered famous mark in the PRC in accordance with the PRC’s Trademark Law and obligations under the Paris Convention and the 1995 United States-China Intellectual Property Protection Agreement ("IP Action Plan"), provided that the owner of the famous mark can prove that the mark was well-known in the PRC before the filing date of the similar mark. Owners of unregistered famous mark may also bring oppositions or cancellations for previously registered marks, based on Articles 13, 30 and 41 of the Trademark Law.

Without authorization from the trademark owner, no one may use a mark identical or similar to the registered mark on identical or similar goods as the registered mark. Infringers will be subject to administrative, civil or criminal punishment. The damages awarded to the trademark owner will be calculated upon the illegal profits of the infringer and actual losses to the rights owner. In the event that the damages from infringement are difficult to calculate, the statutory maximum compensation will be RMB 500,000 (about US $61,000), which may be a real deterrent in some cases. In addition, the trademark owner may apply to a competent court for preliminary injunction against ongoing or threatened trademark infringement before a lawsuit is initiated.

Tax

Pursuant to the Provisional Regulation of the PRC on Value Added Tax (“VAT”) and their implementing rules, all entities and individuals that are engaged in the sale of goods, the provision of repairs and replacement services and the importation of goods in the PRC are generally required to pay VAT at a rate of 17% of the gross sales proceeds received, less any deductible VAT already paid or borne by the taxpayer. Further, when exporting goods, the exporter is entitled to a portion of or all the refund of VAT that it has already paid or borne.

Pursuant tothe PRC Enterprise Income Tax Law and its Implementation Rules, companies engaged in the cultivation or basic processing of TCM are exempt from enterprise income tax on sales revenue of TCM they grow or process. In accordance with the PRC Value-Added Tax Tentative Provisions and its Implementation Rules, income generated from sales of self-cultivated TCM is also exempt from value-added tax. Xuelingxian grows TCM and also carries out basic treatments of TCM, therefore it does not pay any enterprise income tax or VAT on the income arising from sales of TCM it grows nor does it pay any enterprise income tax on the sales revenue from basic treated TCM.

Compliance with Circular 106 and the Revised M&A regulations

On May 29, 2007, SAFE issued an official notice known as “Circular 106”, which requires the owners of any PRC companies to obtain approval from Ministry of Finance (“MOFCOM”) before establishing any offshore holding company structure in so-called “round-trip” investment transactions (a round-trip investment refers to an investment made by a PRC resident in a PRC enterprise through an offshore special purpose vehicle) for foreign financing as well as subsequent acquisition matters in the PRC. Likewise, on August 8, 2006, MOFCOM joined by State-owned Assets Supervision and Administration Commission, State Administration of Taxation, SAIC, CSRC and SAFE, released a substantially amended version of the Provisions for Foreign Investors to Merge with or Acquire Domestic Enterprises (the “Revised M&A Regulations”) which imposed approval requirements from MOFCOM for “round-trip” investment transactions, including acquisitions in which equity was used as consideration.

Foreign Currency Exchange

Under the PRC foreign currency exchange regulations applicable to us, the RMB is convertible for current account items, including the distribution of dividends, interest payments, trade and service-related foreign exchange transactions. Conversion of RMB for capital account items, such as direct investment, loan, security investment and repatriation of investment, however, is still subject to the approval of the PRC State Administration of Foreign Exchange, or SAFE. Foreign-invested enterprises may only buy, sell and/or remit foreign currencies at those banks authorized to conduct foreign exchange business after providing valid commercial documents and, in the case of capital account item transactions, obtaining approval from the SAFE. Capital investments by foreign-invested enterprises outside of the PRC are also subject to limitations, which include approvals by the Ministry of Commerce, the SAFE and the State Reform and Development Commission.

Dividend Distributions

Under applicable PRC regulations, foreign-invested enterprises in the PRC may pay dividends only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, a foreign-invested enterprise in the PRC are required to set aside at least 10% of their after-tax profit based on PRC accounting standards each year to its general reserves until the accumulative amount of such reserves reach 50% of its registered capital. These reserves are not distributable as cash dividends.

Approvals, Licenses and Certificates

We require a number of approvals, licenses and certificates in order to operate our business. Our principal approvals, licenses and certificates are set forth below.

Yaoyuan

•	Business License (No.370100000030386) issued by Shandong Province Administration of Industry and Commerce, valid from November 1, 2005 to June 28, 2030.

•
Certificate for Drug Information Service over the Internet PRC issued by Shandong Province Food and Drug Administration (No.: (Lu) non-operational-2008-0009) with an expiration date of November 16, 2013.

•
License for Medical Device Operation Enterprise of PRC issued by Shandong Province Food and Drug Administration (No: Lu 012410 (T)), the valid period of which is from January 29, 2010 to January 28, 2015.

•	Social Insurance Register (No. 0010010239) issued by Ministry of Human Resources and Social Security of the PRC.

•	Tax Registration Certificate (Shandong Yaoyuan Pharmaceutical Co., Ltd., No. 370112780611311) issued by State Administration of Taxation and local administration of taxation in 2010.

•	Pharmaceutical Trading License (No. Lu AA0100714) issued by the Jinan City Food and Drug Administration with an expiration date of September 7, 2010.

•	Certificate for Goods Supply Practice (No: A-SD06-024) issued by Shandong Province Food and Drug Administration which is valid until February 27, 2011.

•	Organization Code Certificate (Code: 78061131–1) issued by Shandong Bureau of Quality and Technical Supervision, the valid period of which is from August 18, 2009 to August 18, 2013.

•	License for Road Transportation & Operation (No. 370102408281) issued by Ministry of Communication of the PRC, the valid period of which is from September 8, 2008 to September 7, 2012.

Tongdetang

•	Business License (Tonghua Tongdetang Pharmaceutical Co., Ltd. No. 220500000002444) issued by Tonghua City Administration of Industry and Commerce, valid from February 2, 2002 to February 5, 2030.

•	Organization Code Certificate (No. 73257943-3) issued by Tonghua Bureau of Quality and Technical Supervision, valid from May 23, 2007 to May 22, 2011.

•	Tax Registration Certificate (No: 220503732579439) issued by Tonghua City Administration of Industry and Commerce on April 12, 2007.

•	Certificate for Goods Supply Practice (No: A-JL09-154) issued by Jilin Province Food and Drug Administration, valid from May 12, 2009 to May 11, 2014.

Xuelingxian

•	Business License (No.341600000022207 (1-1)) issued by Anhui Province Administration of Industry and Commerce, valid from June 8, 2010 to June 8, 2030.

•	Pharmaceutical Trading Enterprise License (No. Wan AA0300166) issued by Anhui Province Food and Drug Administration on June 27, 2008

•	Organization Code Certificate (Code No. 67758291-1) issued by Bozhou City Bureau of Quality and Technical Supervision, valid from July 24, 2008 to July 24, 2012.

•	Certificate for Goods Supply Practice (No: A-AH09-040) issued by Anhui Province Food and Drug Administration, valid from February 1, 2009 to January 31, 2014.

•	Food Hygiene License (No. 341601-0469) issued by Public Health Bureau of Bozhou City, valid from May 31, 2009 to May 30, 2013.

•	Tax Registration Certificate (Anhui Xuelingxian Pharmaceutical Co., Ltd., No: 341600677582911) issued by Bozhou City Administration of Industry and Commerce on June 11, 2009.

•	Industrial Product Manufacture Permit (No. OS3416 1402 0136) issued by Anhui Province Bureau of Quality and Technical Supervision, valid from June 15, 2010 to June 24, 2013.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and the other information contained in this report before deciding to invest in our common stock.

Risks Related To Our Business

The purchase of many of our products is discretionary, and may be particularly affected by adverse trends in the general economy; therefore challenging economic conditions may make it more difficult for us to generate revenue.

Our business is affected by global, national and local economic conditions since many of the products we sell are discretionary and we depend, to a significant extent, upon a number of factors relating to discretionary consumer spending in the PRC.  These factors include economic conditions and perceptions of such conditions by consumers, employment rates, the level of consumers' disposable income, business conditions, interest rates, consumer debt levels, availability of credit and levels of taxation in regional and local markets in the PRC where we sell such products.  There can be no assurance that consumer spending on the products we sell, will not be adversely affected by changes in general economic conditions in the PRC and globally.

The success of our business depends on our ability to market and advertise the products we sell effectively.

Our ability to establish effective marketing and advertising campaigns is key to our success.  Our advertisements promote our corporate image, our merchandise and the pricing of such products.  If we are unable to increase awareness of our brands and our products, we may not be able to attract new customers.  Our marketing activities may not be successful in promoting the products we sell or pricing strategies or in retaining and increasing our customer base.  We cannot assure you that our marketing programs will be adequate to support our future growth, which may result in a material adverse effect on our results of operations.

We may be unable to identify and respond effectively to shifting customer preferences, and we may fail to optimize our product offerings and inventory position.

Consumer preferences in the pharmaceutical industry change rapidly and are difficult to predict.  The success of our business depends on our ability to predict accurately and respond to future changes in consumer preferences, carry the inventory demanded by customers, deliver the appropriate quality of products, price products correctly and implement effective purchasing procedures.  We must optimize our product selection and inventory positions based on consumer preferences and sales trends.  If we fail to anticipate, identify or react appropriately to changes in consumer preferences and adapt our product selection to these changing preferences, we could experience excess inventories, higher than normal markdowns or an inability to sell the products we sell, which, in turn, could significantly reduce our revenue and have a material adverse effect on our business, financial condition and results of operations.

If we fail to maintain optimal inventory levels, our inventory holding costs could increase or cause us to lose sales, either of which could have a material adverse effect on our business, financial condition and results of operations.

While we must maintain sufficient inventory levels to operate our business successfully and meet our customers' demands, we must be careful to avoid amassing excess inventory.  Changing consumer demands, manufacturer backorders and uncertainty surrounding new product launches expose us to increased inventory risks.  Demand for products can change rapidly and unexpectedly, including the time between when the product is ordered from the supplier to the time it is offered for sale.  We carry a wide variety of products and must maintain sufficient inventory levels of the products we sell.  We may be unable to sell certain products in the event that consumer demand changes.  Our inventory holding costs will increase if we carry excess inventory.  However, if we do not have a sufficient inventory of a product to fulfill customer orders, we may lose orders or customers, which may adversely affect our business, financial condition and results of operations.  We cannot assure you that we can accurately predict consumer demand and events and avoid over-stocking or under-stocking products.

We may not be able to optimize the management of our distribution network or be successful in expanding our distribution network.

We sell substantially all of our products to our customers through our distribution network which comprises initial three distribution companies that are located in three provinces in the PRC. Our ability to meet customer demand may be significantly limited if we do not successfully operate our distribution centers and logistics facilities as well as efficiently conduct our distribution activities, or if one or more of our distribution centers or logistics facilities are destroyed or shut down for any reason, including as a result of a natural disaster. Any disruption in the operation of our distribution network could result in higher costs or longer lead times associated with distributing our products. In addition, as it is difficult to predict accurate sales volumes in our industry, we may be unable to optimize our distribution activities, which may result in excess or insufficient inventory, warehousing, fulfillment of logistics or value-added services, or distribution capacity. In addition, failure to effectively control product damage or spoilage during the distribution process could decrease our operating margins and reduce our profitability.

We intend to expand our distribution network to include additional cities and rural areas in the PRC to expand our geographic reach to customers. However, we may not be successful in expanding our distribution network. Our distribution, logistics and value-added services and products may face competition from similar services and products offered by our competitors. Therefore, the success of our proposed expansion will depend on many factors, including our ability to form relationships with, and manage an increasing number of, customers nationwide and optimize our distribution channels. We must also be able to anticipate and respond effectively to competition posed by other pharmaceutical distributors. If we fail to expand our distribution network in the PRC as planned or if we are unable to compete effectively with other distributors, our business, financial condition and results of operations may be materially and adversely affected.

If all or a significant portion of our customers with accounts receivables fail to pay all or part of the trade receivables or delay the repayment, our net income will decrease and our profitability will be adversely affected.

We had accounts receivables, net of allowance for doubtful accounts, of approximately $11,707,848 as of December 31, 2009. There is no assurance that our accounts receivables will be fully repaid on a timely basis.  If all or a significant portion of our customers with accounts receivables fail to pay all or part of the accounts receivables or delay the payment due to us for whatever reason, our net profit will decrease and our profitability will be adversely affected.

A major failure of our information systems could harm our business.

We depend on information systems to process transactions, manage inventory, purchase, sell and ship goods on a timely basis, and maintain cost-efficient operations. Any material disruption or slowdown of our systems could cause information to be lost or delayed, which could have a negative effect on our business. We may experience operational problems with our information systems as a result of system failures, viruses, computer “hackers” or other causes and our business, financial condition and results of operations will be adversely affected.

Our operations would be materially adversely affected if third-party carriers were unable to transport our products on a timely basis.

All of our products are shipped through third party carriers.  If a strike or other event prevented or disrupted these carriers from transporting our products, other carriers may be unavailable or may not have the capacity to deliver our products to our customers.  If adequate third party sources to ship our products were unavailable at any time, our business would be materially adversely affected.

Certain disruptions in supply of and changes in the competitive environment for our products may adversely affect our profitability.

We will carry a broad range of merchandise.  A significant disruption in the supply of these products could decrease inventory levels and sales, and materially adversely affect our business and financial results.  Shortages of products or interruptions in transportation systems, labor strikes, work stoppages, war, acts of terrorism or other interruptions or difficulties in the employment of labor or transportation in the markets in which we purchase products may adversely affect our ability to maintain sufficient inventories of our products to meet consumer demand.  If we were to experience a significant or prolonged shortage of products from any of our suppliers and could not procure the products from other sources, we would be unable to meet customer demand, which, in turn, would adversely affect our sales, margins and customer relations.

Adverse weather conditions, natural disasters, pestilences and other natural conditions can affect our Chinese herbal cultivation and the raw material costs of certain medications, which can adversely affect our operations and our results of operations.

The ingredients and raw materials that are used in certain medications are vulnerable to adverse weather conditions and natural disasters, such as floods, droughts, frosts, earthquakes and pestilences. Adverse weather conditions may be impacted by global warming and other factors. Adverse weather conditions and natural disasters can reduce crop size and crop quality and thus have an adverse effect on our production of Chinese herbal medicines. Adverse weather conditions could also in turn could reduce our supplies from third parties of raw materials, lower recoveries of usable raw materials, increase the prices of our raw materials, and increase our cost of storing raw materials if harvests are accelerated and processing capacity is unavailable. Our competitors may be affected differently by weather conditions and natural disasters depending on the location of their supplies or operations. If our supplies of raw materials are reduced, we may not be able to find enough supplemental supply sources on favorable terms, if at all, which could impact our ability to supply product to our customers and adversely affect our business, financial condition and results of operations.

The market for our products and services is very competitive and, if we cannot effectively compete, our business will be harmed.

The industries in which we operate are highly fragmented and very competitive.  We compete with local pharmaceutical companies and with large foreign multinational companies that offer products that are similar to ours.  Some of these competitors have larger local or regional customer bases, more locations, more brand equity, and substantially greater financial, marketing and other resources than we have. As a result, our competitors may be in a stronger position to respond quickly to potential acquisitions and other market opportunities, new or emerging technologies and changes in customer tastes.  We cannot assure you that we will be able to maintain or increase our market share against the emergence of these or other sources of competition. Failure to maintain and enhance our competitive position could materially adversely affect our business and prospects.

We may not be able to maintain our supplier relationships in our pharmaceutical distribution operations.

In our pharmaceutical distribution operations, we depend on more than 1,402  suppliers for a steady supply of pharmaceutical and healthcare products. We typically distribute products pursuant to annual agency or distribution agreements entered into directly between us and our suppliers or upstream distributors, under which our suppliers provide us with a series of economic incentives and other support. Normally, the terms of our agreements with our suppliers are one year. We cannot assure you that manufacturers and other suppliers will continue to sell products to us on commercially reasonable terms, or at all. We also cannot assure you that we will be able to establish new manufacturer and other supplier relationships, or extend existing relationships with suppliers when our agreements with them expire. Our annual agency or distribution agreements with suppliers may be terminated from time to time due to various reasons beyond our control. Moreover, the annual agency or distribution agreements for some of our products are not exclusive, and we cannot assure you that our competitors will not obtain the distribution rights of certain of our products.

If we are unable to renew the leases of any of our property, our operations may be adversely affected.

We do not directly own any land use rights over the properties we lease.  We may lose our leases or may not be able to renew them when they are due on terms that are reasonable or favorable to us.  This may have adversely impact our operations, including disrupting our operations or increasing our cost of operations.

We may not be successful in competing with other wholesalers and distributors of pharmaceutical products in the tender processes for the purchase of medicines by state-owned and state-controlled hospitals.

Our wholesale business sells various pharmaceutical products to hospitals owned and controlled by government authorities in the PRC. Government owned hospitals purchase pharmaceutical products by using collective tender processes.  During a collective tender process, a hospital establishes a committee of recognized pharmaceutical experts, which assesses bids submitted by pharmaceutical manufacturers.  The hospitals may only purchase pharmaceuticals that win in collective tender processes.  The collective tender process for pharmaceuticals with the same chemical composition must be conducted at least annually, and pharmaceuticals that have won in the collective tender processes previously must participate and win in the collective tender processes in the following period before hospitals may make new purchases.  If we are unable to win purchase contracts through the collective tender processes in which we decide to participate, we will lose market share to our competitors, and our sales and profitability will be adversely affected.

Counterfeit products sold in the PRC could negatively impact our revenues, brand reputation, business and results of operations.

The products we sell are also subject to competition from counterfeit products, which are pharmaceuticals manufactured without proper licenses or approvals and are fraudulently mislabeled with respect to their content and/or manufacturer.  Counterfeit products are generally sold at lower prices than authentic products due to their low production costs, and in some cases are very similar in appearance to authentic products.  Counterfeit pharmaceuticals may or may not have the same chemical content as their authentic counterparts.  Although the PRC government has recently been increasingly active in policing counterfeit products, including counterfeit pharmaceuticals, there is a lack of effective counterfeit product regulation control and enforcement systems in the PRC.  The proliferation of counterfeit products has grown in recent years and may continue to grow in the future.  Despite our implementation of quality controls, we cannot assure you that we would not be distributing or selling counterfeit products inadvertently.  Any accidental sale or distribution of counterfeit products can subject our company to fines, administrative penalties, litigation and negative publicity, which could negatively impact our revenues, brand reputation, business and results of operations. Moreover, the continued proliferation of counterfeit products and other products in recent years may reinforce the negative image of retailers among consumers in the PRC.  The continued proliferation of counterfeit products in the PRC could have a material adverse effect on our business, financial condition, and results of operation.

The retail prices of some of our products are subject to price controls by the PRC government, which may affect both our revenues and net income.

The laws of the PRC permit the PRC government to fix and adjust prices of certain pharmaceutical products, including many of those listed in the Insurance Catalogue.  Through these price controls, the government can fix retail prices and set retail price ceiling for certain of the pharmaceutical products we sell.  Additionally, the PRC government may periodically adjust the retail prices of these products downward in order to make pharmaceuticals more affordable to the general PRC population. To the extent that we are subject to price controls, our revenue, gross profit, gross margin and net income will be affected because the revenue we derive from our sales will be limited and we may have limited ability to control our costs.  Any future price controls or price reductions may reduce our revenue and profitability and have a material adverse effect on our financial condition and results of operations.

The required certificates, permits, and licenses related to our operations are subject to governmental control and renewal and failure to obtain renewal will cause all or part of our operations to be terminated.

We are subject to various PRC laws and regulations pertaining to our wholesale and retail operations.  We have attained certificates, permits, and licenses required for the operation of a pharmaceutical distributor and retailer.  We cannot assure you that we will have all necessary permits, certificates and authorizations for the operation of our business at all times.  Additionally, our certifications, permits and authorizations are subject to periodic renewal by the relevant government authorities.  We intend to apply for renewal of these certificates, permits and authorizations prior to their expiration.  During the renewal process, we will be re-evaluated by the appropriate governmental authorities and must comply with the then prevailing standards and regulations which may change from time to time.  In the event that we are not able to renew the certificates, permits and licenses, all or part of our operations may be terminated.  Furthermore, if escalating compliance costs associated with governmental standards and regulations restrict or prohibit any part of our operations, it may adversely affect our operations and profitability.

If we become subject to product liability claims, personal injury claims or defective products our business may be harmed.

We will be exposed to risks inherent in the packaging and distribution of pharmaceutical and other healthcare products, such as the unintentional distribution of counterfeit drugs.  Furthermore, we may sell products which inadvertently have an adverse effect on the health of individuals.  Product liability claims may be asserted against us, although we may have the right under applicable PRC laws, rules and regulations to recover from the relevant manufacturer for compensation we paid to our customers in connection with a product liability claim.  Any product liability claim, product recall, adverse side effects caused by improper use of the products we sell or manufacturing defects may result in adverse publicity regarding us and the products we sell, which would harm our reputation.  If we are found liable for product liability claims, we could be required to pay substantial monetary damages.  Furthermore, even if we successfully defend ourselves against this type of claim, we could be required to spend significant management, financial and other resources, which could disrupt our business, and our reputation and our brand name may also suffer.  We, like many other similar companies in the PRC, do not carry product liability insurance.  As a result, any imposition of product liability could materially harm our business, financial condition and results of operations. In addition, we do not have any business interruption insurance due to the limited coverage of any business interruption insurance in the PRC, and as a result, any business disruption or natural disaster could severely disrupt our business and operations and significantly decrease our revenue and profitability.

The failure to manage growth effectively could have an adverse effect on our employee efficiency, product quality, working capital levels, and results of operations.

Any significant growth in the market for our products or our entry into new markets may require an expansion of our employee base for managerial, operational, financial, and other purposes.  As of the date of this offering, we had approximately492full time employees.  During any growth, we may face problems related to our operational and financial systems and controls, including quality control and delivery and service capacities.  We would also need to continue to expand, train and manage our employee base.  Continued future growth will impose significant added responsibilities upon the members of management to identify, recruit, maintain, integrate, and motivate new employees.

Aside from increased difficulties in the management of human resources, we may also encounter working capital issues, as we will need increased liquidity to finance the purchase of raw materials and supplies, development of new products, and the hiring of additional employees.  For effective growth management, we will be required to continue improving our operations, management, and financial systems and controls.  Our failure to manage growth effectively may lead to operational and financial inefficiencies that will have a negative effect on our profitability.  We cannot assure investors that we will be able to timely and effectively meet that demand and maintain the quality standards required by our existing and potential customers.

If we need additional capital to fund our growing operations, we may not be able to obtain sufficient capital and may be forced to limit the scope of our operations.

If adequate additional financing is not available on reasonable terms, we may not be able to undertake our expansion plan, purchase additional equipment for our operations and we would have to modify our business plans accordingly. There is no assurance that additional financing will be available to us.

In connection with our growth strategies, we may experience increased capital needs and accordingly, we may not have sufficient capital to fund our future operations without additional capital investments. Our capital needs will depend on numerous factors, including (i) our profitability; (ii) the release of competitive products by our competitors; (iii) the level of our investment in research and development; and (iv) the amount of our capital expenditures, including acquisitions. We cannot assure you that we will be able to obtain capital in the future to meet our needs.

If we cannot obtain additional funding, we may be required to: (i) limit our investments in research and development; (ii) limit our marketing efforts; and (iii) decrease or eliminate capital expenditures. Such reductions could materially adversely affect our business and our ability to compete.

Even if we do find a source of additional capital, we may not be able to negotiate terms and conditions for receiving the additional capital that are acceptable to us. Any future capital investments could dilute or otherwise materially and adversely affect the holdings or rights of our existing shareholders. In addition, new equity or convertible debt securities issued by us to obtain financing could have rights, preferences and privileges senior to our common stock. We cannot give you any assurance that any additional financing will be available to us, or if available, will be on terms favorable to us.

We are dependent on certain key personnel and loss of these key personnel could have a material adverse effect on our business, financial condition and results of operations.

Our success is, to a certain extent, attributable to the management, sales and marketing, and operational and technical expertise of certain key personnel.  In addition, we will require an increasing number of experienced and competent executives and other members of senior management to implement our growth plans.   We do not maintain key-man insurance for members of our management team because it is not a customary practice in the PRC.  If we lose the services of any member of our senior management, we may not be able to locate suitable or qualified replacements, and may incur additional expenses to recruit and train new personnel, which could severely disrupt our business and prospects.

We are dependent on a trained workforce and any inability to retain or effectively recruit such employees, particularly distribution personnel and regional retail managers for our business, could have a material adverse effect on our business, financial condition and results of operations.

We must attract, recruit and retain a sizeable workforce of qualified and trained staff to operate our business.  Our ability to implement effectively our business strategy and expand our operations will depend upon, among other factors, the successful recruitment and retention of highly skilled and experienced distribution personnel, regional retail managers and other technical and marketing personnel.  There is significant competition for qualified personnel in our business and we may not be successful in recruiting or retaining sufficient qualified personnel consistent with our current and future operational needs.

Our financial results may fluctuate because of many factors and, as a result, investors should not rely on our historical financial data as indicative of future results.

Fluctuations in operating results or the failure of operating results to meet the expectations of public market analysts and investors may negatively impact the market price of our securities.  Operating results may fluctuate in the future due to a variety of factors that could affect revenues or expenses in any particular quarter.  Fluctuations in operating results could cause the value of our securities to decline.  Investors should not rely on comparisons of results of operations as an indication of future performance.  As result of the factors listed below, it is possible that in future periods results of operations may be below the expectations of public market analysts and investors.  This could cause the market price of our securities to decline. Factors that may affect our quarterly results include:

•	vulnerability of our business to a general economic downturn in the PRC;
•	fluctuation and unpredictability of the prices of the products we sell;
•	seasonality of our business;
•	changes in the laws of the PRC that affect our operations;
•	competition from other retailers and wholesalers; and
•	our ability to obtain necessary government certifications and/or licenses to conduct our business.

Our strategy to acquire companies may result in unsuitable acquisitions or failure to successfully integrate acquired companies, which could lead to reduced profitability.

We intend to expand our business through acquisitions of companies or operations that complement existing product lines, customers or other capabilities.  We may be unsuccessful in identifying suitable acquisition candidates, or may be unable to consummate a desired acquisition.  To the extent any future acquisitions are completed, we may be unsuccessful in integrating acquired companies or their operations, or if integration is more difficult than anticipated, we may experience disruptions that could have a material adverse impact on future profitability.  Some of the risks that may affect our ability to integrate, or realize any anticipated benefits from, acquisitions include:

•	unexpected losses of key employees or customer of the acquired company;
•	difficulties integrating the acquired company's standards, processes, procedures and controls;
•	difficulties coordinating new product and process development;
•	difficulties hiring additional management and other critical personnel;
•	difficulties increasing the scope, geographic diversity and complexity of our operations;
•	difficulties consolidating facilities, transferring processes and know-how;
•	difficulties reducing costs of the acquired company's business;
•	diversion of management's attention from our management; and
•	adverse impacts on retaining existing business relationships with customers.

We are overly dependent of certain suppliers and a failure to continue to obtain our supplies from such suppliers may adversely affect our business.

We are dependent on certain suppliers for the supply of a significant portion of our products and/or raw materials.  Although we believe that these products and/or raw materials are readily available in the market, there is no guarantee that this would be the case.  Also, we are relying on our good relations with such suppliers to ensure the best prices for our products and/or raw materials since we do not typically enter into long term supply contracts with them.  A failure to continue receiving these product and/or materials and/or to continue purchasing them on terms favorable to us would negatively affect our operations and profitability.

We do not own any trademarks we currently use in our business.  Any failure to continue using this trademark may affect our business in that any goodwill and brand recognition may be lost.

We do not own any trademarks. However, we own two trademark use rights - “Xuelingxian” and “Yaoyuan”.

“Xuelingxian” trademark is owned by a former shareholder of Xuelingxian, Jingsheng Wang pursuant to Mr. Wang’s consent dated January 1, 2009 for a term from January 1, 2009 to January 1, 2014.  “Yaoyuan” is owned by a former shareholder of Yaoyuan, Yanliang Song pursuant to a license agreement dated April 7, 2010 for a term from April 7, 2010 to April 6, 2020. We do not have to pay any license fee to Jingsheng Wang and Yanliang Song for the use of the trademarks. There is no assurance that we may continue using these trademarks on the expiration of the license agreement or that we will be allowed to use in on terms favorable to use.  Any failure to continue using this trademark may affect our business in that any  brand recognition may be lost.

Risks Related to Conducting Business in the PRC

Our operations are subject to PRC laws and regulations that are sometimes vague and uncertain.  Any changes in such PRC laws and regulations, or the interpretations thereof, may have a material and adverse effect on our business.

The PRC's legal system is a civil law system based on written statutes. Unlike the common law system prevalent in the United States, decided legal cases have little value as precedent in the PRC. There are substantial uncertainties regarding the interpretation and application of PRC laws and regulations, including but not limited to, the laws and regulations governing our business, or the enforcement and performance of our arrangements with customers in the event of the imposition of statutory liens, death, bankruptcy or criminal proceedings. The PRC government has been developing a comprehensive system of commercial laws, and considerable progress has been made in introducing laws and regulations dealing with economic matters such as foreign investment, corporate organization and governance, commerce, taxation and trade.  However, because these laws and regulations are relatively new, and because of the limited volume of published cases and judicial interpretation and their lack of authority as precedents, interpretation and enforcement of these laws and regulations involve significant uncertainties. New laws and regulations that affect existing and proposed future businesses may also be applied retroactively.

Our principal operating subsidiaries are regarded as foreign invested enterprises (“FIE”s) under PRC laws, and as a result are required to comply with PRC laws and regulations, including laws and regulations specifically governing the activities and conduct of FIEs.  We cannot predict what effect the interpretation of existing or new PRC laws or regulations may have on our businesses.  If the relevant authorities find us in violation of PRC laws or regulations, they would have broad discretion in dealing with such a violation, including, without limitation:

•	levying fines;
•	revoking our business license, other licenses or authorities;
•	requiring that we restructure our ownership or operations; and
•	requiring that we discontinue any portion or all of our business.

New labor law in the PRC may adversely affect our results of operations.

On January 1, 2008, the PRC government promulgated the Labor Contract Law of the PRC, or the New Labor Contract Law.  The New Labor Contract Law imposes greater liabilities on employers and significantly impacts the cost of an employer’s decision to reduce its workforce.  Further, it may require certain terminations to be based upon seniority and not merit.  In the event we decide to significantly change or decrease our workforce, the New Labor Contract Law could adversely affect our ability to enact such changes in a manner that is most advantageous to our business or in a timely and cost effective manner, thus materially and adversely affecting our financial condition and results of operations.

We may not be able to comply with applicable Good Manufacture Practice (“GMP”) requirements and other regulatory requirements, which could have a material adverse affect on our business, financial condition and results of operations.

We are required to comply with applicable GMP regulations, which include requirements relating to quality control and quality assurance as well as corresponding maintenance, record-keeping and documentation standards. Manufacturing facilities must be approved by governmental authorities before we use them to commercially manufacture our products and are subject to inspection by regulatory agencies. If we fail to comply with applicable regulatory requirements, including following any product approval, we may be subject to sanctions, including:

•	fines;
•	product recalls or seizure;

•	injunctions;
•	refusal of regulatory agencies to review pending market approval applications or supplements to approval applications;
•	total or partial suspension of production;
•	civil penalties;
•	withdrawals of previously approved marketing applications; or
•	criminal prosecution.

If we fail to protect our intellectual property rights, it could harm our business and competitive position.

Our business relies in part on intellectual properties to stay competitive in the market place. We rely on a combination of trademark laws, trade secrets, confidentiality procedures and contractual provisions to protect our intellectual property rights and the obligations we have to third parties from whom we license intellectual property rights. Nevertheless, these afford only limited protection and policing unauthorized use of proprietary technology can be difficult and expensive. In addition, intellectual property rights historically have not been enforced in the PRC to the same extent as in the United States, and intellectual property theft presents a serious risk in doing business in the PRC. We may not be able to detect unauthorized use of, or take appropriate steps to enforce, our intellectual property rights and this could have a material adverse effect on our business, operating results and financial condition.

Under the new EIT Law, we may be classified a “resident enterprise” for PRC tax purposes, which may subject us to PRC enterprise income tax for any dividends we receive from our PRC subsidiaries and to PRC income tax withholding for any dividends we pay to our non-PRC shareholders.

On March 16, 2007, the National People’s Congress (“NPC”) promulgated the Law of the People’s Republic of China on Enterprise Income Tax, or the new EIT Law, which became effective on January 1, 2008. In accordance with the new EIT Law, the corporate income tax rate is set at 25% for all enterprises. However, certain industries and projects, such as FIEs, may enjoy favorable tax treatment pursuant to the new EIT Law and its implementing rules.

Under the new EIT Law, an enterprise established outside of the PRC whose “de facto management bodies” are located in the PRC is considered a “resident enterprise” and is subject to the 25% enterprise income tax rate on its worldwide income. The new EIT Law and its implementing rules are relatively new, and currently, no official interpretation or application of this new “resident enterprise” classification is available. Therefore, it is unclear how tax authorities will determine the tax residency of enterprises established outside of the PRC.

Most of our management is currently based in the PRC. If the PRC tax authorities determine that our U.S. holding company is a “resident enterprise” for PRC enterprise income tax purposes, we may be subject to an enterprise income tax rate of 25% on our worldwide taxable income. The “resident enterprise” classification also could subject us to a 10% withholding tax on any dividends we pay to our non-PRC shareholders if the relevant PRC authorities determine that such income is PRC-sourced income. In addition to the uncertainties regarding the interpretation and application of the new “resident enterprise” classification, the new EIT Law may change in the future, possibly with retroactive effect. If we are classified as a “resident enterprise” and we incur these tax liabilities, our net income will decrease accordingly.

Our ability to pay dividends is restricted by PRC laws.

Our ability to pay dividends is primarily dependent on receiving distributions of funds from our PRC Subsidiaries. Relevant PRC statutory laws and regulations permit payments of dividends by our PRC Subsidiaries only out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. The results of operations reflected in the financial statements prepared in accordance with United States Generally Accepted Accounting Principles (“GAAP”) differ from those reflected in the statutory financial statements of our PRC Subsidiaries.

The principal laws, rules and regulations governing dividends paid by our PRC Subsidiaries include the Company Law of the PRC, Wholly Foreign Owned Enterprise Law and its Implementation Rules. Under these laws and regulations, our PRC Subsidiaries are required to set aside at least 10% of their after-tax profit based on PRC accounting standards each year to its statutory surplus reserve fund until the accumulative amount of such reserve reaches 50% of their respective registered capital. These reserve funds are recorded as part of shareholders' equity but are not available for distribution to shareholders other than in the case of liquidation. As a result of this requirement, the amount of net income available for distribution to shareholders will be limited.

The scope of our business license in the PRC is limited, and we may not expand or continue our business without government approval and renewal, respectively.

Our operating subsidiaries are FIEs located in the PRC.  An FIE can only conduct business within its approved business scope, which is designated in its business license.  Our licenses permit us to sell and market pharmaceutical products throughout the PRC.  Any amendment to the scope of our business requires further application and government approval. In order for us to expand our business beyond the scope of our license, it will be required to enter into negotiations with the government authorities to obtain the approval that would be required to expand the scope of our business.  We cannot assure investors that our subsidiaries will be able to obtain the necessary government approval for any change or expansion of its business.

Our business is subject to a variety of environmental laws and regulations. Our failure to comply with environmental laws and regulations may have a material adverse effect on our business and results of operations.

Since the beginning of the 1980s, the PRC has formulated and implemented a series of environmental protection laws and regulations. Our operations are subject to these environmental protection laws and regulations in the PRC. These laws and regulations impose fees for the discharge of waste substances, permit the levy of fines and claims for damages for serious environmental offences and allow the PRC government, at its discretion, to close any facility that fails to comply with orders requiring it to correct or stop operations causing environmental damage. Our operations are in compliance with PRC environmental regulations in all material aspects. The PRC government has taken steps and may take additional steps towards more rigorous enforcement of applicable environmental laws, and towards the adoption of more stringent environmental standards. If the PRC national or local authorities enact additional regulations or enforce current or new regulations in a more rigorous manner, we may be required to make additional expenditures on environmental matters, which could have an adverse impact on our financial condition and results of operations. In addition, environmental liability insurance is not common in the PRC. Therefore, any significant environmental liability claims successfully brought against us would adversely affect our business, financial condition and results of operations.

 PRC regulations relating to acquisitions of PRC companies by foreign entities may create regulatory uncertainties that could restrict or limit our ability to operate, including our ability to pay dividends.

On August 8, 2006, the PRC Ministry of Commerce (“MOFCOM”), joined by the State-owned Assets Supervision and Administration Commission of the State Council, the State Administration of Taxation, the State Administration for Industry and Commerce, the China Securities Regulatory Commission (“CSRC”) and the State Administration of Foreign Exchange (“SAFE”), released a substantially amended version of the Provisions for Foreign Investors to Merge with or Acquire Domestic Enterprises (the "Revised M&A Regulations"), which took effect on September 8, 2006.  These new rules significantly revised the PRC's regulatory framework governing onshore-to-offshore restructurings and foreign acquisitions of domestic enterprises.  These new rules signify greater PRC government attention to cross-border merger, acquisition and other investment activities, by confirming MOFCOM as a key regulator for issues related to mergers and acquisitions in the PRC and requiring MOFCOM approval of a broad range of merger, acquisition and investment transactions.  Further, the new rules establish reporting requirements for acquisition of control by foreigners of companies in key industries, and reinforce the ability of the PRC government to monitor and prohibit foreign control transactions in key industries.

These rules may significantly affect the means by which offshore-onshore restructurings are undertaken in the PRC in connection with offshore private equity and venture capital financings, mergers and acquisitions.  It is expected that such transactional activity in the PRC in the near future will require significant case-by-case guidance from MOFCOM and other government authorities as appropriate.  It is anticipated that application of the new rules will be subject to significant administrative interpretation, and we will need to closely monitor how MOFCOM and other ministries apply the rules to ensure its domestic and offshore activities continue to comply with PRC laws. Given the uncertainties regarding interpretation and application of the new rules, we may need to expend significant time and resources to maintain compliance.   It is uncertain how our business operations or future strategy will be affected by the interpretations and implementation of the SAFE notices and new rules. Our business operations or future strategy could be adversely affected by the SAFE notices and the new rules.  For example, we may be subject to more stringent review and approval processes with respect to our foreign exchange activities.

The foreign currency exchange rate between U.S. dollars and Renminbi (“RMB”) could adversely affect our reported financial results and condition.

To the extent that we need to convert U.S. dollars into RMB for our operational needs, our financial position and the price of our common stock may be adversely affected should RMB appreciate against U.S. dollar at that time. Conversely, if we decide to convert our RMB into U.S. dollars for the operational needs or paying dividends on our common stock, the dollar equivalent of our earnings from our subsidiaries in the PRC would be reduced should U.S. dollar appreciate against RMB.

Until 1994, RMB experienced a gradual but significant devaluation against most major currencies, including dollars, and there was a significant devaluation of RMB on January 1, 1994 in connection with the replacement of the dual exchange rate system with a unified managed floating rate foreign exchange system.  Since 1994, the value of RMB relative to U.S. dollar has remained stable and has appreciated slightly against U.S. dollar. Countries, including the United States, have argued that RMB is artificially undervalued due to the PRC's current monetary policies and have pressured the PRC to allow RMB to float freely in world markets.  In July 2005, the PRC government changed its policy of pegging the value of RMB to the U.S. dollar.  Under the new policy, RMB is permitted to fluctuate within a narrow and managed band against a basket of designated foreign currencies.  While the international reaction to RMB revaluation has generally been positive, there remains significant international pressure on the PRC government to adopt an even more flexible currency policy, which could result in further and more significant appreciation of RMB against the dollar.

Restrictions on currency exchange may limit our ability to utilize our revenues effectively and the ability of our PRC Subsidiaries to obtain financing.

Substantially all of our revenues and operating expenses are denominated in RMB . Restrictions on currency exchange imposed by the PRC government may limit our ability to utilize revenues generated in RMB to fund our business activities outside the PRC, if any, or expenditures denominated in foreign currencies. Under current PRC regulations, RMB may be freely converted into foreign currency for payments relating to “current account transactions,” which include among other things dividend payments and payments for the import of goods and services, by complying with certain procedural requirements. Our PRC Subsidiaries may also retain foreign exchange in their respective current account bank accounts, subject to a cap set by SAFE or its local counterpart, for use in payment of international current account transactions.

However, conversion of RMB into foreign currencies and of foreign currencies into RMB, for payments relating to “capital account transactions,” which principally includes investments and loans, generally requires the approval of SAFE and other relevant PRC governmental authorities. Restrictions on the convertibility of the RMB for capital account transactions could affect the ability of our PRC Subsidiary to make investments overseas or to obtain foreign exchange through debt or equity financing, including by means of loans or capital contributions from us.

In August 2008, SAFE promulgated Circular 142, a notice regulating the conversion by FIEs of foreign currencies into RMB by restricting how the converted RMB may be used. Circular 142 requires that RMB converted from the foreign currency-denominated capital of a FIE may only be used for purposes within the business scope approved by the applicable government authority and may not be used for equity investments within the PRC unless specifically provided for otherwise. In addition, SAFE strengthened its oversight over the flow and use of RMB funds converted from the foreign currency-denominated capital of a FIE. The use of such RMB may not be changed without approval from SAFE, and may not be used to repay RMB loans if the proceeds of such loans have not yet been used. Violations of Circular 142 may result in severe penalties, including substantial fines as set forth in the SAFE rules.

Any existing and future restrictions on currency exchange may affect the ability of our PRC Subsidiary or affiliated entity to obtain foreign currencies, limit our ability to utilize revenues generated in RMB to fund our business activities outside the PRC that are denominated in foreign currencies, or otherwise materially and adversely affect our business.

Failure to comply with the anti-corruption measures taken by the PRC government could subject us to penalties and other adverse consequences.

We face the risks in relations to actions taken by us, our employees or our subsidiarieswhat violate the anti-corruption measures taken by the PRC government to prevent fraud and abuse in the pharmaceutical industry. Our failure to comply with these measures, or effectively manage our employees and subsidiaries, could adversely affect our reputation, results of operations and business prospects.

In the pharmaceutical industry, corrupt practices include, among others, acceptance of kickbacks, bribes or other illegal gains or benefits by pharmacies, hospitals and medical practitioners from pharmaceutical manufacturers and distributors in connection with the prescription of certain pharmaceutical products. If we, our employees or subsidiaries violate these laws, rules or regulations, we could be required to pay damages or fines. In the case of our distribution and manufacturing operations, the products involved may be seized and our operations may be suspended, or, in the case of our retail pharmacy operations, outstanding claims from government security bureaus for reimbursement of purchases using medical insurance cards could be rejected, any of which could materially and adversely affect our business, financial condition and results of operations. Actions by PRC regulatory authorities or the courts to provide an interpretation of PRC laws and regulations that differs from our own or to adopt additional anti-corruption laws and regulations could also require us to make changes to our operations. Our reputation and our sales activities could be adversely affected if we become the target of any negative publicity as a result of actions taken by us, our employees or subsidiaries.

 Failure to comply with the United States Foreign Corrupt Practices Act could subject us to penalties and other adverse consequences.

As our ultimate holding company is a Delaware corporation, we are subject to the United States Foreign Corrupt Practices Act, which generally prohibits United States companies from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business.  Foreign companies, including some that may compete with us, are not subject to these prohibitions.  Corruption, extortion, bribery, pay-offs, theft and other fraudulent practices may occur from time-to-time in the PRC.  Although we specifically forbid our employees from engaging in such corrupt practices, we can make no assurance that our employees or other agents will not engage in such conduct for which we might be held responsible.  If our employees or other agents are found to have engaged in such practices, we could suffer severe penalties and other consequences that may have a material adverse effect on our business, financial condition and results of operations.

If we make equity compensation grants to persons who are PRC citizens, they may be required to register with SAFE.  We may also face regulatory uncertainties that could restrict our ability to adopt an equity compensation plan for our directors and employees and other parties under PRC law.

On April 6, 2007, SAFE issued the Operating Procedures for Administration of Domestic Individuals Participating in the Employee Stock Ownership Plan or Stock Option Plan of An Overseas Listed Company, also known as Circular 78. It is not clear whether Circular 78 covers all forms of equity compensation plans or only those which provide for the granting of stock options.  For any plans which are so covered and are adopted by a non-PRC listed company after April 6, 2007, Circular 78 requires all participants who are PRC citizens to register with and obtain approvals from SAFE prior to their participation in the plan.  In addition, Circular 78 also requires PRC citizens to register with SAFE and make the necessary applications and filings if they participated in an overseas listed company's covered equity compensation plan prior to April 6, 2007.  We intend to adopt an equity compensation plan in the future and make option grants to our officers and directors, most of whom are PRC citizens.  Circular 78 may require our officers and directors who receive option grants and are PRC citizens to register with SAFE.  We believe that the registration and approval requirements contemplated in Circular 78 will be burdensome and time consuming.  If it is determined that any of our equity compensation plans is subject to Circular 78, failure to comply with such provisions may subject us and participants of our equity incentive plan who are PRC citizens to fines and legal sanctions and prevent us from being able to grant equity compensation to our PRC employees.  In that case, our ability to compensate our employees and directors through equity compensation would be hindered and our business operations may be adversely affected.

Any recurrence of severe acute respiratory syndrome (“SARS”), Avian Flu, or another widespread public health problem in the PRC could adversely affect our operations.

A renewed outbreak of SARS, Avian Flu or another widespread public health problem in the PRC, where all of our businesses are located and where all of our sales occur, could have a negative effect on our operations.  Our businesses are dependent upon our ability to continue to efficiently distribute and sell our products. Such an outbreak could have an impact on our operations as a result of:

•	quarantines or closure of our distribution center, which would severely disrupt our operations,
•	the sickness or death of our key officers and employees, and
•	a general slowdown in the PRC economy.

Any of the foregoing events or other unforeseen consequences of public health problems could adversely affect our operations.

Adverse changes in political, economic and other policies of the PRC government could have a material adverse effect on the overall economic growth of the PRC, which could reduce the demand for our products and materially and adversely affect our competitive position.

All of our business operations are conducted in the PRC, and all of our sales are currently made in the PRC. Accordingly, our business, financial condition, results of operations and prospects are affected significantly by economic, political and legal developments in the PRC. The PRC economy differs from the economies of most developed countries in many respects, including:

•	the extent of government involvement;
•	the level of development;
•	the growth rate;
•	the control of foreign exchange;
•	the allocation of resources;
•	an evolving regulatory system; and
•	lack of sufficient transparency in the regulatory process.

While the PRC economy has experienced significant growth in the past 20 years, growth has been uneven, both geographically and among various sectors of the economy. The PRC government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures benefit the overall PRC economy, but may also have a negative effect on us. For example, our financial condition and results of operations may be adversely affected by government control over capital investments or changes in tax regulations that are applicable to us.

The PRC economy has been transitioning from a planned economy to a more market-oriented economy. Although in recent years the PRC government has implemented measures emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets and the establishment of sound corporate governance in business enterprises, a substantial portion of the productive assets in the PRC are still owned by the PRC government. The continued control of these assets and other aspects of the national economy by the PRC government could materially and adversely affect our business. The PRC government also exercises significant control over PRC economic growth through the allocation of resources, controlling payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies. Efforts by the PRC government to slow the pace of growth of the PRC economy could result in decreased expenditures by hospitals and other users of our products, which in turn could reduce demand for our products.

Moreover, the political relationship between the United States, Europe, or other Asian nations and the PRC is subject to sudden fluctuation and periodic tension. Changes in political conditions in the PRC and changes in the state of foreign relations are difficult to predict and could adversely affect our operations or cause our products to become less attractive. This could lead to a decline in our profitability.

Any adverse change in the economic conditions or government policies in the PRC could have a material adverse effect on overall economic growth and the level of healthcare investments and expenditures in the PRC, which in turn could lead to a reduction in demand for our products and consequently have a material adverse effect on our businesses.

We may not be guaranteed a continuance to receive the preferential tax treatment we currently enjoy, and revenue from our operations in the PRC may become subject to taxation.

The PRC government has provided various incentives to promote the development its TCM industry. These incentives include limited tax exemptions, reduced tax rates and other preferential treatments.  Xuelingxian, as a TCM material producer has been enjoying these preferential tax treatments. Pursuant to the EIT Law, its Implementation Rules, the PRC Value-Added Tax Tentative Provisions and its Implementation Rules, Xuelingxian is entitled to anenterprise income tax rate of 0%for revenue arising from sales of self-cultivated or basic treated TCM and a VAT rate of 0% for income from sales of self-cultivated TCM.

However, we cannot predict when the PRC will cease its preferential tax treatments. In the event of a change of preferential tax policy, Xuelingxian’s business income will be subject to enterprise income tax and VAT.

Because our business is located in the PRC, we may have difficulty establishing adequate management, legal and financial controls, which are required in order to comply with United States securities laws.

PRC companies have historically not adopted a Western style of management and financial reporting concepts and practices, which includes strong corporate governance, internal controls and, computer, financial and other control systems.  In addition, we may have difficulty in hiring and retaining a sufficient number of qualified employees to work in the PRC.  As a result of these factors, we may experience difficulty in establishing management, legal and financial controls, collecting financial data and preparing financial statements, books of account and corporate records and instituting business practices that meet Western standards.  Therefore, we may, in turn, experience difficulties in implementing and maintaining adequate internal controls as required under Section 404 of the Sarbanes-Oxley Act of 2002.  This may result in significant deficiencies or material weaknesses in our internal controls which could impact the reliability of its financial statements and prevent us from complying with the rules and regulations promulgated by the Securities Exchange Commission (the “SEC”) and the requirements of the Sarbanes-Oxley Act of 2002 (“SOX”).  Any such deficiencies, weaknesses or lack of compliance could have a materially adverse effect on our business.

Investors may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing original actions in the PRC based upon United States laws, including the federal securities laws or other foreign laws against us or our management.

All of our current business operations are conducted in the PRC.  Moreover, our director and one of our officers are nationals and residents of the PRC. All the assets of these persons are located outside the United States and in the PRC. As a result, it may not be possible to effect service of process within the United States or elsewhere outside the PRC upon these persons.  In addition, uncertainty exists as to whether the PRC courts would recognize or enforce judgments of United States courts obtained against us or such officers and/or directors predicated upon the civil liability provisions of the securities laws of the United States or any state thereof, or be competent to hear original actions brought in the PRC against us or such persons predicated upon the securities laws of the United States or any state thereof.

If we are found to be in violation of current or future PRC laws, rules or regulations regarding the legality of foreign investment in the PRC with respect to our ownership structure, we could be subject to severe penalties.

We currently conduct business operations solely in the PRC through our subsidiaries, in which we hold 100% equity ownership interest.  We are a Delaware corporation and our direct and indirect subsidiaries are companies organized under the laws of British Virgin Islands and Hong Kong. As a result, our subsidiaries in the PRC are regarded as FIEs under PRC law and we are subject to PRC law limitations on foreign ownership of PRC companies.  There are substantial uncertainties regarding the interpretation and application of PRC laws and regulations, including, but not limited to, the laws and regulations governing our pharmaceutical distribution and production businesses.

Accordingly, it is possible that the relevant PRC authorities could, at any time, assert that any portion of our existing or future ownership structure and businesses violate existing or future PRC laws, regulations or policies.  It is also possible that the new laws or regulations governing our business operations in the PRC that have been adopted or may be adopted in the future will prohibit or restrict foreign investment in, or other aspects of, any of our PRC Subsidiaries' and our current or proposed businesses and operations.  The effectiveness of newly enacted laws, regulations or amendments may be delayed, resulting in detrimental reliance by foreign investors.  New laws and regulations that affect existing and proposed future businesses may also be applied retroactively.

The PRC government has broad discretion in dealing with violations of laws and regulations, including:

•	levying fines;
•	confiscating our income;
•	revoking business and other licenses;
•	requiring us to discontinue any portion or all of our business;
•	requiring us to restructure our ownership structure or operations; and
•	requiring actions necessary for compliance.

In particular, licenses and permits issued or granted to us by relevant governmental bodies may be revoked at a later time by higher regulatory bodies.  We cannot predict the effect of the interpretation of existing or new PRC laws or regulations on our businesses.  We cannot assure you that our current ownership and operating structure would not be found in violation of any current or future PRC laws or regulations.  As a result, we may be subject to sanctions, including fines, and could be required to restructure our operations or cease to provide certain services.  Any of these or similar actions could significantly disrupt our business operations or restrict us from conducting a substantial portion of our business operations, which, in turn, could materially and adversely affect our business, financial condition and results of operations.

We may be adversely affected by complexity, uncertainties and changes in PRC regulation of pharmaceutical businesses, including limitations on our ability to own key assets.

The PRC government regulates the pharmaceutical industries including foreign ownership of, and the licensing and permit requirements pertaining to, companies operating in these industries.  These laws and regulations are relatively new and evolving, and their interpretation and enforcement involve significant uncertainty.  As a result, in certain circumstances it may be difficult to determine what actions or omissions may be deemed to be a violation of applicable laws and regulations.  Issues, risks and uncertainties relating to PRC government regulation of the pharmaceutical industry include those relating evolving licensing practices. Permits, licenses or operations at our company are subject to government review and scrutiny, which may disrupt our business, or subject us to sanctions, requirements to increase capital or other conditions or enforcement, or compromise enforceability of related contractual arrangements, or have other harmful effects on us.  Although we believe we comply with current PRC regulations, we cannot assure you that our ownership and operating structure comply with PRC licensing, registration or other regulatory requirements, with existing policies or with requirements or policies that may be adopted in the future.  If the PRC government determines that we do not comply with applicable law, it could take other regulatory or enforcement actions against us that could be harmful to our business.

Risks Relating to Investment in Our Securities

An active public market for our common stock may not develop or be sustained, which would adversely affect the ability of our investors to sell their securities in the public market.

We cannot predict the extent to which an active public market for our common stock will develop or be sustained.

Shares eligible for future sale may adversely affect the market price of our common stock, as the future sale of a substantial amount of outstanding stock in the public marketplace could reduce the price of our common stock.

Holders of a significant number of our shares and/or their designees may be eligible to sell our shares of common stock by means of ordinary brokerage transactions in the open market pursuant to Rule 144, promulgated under the Securities Act (“Rule 144”), subject to certain limitations.  In general, pursuant to Rule 144, a non-affiliate stockholder (or stockholders whose shares are aggregated) who has satisfied a six-month holding period, and provided that there is current public information available, may sell all of its securities.  Rule 144 also permits the sale of securities, without any limitations, by a non-affiliate that has satisfied a one-year holding period. Any substantial sale of common stock pursuant to any resale prospectus or Rule 144 may have an adverse effect on the market price of our common stock by creating an excessive supply.

If we fail to maintain effective internal controls, we may not be able to accurately report our financial results or prevent fraud, and our business, financial condition, results of operations and reputation could be materially and adversely affected.

We will become a public company upon completion of the private placement and our internal control will be essential to the integrity of our business and financial results. Our public reporting obligations are expected to place a strain on our management, operational and financial resources and systems in the foreseeable future. In preparation for this offering, we have implemented measures to enhance our internal controls, and plan to take steps to further improve our internal controls. If we encounter difficulties in improving our internal controls and management information systems, we may incur additional costs and management time in meeting our improvement goals. In addition, we plan to grow further through acquisitions, which may involve the incurrence of costs and difficulties in integrating acquired businesses and centralizing our internal controls for our acquired businesses. We cannot assure you that the measures taken to improve our internal controls will be effective. If we fail to maintain effective internal controls in the future, our business, financial condition, results of operations and reputation may be materially and adversely affected.

Compliance with changing regulation of corporate governance and public disclosure will result in additional expenses.

Changing laws, regulations and standards relating to corporate governance and public disclosure, including SOX and related SEC regulations, have created uncertainty for public companies and significantly increased the costs and risks associated with accessing the public markets and public reporting.  Our management team will need to invest significant management time and financial resources to comply with both existing and evolving standards for public companies, which will lead to increased general and administrative expenses and a diversion of management time and attention from revenue generating activities to compliance activities.

We do not foresee paying cash dividends in the near future.

We do not plan to declare or pay any cash dividends on our shares of common stock in the foreseeable future and currently intend to retain any future earnings for funding growth.  As a result, investors should not rely on an investment in our securities if they require the investment to produce dividend income.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATION

The following discussion should be read in conjunction with our consolidated financial statements and notes to those consolidated financial statements, included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results and the timing of selected events could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk factors” and elsewhere in this prospectus.

Overview

We were incorporated in Delaware on February 9, 2007, to enter the commercial game bird industry and establish a large scale commercial game bird farm.

On August 12, 2010, we entered into and consummated a Share Exchange Agreement with Mei Li Tsai, the sole shareholder of Global Pharma Enterprise Group Limited (“Global Pharma”) and Global Pharma to acquire all the issued and outstanding capital stock of Global Pharma,  in consideration for 1,800,000  newly issued restricted shares of Top Flight (the “Reverse Merger”).  The Reverse Merger was approved by our board of directors on August 12, 2010.

As a result of the Reverse Merger, Global Pharma is now our wholly-owned subsidiary.   Global Pharma is the holding company of all the shares of Binomial Bipharm Group Limited (“Binomial”) and Hong Kong Wisdom Fortune Medicine Holding Group Limited (“Wisdom Fortune”).

Binomial, in turn, holds all the equity interests in Tonghua Tongdetang Pharmaceutical Co., Ltd. (“Tongdetang”) , and Anhui Xuelingxian Pharmaceutical Co., Ltd. (“Xuelingxian”)

Wisdom Fortune holds all the equity interest in Shandong Global Pharm Co., Ltd. (“Yaoyuan”)

We are through our indirect wholly-owned PRC Subsidiaries engaged in the business of wholesale and retail distribution of pharmaceuticals-related products, Chinese herb cultivation and preparations of raw materials for medicine.

Critical accounting policies

We prepare financial statements in accordance with U.S. GAAP, which requires us to make estimates and assumptions that affect the reported amounts of our assets and liabilities, disclosure of contingent assets and liabilities on the date of the financial statements, and the reported amounts of revenues and expenses during the financial reporting period. We continually evaluate these estimates and assumptions based on the most recently available information, our own historical experience, and on various other assumptions that we believe to be reasonable under the circumstances. Since the use of estimates is an integral component of the financial reporting process, actual results could differ from those estimates. Some of our accounting policies require higher degrees of judgment than others in their application. We consider the policies discussed below to be critical to an understanding of our financial statements as their application places the most significant demands on our management’s judgment.

Revenue Recognition

Revenues are recognized upon shipment when title passes. Shipping costs are included in cost of sales. The Company believes that recognizing revenue at time of shipment is appropriate because the Company’s sales policies meet the four criteria of SEC’s Staff Accounting Bulletin No. 104, which are: (i) persuasive evidence that an arrangement exists, (ii) delivery has occurred, (iii) the seller’s price to the buyer is fixed and determinable, and (iv) collectability is reasonably assured.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Accounts Receivable

Accounts receivable on a consolidated basis consist principally of amounts due from trade customers.  Credit is extended based on an evaluation of the customer’s financial condition and collateral is not generally required. Certain credit sales are made to industries that are subject to cyclical economic changes.

The Company maintains allowances for doubtful accounts for estimated losses resulting from the inability of its clients to make required payments are to cover potential credit losses.  Estimates are based on historical collection experience, current trends, credit policy and relationship between accounts receivable and revenues.  In determining these estimates, the Company examines historical write-offs of its receivables and reviews each client’s account to identify any specific customer collection issues.  If the financial condition of its customers were to deteriorate, resulting in an impairment of their ability to make payment, additional allowances might be required.  The Company’s failure to accurately estimate the losses for doubtful accounts and ensure that payments are received on a timely basis could have a material adverse effect on its business, financial condition, and results of operations.

 Inventories

Merchandise inventories are stated at the lower of cost or market.  Cost is determined on a weighted average basis and includes all expenditures incurred in bringing the goods to the point of sale and putting them in a salable condition.

In addition, the Company estimates net realizable value based on intended use, current market value and inventory ageing analyses.  The Company writes down inventories for estimated obsolescence or unmarketable inventory equal to the difference between the cost of inventories and their estimated market value based upon assumptions about future demand and market conditions.

Property and equipment

We amortize our property and equipment using the straight-line method over the estimated useful lives of the assets. We make estimates of the useful lives of property and equipment (including the salvage values) in order to determine the amount of depreciation and amortization expenses to be recorded during any reporting period. Leasehold improvements are amortized over the shorter of the lease term or the estimated useful lives. We estimate the useful lives of our other property and equipment at the time we acquire the assets based on our historical experience with similar assets as well as anticipated technological and other changes. If these changes occur more rapidly than anticipated or in a different form than anticipated, we may shorten the useful lives assigned to these assets as appropriate, which will result in the recognition of increased depreciation and amortization expense in future periods. The table below sets forth the estimated useful lives of our property and equipment:

Office equipment	3-5 years
Operating equipment	4-10 years
Transportation equipment	5 years
Leasehold improvement	life of lease

Seasonality

Our herb cultivation and sales business is subject to seasonal variations in demand. HERB typically benefits during autumn, starting from September until the winter cold season, which is the harvest season for herbal plants.

Xuelingxian typically benefits in spring and autumn. Demand is lower in the first quarter of each year because our customers generally pay fewer visits to drugstores during the Chinese New Year which occurs during that period. Sales also are lower in summer from July to August.

Our distribution business normally does not have seasonality since it offers a variety of products from pharmaceutical products to personal care products.

Comprehensive Income

The Company has adopted the provisions of ASC 220 “Reporting Comprehensive Income” which establishes standards for the reporting and display of comprehensive income, its components and accumulated balances in a full set of general purpose financial statements.

ASC 220 defines comprehensive income is comprised of net income and all changes to the statements of stockholders' equity, except those due to investments by stockholders, changes in paid-in capital and distributions to stockholders, including adjustments to minimum pension liabilities, accumulated foreign currency translation, and unrealized gains or losses on marketable securities. The Company’s other comprehensive income arose from the effect of foreign currency translation adjustments.

Foreign Currency Translation

The Company’s functional currency is Chinese currency Renminbi (“RMB”) and its reporting currency is the U.S. dollar. Transactions denominated in foreign currencies are translated into U.S. dollar at exchange rate in effect on the date of the transactions. Exchange gains or losses on transaction are included in earnings.

The financial statements of the Company are translated into United States dollars in accordance with the provisions of ASC 830 “Foreign Currency Matters”, using the year-end rates of exchange for assets and liabilities, and average rates of exchange for the period for revenues, costs, and expenses and historical rates for the equity. Translation adjustments resulting from the process of translating the local currency financial statements into U.S. dollars are included in determining comprehensive income. At December 31, 2009 and 2008, the cumulative translation adjustment of $233,997 and $276,245 were classified as an item of accumulated other comprehensive income in the shareholders’ equity section of the balance sheet respectively. For the years ended December 31, 2009 and 2008, other comprehensive income was $(42,248) and $52,607, respectively.  At June 30, 2010, the cumulative translation adjustment was $205,635. For the six months ended June 30, 2010 and 2009, other comprehensive income was $(28,362) and $240,720, respectively.

Recent Accounting Pronouncements

In April 2009, the Financial Accounting Standards Board (“FASB”) issued the following new accounting standards:

•
FASB Staff Position FAS No. 157-4, Determining Whether a Market Is Not Active and a Transaction Is Not Distressed, (“FSP FAS No. 157-4”) provides guidelines for making fair value measurements more consistent with the principles presented in SFAS No. 157.  FSP FAS No. 157-4 provides additional authoritative guidance in determining whether a market is active or inactive and whether a transaction is distressed. It is applicable to all assets and liabilities (i.e., financial and non-financial) and will require enhanced disclosures. FSP FAS No. 157-4 was superseded by the Fair Value Measurements and Disclosures Topic of the FASB Accounting Standards Codification (“ASC 820”).

In August 2009, the FASB issued ASU No. 2009-05, Measuring Liabilities at Fair Value, which provides additional guidance on how companies should measure liabilities at fair value under ASC 820. The ASU clarifies that the quoted price for an identical liability should be used. However, if such information is not available, an entity may use, the quoted price of an identical liability when traded as an asset, quoted prices for similar liabilities or similar liabilities traded as assets, or another valuation technique (such as the market or income approach). The ASU also indicates that the fair value of a liability is not adjusted to reflect the impact of contractual restrictions that prevent its transfer and indicates circumstances in which quoted prices for an identical liability or quoted price for an identical liability traded as an asset may be considered level 1 fair value measurements. This ASU is effective October 1, 2009. We have evaluated the impact of this standard, and it has no effect on our consolidated results of operations or financial condition.

Results of Operations

The following table sets forth a summary of our statements of operations for the periods indicated.

	For the year ended December 31,				For the six months ended June 30,
	2008		2009		2009		2010
in USD except percentage		% of		% of		% of		% of
		revenue		revenue		revenue		revenue
Revenues, net	54,475,666	100.0	86,784,002	100.0	38,952,977	100.0	59,259,637	100.0
Cost of Goods Sold	45,362,590	83.3	70,725,013	81.5	31,687,148	81.3	48,632,162	82.1
Gross Profit	9,113,076	16.7	16,058,989	18.5	7,265,829	18.7	10,627,475	17.9
Operating expenses:
Sales, marketing and others	366,718	0.7	792,295	0.9	298,644	0.8	364,999	0.6
General and administration	648,520	1.2	1,096,333	1.3	515,866	1.3	673,048	1.1
Income from Operations	8,097,838	14.9	14,170,361	16.3	6,451,319	16.6	9,589,428	16.2
Others income	21,085	0.0	29,318	0.0	13,007	0.0	17,874	0.0
Income before Income Taxes	8,118,923	14.9	14,199,679	16.4	6,464,326	16.6	9,607,302	16.2
Provision for Income Taxes	2,029,731	3.7	3,298,277	3.8	1,619,857	4.2	2,419,451	4.1
Net Income	6,089,192	11.2	10,901,402	12.6	4,844,469	12.4	7,187,851	12.1
Foreign currency translation adjustment	52,607		(42,248)		240,720		(28,362)
Total Comprehensive Income	6,141,799		10,859,154		5,085,189		7,159,489

For the year ended December 31, 2009

	Herb cultivation	%	TCM processing and distribution	%	Flower tea	%	Distribution	%	Total
Revenue	7,525,649	8.7%	14,893,522	17.2%	5,276,780	6.1%	59,088,052	68.1%	86,784,002
COGS	6,431,470	9.1%	11,621,422	16.4%	3,734,882	5.3%	48,937,239	69.2%	70,725,013
Gross profit	1,094,178	6.8%	3,272,100	20.4%	1,541,898	9.6%	10,150,813	63.2%	16,058,989
Gross margin	14.5%		22.0%		29.2%		17.2%		18.5%

For the year ended December 31, 2008

	Herb cultivation	%	TCM processing and distribution	%	Flower tea	%	Distribution	%	Total
Revenue	-	0.0%	7,787,305	14.3%	-	0.0%	46,688,361	85.7%	54,475,666
COGS	-	0.0%	6,632,534	14.6%	-	0.0%	38,730,056	85.4%	45,362,590
Gross profit	-	0.0%	1,154,771	12.7%	-	0.0%	7,958,305	87.3%	9,113,076
Gross margin	0.0%		14.8%		0.0%		17.0%		16.7%

For the six months ended June 30, 2010

	Herb cultivation	%	TCM processing and distribution	%	Flower tea	%	Distribution	%	Total
Revenue	-	0.0%	13,305,270	22.5%	2,909,348	4.9%	43,045,019	72.6%	59,259,637
COGS	-	0.0%	10,815,961	22.2%	2,103,287	4.3%	35,712,914	73.4%	48,632,162
Gross profit	-	0.0%	2,489,309	23.4%	806,061	7.6%	7,332,105	69.0%	10,627,475
Gross margin	0.0%		18.7%		27.7%		17.0%		17.9%

For the six months ended June 30, 2009

	Herb cultivation	%	TCM processing and distribution	%	Flower tea	%	Distribution	%	Total
Revenue	-	0.0%	7,616,221	19.6%	1,677,663	4.3%	29,659,093	76.1%	38,952,977
COGS	-	0.0%	5,942,601	18.8%	1,228,836	3.9%	24,515,711	77.4%	31,687,148
Gross profit	-	0.0%	1,673,620	23.0%	448,827	6.2%	5,143,382	70.8%	7,265,829
Gross margin	0.0%		22.0%		26.8%		17.3%		18.7%

Result of Operations – The three months ended June 30, 2010 as compared to three months ended June 30, 2009

Revenue.   Our revenue increased by $11,341,221 or 59.1% to $30,530,977 for the three months ended June 30, 2010 from $19,189,756 for the three months ended June 30, 2009.  32.3% of the increase was attributable to our Yaoyuan subsidiary because Yaoyuan obtained the exclusive rights to distribute more than 100 drugs from Hainan Lingkang Pharmaceutical Co., Ltd.  at the beginning of  2010. 12.8% of the increase was attributable to our Xuelingxian subsidiary due to the growth of its TCM processing and distribution business.   More specifically, revenue from TCM processing and distribution increased $2,264,664 or 64.1% to $6,271,328 for the three months ended June 30, 2010 from $4,006,664 for the same period in 2009.

Cost of Goods Sold.   Our cost of goods sold increased by $9,465,238 or 61.0% to $24,989,792 for the three months ended June 30, 2010 from $15,524,554 for the same period in 2009 consistent with increase of revenue. Cost of goods sold for our flower tea business increased $142,695 to $1,371,531 for the three months ended June 30, 2010 from $1,228,836 for the same period in 2009.  Cost of goods sold for TCM processing and distribution increased $2,012,027 or 64.1% to $5,149,236 for the three months ended June 30, 2010 from $3,137,209 for the same period in 2009, and this is in tandem with the increase in revenue.

Gross Profit.   Our gross profit increased by $1,875,983 or 51.2% to $5,541,185 for the three months ended June 30, 2010 from $3,665,202 for the three months ended June 30, 2009 as a result of the increased revenue during the period.

Sales and Marketing Expenses.   Our sales and marketing expenses increased by $34,765 to $233,371 for the three months ended June 30, 2010 from $198,606 for the three months ended June 30, 2009. The increase in sales and marketing expense was primarily a result of increased revenue.

General and Administrative Expenses.   Our general and administrative expenses increased by $43,480 to $302,659 for the three months ended June 30, 2010 from $259,179 for the three months ended June 30, 2009 as a result of the increased revenue during the period.

Income from Operations.   As a result of the foregoing, our income from operations increased to $5,005,155 for the three months ended June 30, 2010 from $3,207,417 for the three months ended June 30, 2009, an increase of 56.0% due to the increase of revenue.

Income Taxes.   Our income tax expense increased to $1,255,682 in the three months ended June 30, 2010 from $807,246 in the same period in 2009. Our effective tax rate for our operating subsidiaries were 25.0% and 25.1% for the three months ended June 30, 2010 and 2009, respectively.

Net Income.   Our net income increased by 56.3% to $3,762,699 for the three months ended June 30, 2010 from $2,406,621 for the three months ended June 30, 2009. Our profit margin slightly decreased from 12.5% for the three months ended June 30, 2009 to 12.3% for the three months ended June, 2010. The decrease of profit margin was due to the increase of cost of pharmaceutical products. We anticipate that our net income will continue to increase as our sales increase.

Result of Operations – The six months ended June 30, 2010 as compared to six months ended June 30, 2009

Revenue.      Our revenue increased by $20,306,660 or 52.1% to $59,259,637 for the six months ended June 30, 2010 from $38,952,977 for the six months ended June 30, 2009.  27.1% of the increase was attributable to our Yaoyuan subsidiary because Yaoyuan obtained the exclusive rights to distribute more than 100 drugs from a Hainan Lingkang Pharmaceutical Co., Ltd.  at the beginning of  2010. 17.7% of the increase was attributable to our Xuelingxian subsidiary due to the growth of its herbal tea sales and TCM processing and distribution business.   More specifically, our flower tea sales increased $1,231,685 for the six months ended June 30, 2010 from $1,677,663 in the same period in 2009. Revenue from TCM processing and distribution increased $5,689,049 or 74.7% to $13,305,270 for the six months ended June 30, 2010 from $7,616,221 for the same period in 2009.

Cost of Goods Sold.            Our cost of goods sold increased by $16,945,014 or 53.5% to $48,632,162 for the six months ended June 30, 2010 from $31,687,148 for the same period in 2009 consistent with increase of revenue. Cost of goods sold for our flower tea business increased $874,451 to $2,103,287 for the six months ended June 30, 2010 from $1,228,836 for the same period in 2009 because we started conducting the manufacture and sale of flower tea in April 2009.  Cost of goods sold for TCM processing and distribution increased $4,873,360 or 82.0% to $10,815,961 for the six months ended June 30, 2010 from $5,942,601 for the same period in 2009, and this is in tandem with the increase in revenue.

Gross Profit.            Our gross profit increased by $3,361,646 or 46.3% to $10,627,475 for the six months ended June 30, 2010 from $7,265,829 for the six months ended June 30, 2009.  Our gross margin slightly decreased from 18.7% for the six months ended June 30, 2009 to 17.9% for the six months ended June 30, 2010 due to the price volatility of the herbal raw material.

Sales and Marketing Expenses.      Our sales and marketing expenses increased by $66,355 to $364,999 for the six months ended June 30, 2010 from $298,644 for the six months ended June 30, 2009. The increase in sales and marketing expense was primarily a result of increased revenue.

General and Administrative Expenses.            Our general and administrative expenses increased by $157,182 to $673,048 for the six months ended June 30, 2010 from $515,866 for the six months ended June 30, 2009 as a result of the increased revenue during the period.

Income from Operations.      As a result of the foregoing, our income from operations increased to $3,138,109 for the six months ended June 30, 2010 from $6,451,319 for the six months ended June 30, 2009, an increase of 48.6% due to the increase of revenue.

Income Taxes.      Our income tax expense increased to $2,419,451 in the six months ended June 30, 2010 from $1,619,857 in the same period in 2009. Our effective tax rate for our operating subsidiaries were 25.0% for the six months ended June 30, 2010 and 2009.

Net Income.            Our net income increased by 48.4% to $7,187,851 for the six months ended June 30, 2010 from $4,844,469 for the six months ended June 30, 2009. Our profit margin slightly decreased from 12.4% for the six months ended June 30, 2009 to 12.1% for the six months ended June, 2010. The decrease of profit margin was due to the increase of cost of pharmaceutical products. We anticipate that our net income will continue to increase as our sales increase.

Result of Operations – The year ended December 31, 2009 as compared to the year ended December 31, 2008

Revenue.      Our revenue increased by $32,308,336 or 59.3% to $86,784,002 for the year ended December 31, 2009 from $54,475,666 for the year ended December 31, 2008 and this was primarily due to the growth of our Xuelingxian subsidiary. Xuelingxian was incorporated in July, 2008 and only had five months operating -period in 2008.  More specifically, revenue from our herb cultivation business increased $7,525,649 from nil for the year ended December 31, 2008 to $7,525,649 for the same period in 2009 since we started our herb planting in 2009.  Revenue from TCM processing and distribution increased $7,106,217 or 91.3% to $14,893,522 for the year ended December 31, 2009 from $7,787,305 for the same period in 2008 due to the fact that the operating period for Xuelingxian in 2009 was12 months and only five months in 2008.  The revenue from our flower tea business increased $5,276,780 for the year ended December 31, 2009 from nil in 2008 because we started  producing and selling flower tea in April 2009.

Cost of Goods Sold.            Our cost of goods sold increased by $25,362,423 or 55.9% to $70,725,013 for the year ended December 31, 2009 from $45,362,590 for the same period in 2009consistent with increase in revenues. Cost of goods sold for herb cultivation increased to $6,431,470 for the year ended December 31, 2009 from nil in the same period in 2008. This was due to the fact that  to Xuelingxian did not have any herb cultivation business in 2008.  Cost of goods sold for our TCM processing and distribution businesses increased $4,988,888 or 75.2% to $11,621,422 for the year ended December 31, 2009 from $6,632,534 for the year ended December 31, 2008 due to the fact that the operating period for Xuelingxian was 12 months in 2009 and only five months in 2008.  Cost of goods sold for our flower tea business increased to $3,734,882 for the year ended December 31, 2009 and this was in tandem with the increase in revenue.

Gross Profit            Our gross profit increased by $6,945,913 or 76.2% to $16,058,989 for the year ended December 31, 2009 from $9,113,076 for the year ended December 31, 2008. Our gross margin increased from 16.7% for the year ended December 31, 2008 to 18.5% for the year ended December 31, 2009. We anticipate that our overall gross profit will continue to increase as our sales increase.

Sales and Marketing Expenses            Our sales and marketing expenses increased by 116.1% to $792,295 for the year ended December 31, 2009 from $366,718 for the year ended December 31, 2008 and was a primary driver of our increased revenues during the year. The increase in sales and marketing expense was primarily a result of increased revenue.

General and Administrative Expenses            Our general and administrative expenses increased by 69.1% to $1,096,333 for the year ended December 31, 2009 from $648,520  for the year ended December 31, 2008 as a result of the increased revenue during the year. General and administrative expenses as a percentage of our revenue were 1.3% of the total sales for the years ended December 31, 2009 and was 1.2% for the same period ended December 31, 2008.

Income from Operations      As a result of the foregoing, our income from operations increased to $14,170,361 for the year ended December 31, 2009 from $8,097,838 for the year ended December 31, 2008, an increase of 75.0%.

Income Taxes      Our income tax expense increased to $3,298,277 in the year ended December 31, 2009 from $2,029,731 in the same period in 2009. Our effective tax rate was 23.2% and 25.0 for the year ended December 31, 2009 and 2008, respectively. The decrease of effective tax was primarily a result of the decreased effective income tax rate of our herbal subsidiary, Xuelingxian, Its herb cultivation business is subject to income tax exemption according to PRC tax law.

Net Income            Our net income increased by 79.0% to $10,901,402 for the year ended December 31, 2009 from $6,089,192 for the year ended December 31, 2008. Our profit margin slightly increased from 11.2% for the year ended December 31, 2008 to 12.6% for the year ended December 31, 2009. We anticipate that our net income will continue to increase as our sales increase. Additionally, we anticipate that our profit margin will increase as well.

Liquidity and Capital Resources

The following table sets forth a summary of our net cash flow information for the periods indicated:

	For the year ended December 31,		For the six months ended June 30,
in USD	2008	2009	2009	2010
Net cash provided by operating activities	5,600,586	8,699,909	1,277,991	5,787,688
Net cash used in investing activities	(58,434)	(155,971)	(119,219)	(9,063)
Net cash used in financing activities	(2,954,052)	(6,286,912)	(1,395,962)	(3,051,097)
Net increase/(decrease) in cash	2,588,100	2,257,026	(237,190)	2,727,528
Effect of changes of exchange rate	212,724	9,534	8,507	(12,852)
Cash at the beginning of the year/period	2,387,763	5,188,587	5,188,587	7,455,147
Cash at the end of the year/period	5,188,587	7,455,147	4,959,904	10,169,823

For the six months ended June 30, 2010 as compared to the six months ended June 30, 2009

We had net working capital of $14,811,838 at June 30, 2010, an increase of $4,831,601 over $9,980,237 at December 31, 2009.

Cash and Cash Equivalents

Our cash at December 31, 2009 was $7,455,147 and increased to $10,169,823 at June 30, 2010, an increase of $2,714,676 or 36.4% over the cash amount at December 31, 2009. The increase was primarily attributable to a number of factors, including the following:

For the six months ended June 30, 2010, we generated $5,787,688 from operating activities, as compared to $1,277,991 for the six months ended June 30, 2009. The increase of $4,509,697 is primarily a result of the increase of net income and the less amount of inventory purchased during the comparable periods.  Our Xuelingxian subsidiary leased additional land for its herbal planting business in 2010 and paid appropriately $2.2 million in the first quarter as lease expense for 2010.  We anticipate that our operating cash flow will increase in the future.

We used $9,063 in investing activities during the six months ended June 30, 2010 as compared to $119,219 during the six months ended June 30, 2009. This decrease of $110,156 in investing activities was primarily a result of purchasing less equipment.

Cash used in financing activities was $3,051,097 for the six months ended June 30, 2010 as compared to cash used in financing activities of $1,395,962 for the six months ended June 30, 2009. The cash financing activities in both periods were primarily the result of dividends paid to the former shareholders of our subsidiaries

For the year ended December 31, 2009 as compared to the year ended December 31, 2008

We had net working capital of $9,980,237 at December 31, 2009, an increase of $3,891,385 over $6,088,852 at December 31, 2008.

Cash and Cash Equivalents

Our cash and cash equivalents as at the beginning of the year ended December 31, 2009 was $5,188,587 and increased to $7,455,147 by the end of the year, an increase of $2,266,560 or 43.7% over the base amount at January 1, 2009. The increase was primarily attributable to a number of factors, including the following:

For the year ended December 31, 2009, we generated $8,699,909 from operating activities, as compared to $5,600,586 for the year ended December 31, 2008. The increase of $3,099,323was a result of an increase in net income from the year ended December 31, 2008 to December 31, 2009 of $4,812,210.

We used $155,971 in investing activities during the year ended December 31, 2009 as compared to $58,434 during the year ended December 31, 2008. This slight increase in investing activities was primarily a result of purchasing additional equipment.

Cash used in financing activities was $6,286,912 for the year ended December 31, 2009 as compared to cash used in financing activities of $2,954,052 for the year ended December 31, 2008. The increase of $3,332,860 was primarily a result of an increase in the dividend paid to the former shareholders of our subsidiaries from the year ended December 31, 2008 to December 31, 2009 of $4,764,817.

Capital Resources

During the year ended December 31, 2009, we borrowed  $219,751 from Qilu Bank. During the six month ended June 30, 2010, we borrowed 219,000 from Qilu Bank. We have funded our continued expansion from our operating cash flow.

Contractual Obligations and Off-Balance Sheet Arrangements

Contractual Obligations

We lease various facilities under lease agreements ranging from month to month to fifteen-year terms. The rental expenses for the years ended December 31, 2009 and 2008 was $315,255 and $171,461, respectively.  Additional, subsequent to December 31, 2009, we entered into a five-year land lease agreement with a local government and the annual lease expense was approximately $2.2 million. The following tables set forth the detail information of the lease obligations:

Yaoyuan

No.	Lessor	Location	Term	Rent (RMB)	Rent (US$)
1	General Tobacco Group Co., Ltd.	80 General Rd, Licheng District, Jinan City, Shandong Province, PRC	July 1, 2009 – June 30, 2012	0.25 per square meter per day	0.0368 per square meter per day
2	General Tobacco Group Co., Ltd.	Dawangxiang, Licheng District, Jinan City, Shandong Province, PRC	March 1, 2010 -February 28, 2011	180,000 for the first year and increase at a rate of 5% per year thereafter	26,370 per year and increase at a rate of 5% per year thereafter
3	General Trading Co., Ltd.	Dawangxiang, Licheng District, Jinan City, Shandong Province, PRC	March 1, 2010-March 28, 2015	30,000 for the first year and increase at a rate of 5% per year thereafter	4,392 for the first year and increase at a rate of 5% per year thereafter

Tongdetang

No.	Lessor	Location	Term	Rent (RMB)	Rent (US$)
1	Shujun Xu	566 Heping Rd, Jianshe Ave, Tonghua City, Jilin Province, PRC	November 1, 2006-October 31, 2010	360,000 for the first year; 420,000 for the second year; 480,000 for the third year; 540,000 for the fourth year; 600,000 for the fifth year.	52,703 for the first year; 61,487 for the second year; 70,271 for the third year; 79,055 for the fourth year; 87,839 for the fifth year.

Xuelingxian

No.	Lessor	Location	Term	Rent (RMB)	Rent (US$)
1	Anhui Province Bozhou City Fengyi Institute of Traditional Chinese Medicine	Liuge Village, Weiwu Ave, Bozhou City, Anhui Province, PRC	August 1 2008 –July 31, 2023	1,200,000 per year	175,677 per year
2	Mengwang Village Committee of Dayang County, Qiaocheng District, Bozhou City, Anhui Province, PRC	Mengwang Village, Dayang County, Qiaocheng District, Bozhou City, Anhui Province, PRC	January 1, 2010-December 31, 2014	14,970,000 for 2010, 8,800,000 per year thereafter.	2,191,576 for 2010, 1,289,207 per year thereafter.

Off-Balance Sheet Arrangements

We do not have any off balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity or capital expenditures or capital resources that is material to an investor in our securities.

Exchange rate information

Our business is conducted in China and substantially all of our revenues are denominated in RMB. However, periodic reports made to shareholders will be expressed in U.S. dollars using the then current exchange rates. This prospectus contains translations of RMB amounts into U.S. dollars at specific rates solely for the convenience of the reader. For all dates and periods through December 31, 2008, the conversion of RMB into U.S. dollars in this prospectus is based on the noon buying rate in the City of New York for cable transfers of RMB as certified for customs purposes by the Federal Reserve Bank of New York. For January 1, 2009 and all later dates and periods, the exchange rate refers to the exchange rate as set forth in the H.10 statistical release of the Federal Reserve Board. We make no representation that any RMB or U.S. dollar amounts could have been, or could be, converted into U.S. dollars or RMB, as the case may be, at any particular rate, the rates stated below, or at all. The PRC government imposes control over its foreign currency reserves in part through direct regulation of the conversion of RMB into foreign exchange and through restrictions on foreign trade. On July 30, 2010, the exchange rate was RMB6.7735 to US$1.00.

The following table sets forth information concerning exchange rates between the RMB and the U.S. dollar for the periods indicated. These rates are provided solely for your convenience and are not necessarily the exchange rates that we used in this prospectus or will use in the preparation of our periodic reports or any other information to be provided to you.

Period	Period End	Average (1)	Low	High
	(RMB per US$1.00)
2008	6.8225	6.9193	7.2946	6.7800
2009	6.8259	6.8307	6.8176	6.847
2010 (through March 31)	6.8258	6.8271	6.8254	6.8330
2010:
April	6.8247	6.8256	6.8229	6.8275
May	6.8305	6.8275	6.8245	6.8310
June	6.7815	6.8184	6.7815	6.8323
July	6.7735	6.7762	6.7709	6.7807

Legal and Administrative Proceedings

We know of no material, active, pending or threatened proceeding against us or our subsidiaries, nor are we, or any subsidiary, involved as a plaintiff or defendant in any material proceeding or pending litigation.

PROPERTIES

Our main office is located on 25/F New World Center, No. 6009 Yitian Road, Futian District, Shenzhen, PRC. Our main manufacture, distribution and sales facilities are located in Tonghua city of Jilin province, Anhui province and Shandong province.  We do not have any land use rights and we do not own any buildings. Butwe lease all the land and buildings we use. We believe that our existing facilities are well maintained and in good operating condition and sufficient for our present needs.

Below is a list of land and premises we currently lease:

Yaoyuan

No.	Lessor	Location	Term	Rent (RMB)	Rent (US$)
1	Jiangjun Trading Co., Ltd.	80 General Rd, Licheng District, Jinan City, Shandong Province, PRC	July 1, 2009 – June 30, 2012	0.25 per square meter per day	0.0368 per square meter per day
2	Jiangjun Trading Co., Ltd.	Dawangxiang, Licheng District, Jinan City, Shandong Province, PRC	March 1, 2010 -February 28, 2011	180,000at the first year and increase at a rate of 5% per year thereafter	26,370 per year and increase at a rate of 5% per year thereafter
3	Jiangjun Trading Co., Ltd.	Dawangxiang, Licheng District, Jinan City, Shandong Province, PRC	March 1, 2010-March 28, 2015	30,000 for the first year and increase at a rate of 5% per year thereafter	4,392 for the first year and increase at a rate of 5% per year thereafter

Tongdetang

No.	Lessor	Location	Term	Rent (RMB)	Rent (US$)
1	Shujun Xu	566 Heping Rd, Jianshe Ave, Tonghua City, Jilin Province, PRC	November 1, 2006-October 31, 2010	360,000 for the first year; 420,000 for the second year; 480,000 for the third year; 540,000 for the fourth year; 600,000 for the fifth year.	52,703 for the first year; 61,487for the second year; 70,271 for the third year; 79,055for the fourth year; 87,839for the fifth year.

Xuelingxian

No.	Lessor	Location	Term	Rent (RMB)	Rent (US$)
1	Anhui Province Bozhou City Fengyi Institute of Traditional Chinese Medicine	Liuge Village, Weiwu Ave, Bozhou City, Anhui Province, PRC	August 1 2008 –July 31, 2023	1,200,000 per year	175,677 per year
2	Mengwang Village Committee of Dayang County, Qiaocheng District, Bozhou City, Anhui Province, PRC	Mengwang Village, Dayang County, Qiaocheng District, Bozhou City, Anhui Province, PRC	January 1, 2010-December 31, 2014	14,970,000 for 2010, 8,800,000 per year thereafter.	2,191,576 for 2010, 1,289,207 per year thereafter.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our voting securities following the completion of the Reverse Merger described in Items 1.01 and 3.02 of this report by (i) any person or group owning more than 5% of any class of voting securities, (ii) each director, (iii) our chief executive officer and (iv) all executive officers and directors as a group as of August 12, 2010.

Name and Address	Number of Shares of Common Stock Beneficially Owned[1]	Percentage Ownership of Shares of Common Stock

Owner of More than 5% of Class

Mei Li Tsai Unit 04, 7/F, Bright Way Tower, No. 33 MongKok Road, Kowloon, HongKong	20,894,000	80.36%

Directors and Executive Officers

Rhonda Heskett [2] 4746 Lewis Ave. Bartlesville, OK 74006	906,000	3.48%

Yunlu Yin[3] 25/F New World Center, No. 6009 Yitian Road, Futian District, Shenzhen, People’s Republic of China 518026	—	—

An Fu3 25/F New World Center, No. 6009 Yitian Road, Futian District, Shenzhen, People’s Republic of China 518026	—	—

Dan Li3 25/F New World Center, No. 6009 Yitian Road, Futian District, Shenzhen, People’s Republic of China 518026	—	—

All directors and executive officers (3 persons)	—	—

*Under1% of the issued and outstanding shares as of August 12, 2010.

(1)
In determining beneficial ownership of our common stock as of a given date, the number of shares shown includes shares of common stock which may be acquired on exercise of warrants or options or conversion of convertible securities within 60 days of that date. In determining the percent of common stock owned by a person or entity on August 12, 2010, (a) the numerator is the number of shares of the class beneficially owned by such person or entity, including shares which may be acquired within 60 days on exercise of warrants or options and conversion of convertible securities, and (b) the denominator is the sum of (i) the total shares of common stock outstanding on August 12, 2010 (26,000,000), and (ii) the total number of shares that the beneficial owner may acquire upon conversion of the preferred and on exercise of the warrants and options, subject to limitations on conversion and exercise. Unless otherwise stated, each beneficial owner has sole power to vote and dispose of its shares.

(2)
Rhonda Heskett was our former President, Chief Executive Officer, Chief Financial Officer, Secretary sole director and Chairwoman until her resignation on August 6, 2010 in connection with the sale of 19,094,000 of her shares of common stock to Mei Li Tsai.

(3)
Yunlu Yin was appointed our new Chief Executive Officer, sole director and Chairman, An Fu was appointed our new Chief Financial Officer and Dan Li was appointed our new Secretary with effect from fromAugust 6, 2010.

DIRECTORS AND EXECUTIVE OFFICERS, PROMOTERS
AND CONTROL PERSONS

Our Directors and Executive Officers

In connection with the change in control of the Company on August 6, 2010, Rhonda Heskett resigned as ourPresident, Chief Executive Officer, Chief Financial Officer, sole director and Chairwoman and we appointed Yunlu Yin as our new Chief Executive Officer, sole director and chairman, An Fu as our new Chief Financial Officer and Dan Li as our new Secretary on the same date.

As such, as of August 12, 2010, other than An Fu, all our officers and sole director are residents of the PRC.As a result, it may be difficult for investors to effect service of process within the United States upon any of them or to enforce court judgments obtained against them in the United States courts.

As a result, it may be difficult for investors to effect service of process within the United States upon any of them or to enforce court judgments obtained against them in the United States courts.

The following table sets forth certain information concerning our directors and executive officers:

Name	Age	Position
Yunlu Yin	43	Chief Executive Officer, sole director and chairman
An Fu	35	Chief Financial Officer
Dan Li	40	Secretary

The following is a summary of the biographical information of our directors and officers:

Yunlu Yin, age 43, has served as Chief Executive Officer of Biopharm Asia, Inc. from May 7, 2009 to April 26, 2010. He also served as Chief Executive Officer of Huachen International Group Limited Company, general manager of Guangzhou Zhonghui Pharmaceutical Limited Company and general manager of Guangzhou Zhongshun Medicine Research Limited Company since 2006.From 2003 to 2006, Mr. Yin served as general manager of Jilin Province Changchun Hongli Pharmaceutical Limited Company, general manager of Jilin Province Changchun Zhongbo Medicine Marketing Planning Limited Company, general manager of China Academy of Traditional Chinese Medicine Research Institute Scientific and Technological Cooperation Center Tumor Expert Long-Distance Diagnosing and Treating Center, assistant director of World Chinese Medicine and Pharmaceutical Society Information Network Center and general manager of World Chinese Medicine and Pharmaceutical Society Tumor Expert Electronic Service System. From 2001 to 2003, Mr. Yin served as general manager of Jilin Province Changchun People's Pharmaceutical Limited Company and deputy general manager of Jilin Province Canye Group Guoli Pharmaceutical Limited Company.

An Fu, age 35, is a founding partner of eVisions Consulting, LLC, a U.S. based consulting firm that he founded in November 2009. Previously, he served as an auditor at the Davis Accounting Group P.C. in Cedar City, Utah from November 2007 to May 2010. Mr. Fu also worked as an engineer and a manager for China Financial Data Networks CO., Beijing, from 1998 to 2005. He received a Bachelor’s degree in Accounting from the Southern Utah University in U.S.A. in 2007 and a Master of Accountancy from the Southern Utah University in 2008.

Dan Li, age 40, worked as assistant to President in BioPharm Asia Inc. from May 2009 to November 2009.From June 2007 to May 2009, Mr. Li was the assistant director of China-America Capital Holdings. From December 2006 to June 2007, he worked as an independent financial and strategy advisor for a China beef project for US StoneyPointAgriCorp. From March 2005 to December 2006, he was a senior project manager in US Kotler Consulting Group (Shenzhen). From January 2004 to February 2005, he was the senior investment manager of Shenzhen Small & Medium Enterprise Venture Capital Company and a senior investment manager in Guangzhou Hongde Investment Company in Shenzhen. From June 2001 to January 2003, he was a senior investment manager of China S&T Cash Capital Limited in Shenzhen. From January 2001 to May 2001, Mr. Li was a project manager in Locux Company in Helsinki of Finland. From August 1994 to May 1997, he was a sales manager of Hunan Leader International Trade Company in Hunan province. Mr. Li received his Master in Business Administration in Finance from the Helsinki School of Economics and Business Administration in October 2000. He received his Bachelor degree in Facility Management from Hanzegeschool of the Netherlands in August 1998.

Our sole director holds this position on the board until our next annual meeting of the shareholders, and until his successor(s) has/have been qualified after being elected or appointed.  Officers serve at the discretion of the board of directors.

Save as otherwise reported above, none of our directors hold directorships in other reporting companies.

There are no family relationships among our director or officers.

To our knowledge, during the last ten years, none of our director and executive officers (including those of our subsidiaries) has:

•	Had a bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time.

•	Been convicted in a criminal proceeding or been subject to a pending criminal proceeding, excluding traffic violations and other minor offenses.

•
Been subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities.

•
Been found by a court of competent jurisdiction (in a civil action), the SEC, or the Commodities Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

•
Been the subject to, or a party to, any sanction or order, not subsequently reverse, suspended or vacated, of any self-regulatory organization, any registered entity, or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Directors and Officers of the PRC Subsidiaries

Under each of the PRC Subsidiaries’ Articles of Association and PRC law, each company is managed by one executive director instead of a board of directors. The executive director is elected and appointed by the shareholders for a term of three years and can be re-elected for consecutive terms.  The appointment and termination of the CEO (sometimes called the General Manager) is determined by the executive director.

In accordance with the PRC Subsidiaries’ Articles of Association and PRC law, each of the PRC Subsidiaries’ executive director is monitored by a supervisor, appointed by the shareholders for a term of three years.

The following table sets forth certain information as concerning executive officers of each of the PRC Subsidiaries:

Yaoyuan

Name	Age	Position
Yanliang Song	36	General Manager
Hong Li	50	Financial Manager

Yanliang Song,age 35, has over 15 years experience in the pharmaceutical industry. He is a holder of a Master of Business Adminsitration and Bachelor of TCM. Mr. Song has served as the section member of medical department of Binzhou Municipal Hospital of Traditional Chinese Medicine from 1995 to 1998; the Binzhou medical representative of China Academy of Chinese Medical Sciences Zhonghui Pharmaceutical Co., Ltd. from 1998 to 1999; the manager of Binzhou Office of Jilin Xiuzheng Pharmaceutical Group Co., Ltd. from 1999 to 2003; the manager of Shandong Office of Fujian Sanai Pharmaceutical Co., Ltd. from 2004 to 2006; and served as the chairman of Shandong Yaoyuan Pharmaceutical Company from 2006 to 2010.

Hong Li, age 50, has served as the chief management director of the First Motor Factory of Jinan City from November 1977 to November 1992; he has served as the manager of Jingbaweier Branch of Qilu Bank from November 1992 to January 2010; and as the Financial Director of Shandong Yaoyuan Pharmaceutical Co., Ltd. from January 2010 to present day.

Tongdetang

Name	Age	Position
Xianming Zeng	61	General Manager
Shuyan Liu	39	Financial Manager

Xianming Zeng, age 61, has over 46 years experience in Corporate Management. Mr.Zeng founded Tongdetang in 2003. Mr.Zeng  entered the service in 1964 and served as an accountant for Tonghua Sankeyushu Branch of Agricultural Bank from 1964 to 1970. He also served as the financial section chief of Tonghua Coal and Silk Plant from 1970 to 1976; as the financial section chief of Tonghua Bureau of Township Enterprises from 1976 to 1980; as the administrator manager of Tonghua Silk Plant from 1980 to 1984; as the deputy director and director of Tonghua Economic Cooperation Committee from 1984 to 1988; as the secretary of the Party committee and factory director of Tonghua Silk Plant from 1988 to 1992; as the director of Tonghua Commodities Bureau from 1992 to 1994; and as the first deputy director of Tonghua County Government Office and the director of Tonghua County Commission for Economic Restructuring from 1994 to 2003. He retired in 2003 and served as the deputy general manager, general manager and chairman of Tongdetang from 2003 to present day.

Shuyan Liu, age 40, has nearly 20 years’ accounting and auditing experience. He is a Certified Public Accountant and has Bachelor of Accountancy, and is a member of ACCA. Mr. Liu served as an accountant for the Tonghua textiles purchase and supply station from 1992 to 1994. He served as the chief accountant of Fuzhou Xindai Cultural  Products Co., Ltd. from 1994 to 1996; as the project manager of Zhongqin Wanxin CPA (Beijing) from 1996 to 2004; as the manager of Integrated Business Department of Tonghua Tianwei CPA from 2004 to 2005; as the financial controller of Tonghua Limin Pharmaceutical Co., Ltd. from 2005 to 2008; and the financial controller of Tongdetang from 2008 to present day.

Xuelingxian

Name	Age	Position
Shunli Wang	58	General Manager
Fulan Li	55	Financial Manager

Shunli Wang, age 58, has over 30 years experience in the pharmaceutical industry.  Mr. Wang founded Xuelingxian in 2008. Prior to founding the company, he was engaged in trading of traditional Chinese medicine from 1983 to 1988.He worked at the Bozhou Medicine Station from September 1988 to 2000 and obtained his chief pharmacist qualification in TCM in 1994.He went on to obtain his pharmacist qualification in western medicine in 1997.  He  served as the General Manager of the sixth branch of Bozhou Pharmaceutical Group from 2000 to 2001; as the contractor of Changchun Renmin Pharmaceutical Co., Ltd. from 2001 to 2004; and as the General Manager of Changchun Pharmaceutical Co., Ltd, from 2005 to 2006. Mr.Wang has served as the Chairman of Xuelingxian from 2008 to present day.

Fulan Li,  age 55, has over 28 years experience in the pharmaceutical industry. She was engaged in the operation of Chinese medicinal materials from 1980 to 1988. She worked as the financial manager in the 6th branch of Bozhou Pharmaceutical Group from June 1988 to 2001; as the financial department manager of Changchun Renmin Pharmaceutical Factory from 2001 to 2004; and the financial manager of Xuelingxian  from 2008 to present day.

Audit Committee Financial Expert

Our board of directors currently acts as our audit committee.  Because we only recently executed the Reverse Merger, our board of directors is still in the process of finding an “audit committee financial expert” as defined in Regulation S-K and directors that are “independent” as that term is used in Section 10A of the Securities Exchange Act.

Audit Committee

We have not yet appointed an audit committee.  At the present time, we believe that our board of directors is capable of analyzing and evaluating our financial statements and understanding internal controls and procedures for financial reporting.  We do, however, recognize the importance of good corporate governance and intend to appoint an audit committee comprised entirely of independent directors, including at least one financial expert, in the near future.

Compensation Committee

We do not presently have a compensation committee. Our board of directors currently acts as our compensation committee.

Nominating Committee

We do not presently have a nominating committee. Our board of directors currently acts as our nominating committee.

Code of Ethics

We currently do not have a code of ethics and plan to adopt one to apply to principal executive officer, principal financial officer, principal accounting officer and controller, or persons performing similar functions.

Board Leadership Structure and Role in Risk Oversight

Yunlu Yin is currently our sole director, chairman and chief executive officer. We do not have any independent directors.  We believe Mr. Yin is best t situated to serve as chairman of the Board because he is the director most familiar with our business and industry and the director most capable of identifying strategic priorities and executing our business strategy. In addition, having a single leader eliminates the potential for confusion and provides clear leadership for the Company. We believe that this leadership structure has served the Company well.

Our board of directors has overall responsibility for risk oversight. Because we do not have a compensation, nominating or audit committee, the board will, for the time being, function in these capacities.

The board’s role in the risk oversight of the Company includes, among other things:

•	appointing, retaining and overseeing the work of the independent auditors, including resolving disagreements between the management and the independent auditors relating to financial reporting;
•	approving all auditing and non-auditing services permitted to be performed by the independent auditors;
•	reviewing annually the independence and quality control procedures of the independent auditors;

•	reviewing and approving all proposed related party transactions;
•	discussing the annual audited financial statements with the management;
•
meeting separately with the independent auditors to discuss critical accounting policies, management letters, recommendations on internal controls, the auditor’s engagement letter and independence letter and other material written communications between the independent auditors and the management.

Director Qualifications

Directors are responsible for overseeing the Company’s business consistent with their fiduciary duty to stockholders. This significant responsibility requires highly-skilled individuals with various qualities, attributes and professional experience. The board believes that there are general requirements for service on the Company’s board of directors that are applicable to all directors and that there are other skills and experience that should be represented on the board as a whole but not necessarily by each director. The board considers the qualifications of director and director candidates individually and in the broader context of the board’s overall composition and the Company’s current and future needs.

Qualifications for All Directors

In its assessment of each potential candidate, including those recommended by stockholders, the board considers the nominee’s judgment, integrity, experience, independence, understanding of the Company’s business or other related industries and such other factors the board determines are pertinent in light of the current needs of the board. The board also takes into account the ability of a director to devote the time and effort necessary to fulfill his or her responsibilities to the Company.

The board requires that each director be a recognized person of high integrity with a proven record of success in his or her field. Each director must demonstrate innovative thinking, familiarity with and respect for corporate governance requirements and practices, an appreciation of multiple cultures and a commitment to sustainability and to dealing responsibly with social issues. In addition to the qualifications required of all directors, the board conducts interviews of potential director candidates to assess intangible qualities including the individual’s ability to ask difficult questions and, simultaneously, to work collegially. The board does not have a specific diversity policy, but considers diversity of race, ethnicity, gender, age, cultural background and professional experiences in evaluating candidates for board membership. Diversity is important because a variety of points of view contribute to a more effective decision-making process.

Qualifications, Attributes, Skills and Experience to be Represented on the Board as a Whole

The board has identified particular qualifications, attributes, skills and experience that are important to be represented on the board as a whole, in light of the Company’s current needs and its business priorities. The board believes that it should include some directors with a high level of financial literacy and some directors who possess relevant business experience as a Chief Executive Officer or a President or like position. Marketing is the core focus of our business and the Company seeks to develop and deploy the world’s most innovative and effective marketing and technology. Therefore, the board believes that marketing and technology experience should be represented on the board. The Company is involved in the pharmaceutical business in the PRC.  Therefore the Company’s business also requires compliance with a variety of regulatory requirements and relationships with various governmental entities. Therefore, the board believes that governmental, political or diplomatic expertise should be represented on the Board.

Set forth below are a chart and a narrative disclosure that summarize the specific qualifications, attributes, skills and experiences described above. An “X” in the chart below indicates that the item is a specific reason that the director has been nominated to serve on the Company’s Board. The lack of an “X” for a particular qualification does not mean that the director does not possess that qualification or skill. Rather, an “X” indicates a specific area of focus or expertise of a director on which the board currently relies.

	High level of financial literacy	Diversity of race, ethnicity, gender, age, cultural background or professional experience	Extensive knowledge of the Company’s business	Marketing/Marketing related technology experience	Marketing/Marketing related technology experience	Governmental, political or diplomatic expertise
Yunlu Yin		X	X	X	X

We will strive to identify and appoint more directors to the board that possess the qualifications and qualities that will fulfill our current needs and business priorities.

Mr. Yunlu Yin, our current Chief Executive Officer, sole director and chairman possesses many of the attributes we are looking for in our board members. Mr. Yin is of Chinese origin and has extensive knowledge of the pharmaceutical industry.  He has led pharmaceutical companies in a managerial capacity, more recently as Chief Executive Officer of Huachen International Group Limited Company, general manager of Guangzhou Zhonghui Pharmaceutical Limited Company and general manager of Guangzhou Zhongshun Medicine Research Limited Company since 2006.  Mr. Yin has more than 10 years’ experience in the PRC pharmaceutical industry, having been involved in all aspects of it, including manufacturing, research, marketing and sales.

EXECUTIVE COMPENSATION

The following is a summary of the compensation we paid to our former President, Chief Executive Officer, Chief Financial Officer, sole director and chairwoman,Rhonda Heskett, for the two years ended February 28, 2010 and 2009. No executive officer received compensation in excess of $100,000 for any of those years.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Rhonda Heskett,	2009	—	—	—	—	—	—	—	—
Former President, Chief Executive Officer, Chief Financial Officer and director	2010	—	—	—	—	—	—	—	—

Our current Chief Executive Officer, sole director and chairman, Yunlu Yin, and our current Chief Financial Officer, An Fu only assumed their respective positions in the Company on August 6, 2010.On August 6, 2010, we entered into an employment agreement with each of Yunlu Yin, An Fu and Dan Li.  Under their respective agreements, Yunlu Yin is employed as our new Chief Executive Officer for a term of three years and a monthly salary of $6,000,  An Fu is employed as our Chief Financial Officer for a term of three years and a monthly salary of $5,000 and Dan Li is employed as our secretary at a monthly salary of $2,500 for a term of three years.Pursuant to these agreements, we may terminate each officer’s employment for cause at any time and with thirty days’ notice without cause. Conversely, each officer may terminate his employment with us with no less than 90 days’ written notice.   The officers serve as the pleasure of the board.

The following is a summary of the compensation paid by Yaoyuan to Yanliang Song, its General Manager, and Hong Li, its Finance Manager for the two years ended December 31, 2009 and 2008, respectively. No other executive officer of Yaoyuan received compensation in excess of $100,000 for any of those years.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Yanliang Song,	2008	21,834	—	—	—	—	—	—	21,834
General Manager	2009	29,283	—	—	—	—	—	—	29,283

Hong Li,	2008	—	—	—	—	—	—	—	—
Finance Manager	2009	15,373	—	—	—	—	—	—	15,373

The following is a summary of the compensation paid by Tongdetang to Xianming Zeng, its General Manager, and Shuyan Liu, its Finance Manager for the two years ended December 31, 2009 and 2008, respectively. No other executive officer of Tongdetang received compensation in excess of $100,000 for any of those years.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Xianming Zeng,	2008	7,278.02	—	—	—	—	—	—	7,278.02
General Manager	2009	9,516.84	—	—	—	—	—	—	9,516.84

Shuyan Liu,	2008	6,113.54	—	—	—	—	—	—	6,113.54
Finance Manager	2009	6,588.58	—	—	—	—	—	—	6,588.58

The following is a summary of the compensation paid by Xuelingxian to Shunli Wang, its General Manager, and Fulan Li, its Finance Manager for the two years ended December 31, 2009 and 2008, respectively. No other executive officer of Xuelingxian received compensation in excess of $100,000 for any of those years.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Shunli Wang,	2008	7,994.19	—	—	—	—	—	—	7,994.19
General Manager	2009	11,713.03	—	—	—	—	—	—	11,713.03

Fulan Li,	2008	4,949.05	—	—	—	—	—	—	4,949.05
Finance Manager	2009	6,149.34	—	—	—	—	—	—	6,149.34

Compensation Discussion and Analysis

We strive to provide our named executive officers (as defined in Item 402 of Regulation S-K) with a competitive base salary that is in line with their roles and responsibilities when compared to peer companies of comparable size in similar locations.

It is not uncommon for PRC private companies in China to have base salaries as the sole form of compensation. The base salary level is established and reviewed based on the level of responsibilities, the experience and tenure of the individual and the current and potential contributions of the individual. The base salary is compared to the list of similar positions within comparable peer companies and consideration is given to the executive’s relative experience in his or her position.  Base salaries are reviewed periodically and at the time of promotion or other changes in responsibilities.

We plan to implement a more comprehensive compensation program, which takes into account other elements of compensation, including, without limitation, short and long term compensation, cash and non-cash, and other equity-based compensation such as stock options. We expect that this compensation program will be comparable to the programs of our peer companies and aimed to retain and attract talented individuals.

We will also consider forming a compensation committee to oversee the compensation of our named executive officers. The majority of the members of the compensation committee would be independent directors.

Compensation of Directors

Directors are permitted to receive fixed fees and other compensation for their services as directors.  The board of directors has the authority to fix the compensation of directors.  No amounts have been paid to, or accrued to, directors in such capacity.

As of the date of this report, our directors have received no compensation for their service on the board of directors. We plan to implement a compensation program for our independent directors, as and when they are appointed, which we anticipate will include such elements as an annual retainer, meeting attendance fees and stock options. The details of that compensation program will be negotiated with each independent director.

Option Grants Table

There were no individual grants or stock options to purchase our common stock made to the executive officer named in the Executive Compensation Table through February 28, 2010.

Aggregated Option Exercises and Fiscal Year-End Option Value Table

There were no stock options exercised during the fiscal year ended February 28, 2010, by the executive officer named in the Executive Compensation Table.

Long-Term Incentive Plan (“LTIP”) Awards Table

There were no awards made to a named executive officer in the last completed fiscal year under any LTIP.

Employment Agreements

On August 6, 2010, we entered into an employment agreement with each of Yunlu Yin, An Fu and Dan Li.  Under their respective agreements, Yunlu Yin is employed as our new Chief Executive Officer for a term of three years and a monthly salary of $6,000,  An Fu is employed as our Chief Financial Officer for a term of three years and a monthly salary of $5,000 and Dan Li is employed as our secretary at a monthly salary of $2,500 for a term of three years. Pursuant to these agreements, we may terminate each officer’s employment for cause at any time and with thirty days’ notice without cause. Conversely, each officer may terminate his employment with us with no less than 90 days’ written notice. The officers serve as the pleasure of the board.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Except for the ownership of our securities, and except as set forth below, none of the directors, executive officers, holders of more than five percent of the Company’s outstanding common stock, or any member of the immediate family of any such person have, to the knowledge of the Company, had a material interest, direct or indirect, in any transaction or proposed transaction which may materially affect the Company.

•
During each of the years ended February 28, 2010 and February 28, 2009, our former President, Chief Executive Officer, Chief Financial Officer, sole director and chairwoman, Rhonda Heskett contributed services and brooding facilities with a fair value of $6,000 and $2,400, respectively.  These non-cash expenses totaling $8,400 in each of the years ended February 28, 2010 and 2009 were treated as contributed capital.

•
As of August 6, 2010, Rhonda Heskett loaned us a total of $ $24,879.53 in exchange for a two 5% per annum promissory notes.  This amount was discharged on August 6, 2010 in full and the promissory notes cancelled on that date.

•	As at December 31, 2009 and 2008, we had $24,568 and $1,465.738, respectively due from related parties. These balances are non-interest bearing and payable on demand.
•
We use a trademark for drug packaging that is owned by a former shareholder of Yaoyuan.  The trademark was applied for on May 16, 2008 and approved April 7, 2010.  It expires April 6, 2020.  While all associated costs have been paid for by the shareholder, we use this trademark at no cost.

•
We use a trademark for drug packaging that is owned by a former shareholder of Yaoyuan, Yanliang Song.  The trademark was applied for on May 16, 2008 and approved April 7, 2010.  It expires April 6, 2020.  While all associated costs have been paid for by Yanliang Song, we use this trademark at no cost. Subsequent to our year end, through the reverse merger with Wisdom Fortune and subsequent acquisition by Global Pharma, this shareholder is no longer a shareholder of Yaoyuan with effective from the relevant acquisition dates.

•	During 2009, Xuelingxian had sales of approximately $1.4 million to a number of related parties, employees and a shareholder.

•
On August 6, 2010, we were party to a share purchase agreement between our former President, Chief Executive Officer, Chief Financial Officer and sole director and chairwoman, Rhonda Heskett and Mei Li Tsai involving the sale of 19,094,000 shares of common stock of the Company.

Except as disclosed above, no executive officer, director or any member of these individuals’ immediate families, any corporation or organization with whom any of these individuals is an affiliate or any trust or estate in which any of these individuals serve as a trustee or in a similar capacity or has a substantial beneficial interest in is or has been indebted to the Company at any time since the beginning of the Company’s last fiscal year.

Procedures for Approval of Related Party Transactions

Our board of directors is charged with reviewing and approving all potential related party transactions.  All such related party transactions must then be reported under applicable SEC rules. We have not adopted other procedures for review, or standards for approval, of such transactions, but instead review them on a case-by-case basis.

LEGAL PROCEEDINGS

We know of no material, active, pending or threatened proceeding against us or our subsidiaries, nor are we, or any subsidiary, involved as a plaintiff or defendant in any material proceeding or pending litigation.

MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANTS
COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock has been traded over-the-counter on the OTC Bulletin Board since May 5, 2009 under the designation TOPG.OB. However, to date there has been no trading market for our common stock.

The market price of our common stock is subject to significant fluctuations in response to variations in our quarterly operating results, general trends in the market, and other factors, over many of which we have little or no control.  In addition, broad market fluctuations, as well as general economic, business and political conditions, may adversely affect the market for our common stock, regardless of our actual or projected performance.

Holders of Our Common Stock

As of August 12, 2010, we had 28 shareholders of our common stock, including the shares held in street name by brokerage firms. The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Holders of the common stock have no preemptive rights and no right to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock

Dividends

We have not paid dividends on our common stock and do not anticipate paying such dividends in the foreseeable future. We will rely on dividends from our PRC Subsidiaries for our funds and PRC regulations may limit the amount of funds distributed to us from our PRC Subsidiaries, which will affect our ability to declare any dividends.

Stock Option Grants

To date, we have not granted any stock options.

Registration Rights

We have not granted registration rights to the selling shareholders or to any other persons.

Securities authorized for issuance under equity compensation plans

As of the date of this Current Report, we do not have any securities authorized for issuance under any equity compensation plans and we do not have any equity compensation plans.

Penny Stock Regulations

Our shares of common stock are subject to the "penny stock" rules of the Securities Exchange Act of 1934 and various rules under this Act. In general terms, "penny stock" is defined as any equity security that has a market price less than $5.00 per share, subject to certain exceptions. The rules provide that any equity security is considered to be a penny stock unless that security is registered and traded on a national securities exchange meeting specified criteria set by the SEC, issued by a registered investment company, and excluded from the definition on the basis of price (at least $5.00 per share), or based on the issuer's net tangible assets or revenues. In the last case, the issuer's net tangible assets must exceed $3,000,000 if in continuous operation for at least three years or $5,000,000 if in operation for less than three years, or the issuer's average revenues for each of the past three years must exceed $6,000,000.

Trading in shares of penny stock is subject to additional sales practice requirements for broker-dealers who sell penny stocks to persons other than established customers and accredited investors. Accredited investors, in general, include individuals with assets in excess of $1,000,000 or annual income exceeding $200,000 (or $300,000 together with their spouse), and certain institutional investors. For transactions covered by these rules, broker-dealers must make a special suitability determination for the purchase of the security and must have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, the rules require the delivery, prior to the first transaction, of a risk disclosure document relating to the penny stock. A broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, and current quotations for the security. Finally, monthly statements must be sent disclosing recent price information for the penny stocks. These rules may restrict the ability of broker-dealers to trade or maintain a market in our common stock, to the extent it is penny stock, and may affect the ability of shareholders to sell their shares.

RECENT SALES OF UNREGISTERED SECURITIES

On February 11, 2007, we issued 20,000,000 shares of common stock to our former President, Chief Executive Officer, Chief Financial Officer and sole director, Rhonda Heskett.

In February 2008, we issued 4,200,000 shares of common stock to 42 shareholders under an exemption from the registration requirements of the Securities Act of 1933(the “Act”) for the placement of these securities pursuant to Section 4(2) of the Act and/or Regulation D promulgated thereunder.

On August 12, 2010, we entered into and consummated a Share Exchange Agreement with the sole shareholder of Global Pharma Enterprise Group Limited (“Global Pharma”) and Global Pharma to acquire all the issued and outstanding capital stock of Global Pharma, a British Virgin Islands company,  in consideration for 1,800,000  newly issued restricted shares of the Company.   We claim an exemption from the registration requirements of the Act for the private placement of these securities pursuant to Section 4(2) of the Act and/or Regulation D promulgated thereunder since, among other things, the transaction did not involve a public offering, the recipient is an accredited investor  and had access to information about the Company and their investment, the recipient took the securities for investment and not resale, and the Company took appropriate measures to restrict the transfer of the securities

DESCRIPTION OF SECURITIES

The following is a summary description of our capital stock and certain provisions of our certificate of incorporation and by-laws, copies of which have been filed as exhibits to this report. The following discussion is qualified in its entirety by reference to such exhibits.

General

We are authorized to issue 100,000,000 shares of common stock, par value $.001 per share, and 10,000,000 shares of blank-check preferred stock, par value $.001 per share.

Common Stock

The holders of our common stock are entitled to one vote for each share held of record on all matters to be voted on by stockholders. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voting for the election of directors can elect all of the directors then up for election. The holders of our common stock are entitled to receive dividends when, as and if declared by the board of directors out of funds legally available therefor. In the event of liquidation, dissolution or winding up of the Company, the holders of common stock are entitled to share ratably in all assets remaining which are available for distribution to them after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the common stock. Holders of shares of our common stock, as such, have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to the common stock. All of the outstanding shares of common stock are fully paid and nonassessable.

Preferred Stock

In addition to the 100,000,000 shares of common stock, we are authorized to issue up to 10,000,000 shares of preferred stock. Shares of our preferred stock may be issued from time to time in one or more classes or series, each of which class or series shall have such distinctive designation or title as shall be fixed by the board of directors prior to the issuance any shares thereof.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Limitations on Liability

Under Delaware law, a corporation may indemnify its officers, directors, employees and agents under certain circumstances, including indemnification of such persons against liability under the Securities Act of 1933, as amended. Those circumstances include that an officer, director, employee or agent may be indemnified if the person acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

We are also permitted to apply for insurance on behalf of any director, officer, employee or other agent for liability arising out of his actions, whether or not the Delaware General Corporation Law would permit indemnification.

Indemnification Against Public Policy

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling an issuer pursuant to the foregoing provisions, the opinion of the Commission is that such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The effect of indemnification may be to limit the rights of the Company and its stockholders (through stockholders’ derivative suits on behalf of the Company) to recover monetary damages and expenses against a director for breach of fiduciary duty.

Item 3.02 Unregistered Sales of Equity Securities.

On August 12, 2010, we entered into and consummated a Share Exchange Agreement with the sole shareholder of Global Pharma Enterprise Group Limited (“Global Pharma”) and Global Pharma to acquire all the issued and outstanding capital stock of Global Pharma, a British Virgin Islands company,  in consideration for 1,800,000  newly issued restricted shares of Top Flight (the “Reverse Merger”).

Immediately after the closing of the Reverse Merger, we have a total of 26,000,000 issued and outstanding shares of common stock.  As a result of the Reverse Merger, Global Pharma is now our wholly-owned subsidiary.   Global Pharma is the holding company of all the shares of Binomial Biopharm Group Limited (“Binomial”) and Hong Kong Wisdom Fortune Medicine Holding Group Limited (“Wisdom Fortune”), two wholly-owned Hong Kong-incorporated companies.

Binomial, in turn, holds all the equity interests in Anhui Xuelingxian Pharmaceutical Co., Ltd.(“Xuelingxian”), Tonghua Tongdetang Pharmaceutical and Medicinal Materials Co., Ltd.(“Tongdetang”), two PRC-incorporated companies.

Wisdom Fortune holds all the equity interest in Shandong Global Pharm Co., Ltd. (“Yaoyuan”).

We are, through our indirect wholly-owned PRC subsidiaries, namely Xuelingxian, Tongdetang and Yaoyuan (the “PRC Subsidiaries”) in the business of wholesale and retail distribution of pharmaceuticals-related products, Chinese herb cultivation and medicine raw materials preparations.

We claim an exemption from the registration requirements of the Securities Act of 1933 (the “Act”) for the private placement of these securities pursuant to Section 4(2) of the Act and/or Regulation D promulgated thereunder since, among other things, the transaction did not involve a public offering, the recipient is an accredited investor  and had access to information about the Company and their investment, the recipient took the securities for investment and not resale, and the Company took appropriate measures to restrict the transfer of the securities.

Item 4.01 Changes in Registrant’s Certifying Accountant.

On August 11, 2010, we dismissed GBH CPAs, PC (“GBH”), as our independent registered public accounting firm. The reports of GBH on our financial statements for each of the past two fiscal years contained no adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles, except as that the reports of GBH for the fiscal years ended February 28, 2010 and 2009 indicated conditions which raised substantial doubt about the Company's ability to continue as a going concern. The decision to change independent accountants was approved by our board of directors on August 11, 2010.

During our two most recent fiscal years and through the date of this report, we have had no disagreements with GBH on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of GBH, would have caused it to make reference to the subject matter of such disagreements in its report on our financial statements for such periods.

During our two most recent fiscal years and through the date of this report on Form 8-K/A, there have been no reportable events as defined under Item 304(a)(1)(v) of Regulation S-K adopted by the SEC.

We provided GBH with a copy of this disclosure before its filing with the SEC. We requested that GBH provide us with a letter addressed to the SEC stating whether or not it agrees with the above statements, and we received a letter from GBH stating that it agrees with the above statements.

New Independent Accountants

Our board of directors appointed Acquavella, Chiarelli, Shuster, Berkower & Co., LLP(“ACSB”) as our new independent registered public accounting firm effective as of August 11, 2010. During the two most recent fiscal years and through the date of our engagement, we did not consult with ACSB regarding either (1) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, or (2) any matter that was either the subject of a disagreement (as defined in Regulation S-K Item 304(a)(1)(v)), during the two most recent fiscal years.

Prior to engaging ACSB,ACSB did not provide our Company with either written or oral advice that was an important factor considered by our Company in reaching a decision to change our independent registered public accounting firm from GBH to ACSB.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On  August12, 2010, concurrent with the Reverse Merger, we adopted the fiscal year end of our PRC Subsidiaries, thereby changing our fiscal year end from February 28 to December 31. The audited financial statements for the new fiscal year will be reflected in the Company’s Form 10-K for the year ending December 31, 2010.

Item 5.06 Change in Shell Company Status

We were a “shell company” (as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended) immediately before the Closing of the Reverse Merger. As a result of the Reverse Merger, Global Pharma is now our wholly-owned subsidiary.   Global Pharma is the holding company of all the shares of  BinomialBioPharm Group Limited (“Binomial”) and Hong Kong Wisdom Fortune Medicine Holding Group Limited (“Wisdom Fortune”), two wholly-owned Hong Kong-incorporated companies.

Binomial, in turn, holds all the equity interests in Anhui Xuelingxian Pharmaceutical Co., Ltd.(“Xuelingxian”), Tonghua Tongdetang Pharmaceutical and Medicinal Materials Co., Ltd.(“Tongdetang”), two PRC-incorporated companies.

Wisdom Fortune holds all the equity interest in Shandong Global Pharm Co., Ltd. (“Yaoyuan”).

We are now, through our indirect wholly-owned PRC Subsidiaries, namely Xuelingxian, Tongdetang and Yaoyuan in the business of wholesale and retail distribution of pharmaceuticals-related products, Chinese herb cultivation and medicine raw materials preparations and as a result of the Reverse Merger on August 12, 2010, have ceased to be a “shell” company.

Item 9.01  Financial Statements and Exhibits.

(a)	Financial statements of businesses acquired.

The audited financial statements of Global Pharma as of December 31, 2009 and 2008 and unaudited financial statements as for the six months ended June 30, 2010 and 2009 are appended to this report beginning on page F-1.

GLOBAL PHARMA ENTERPRISE GROUP LIMITED

CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2009 and 2008

ACSB	Acquavella, Chiarelli, Shuster, Berkower & Co., LLP
517 Route One	Certified Public Accountants and Advisors	One Penn Plaza, 36th Floor
Iselin, New Jersey 08830		New York, NY 10019
732. 855.9600		212.867.1319
Fax:732.855.9559
www.acsbco.com

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Stockholder of
Global Pharma Enterprise Group Limited

We have audited the accompanying consolidated balance sheets of Global Pharma Enterprise Group Limited as of December 31, 2009 and 2008, and the related consolidated statements of income and comprehensive income, shareholders’ equity and cash flows for the years then ended.  The Company’s management is responsible for these financial statements.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, and audit of its internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2009 and 2008 and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/S/ ACQUAVELLA, CHIARELLI, SHUSTER, BERKOWER & CO., LLP

Iselin, New Jersey
August 2, 2010

New York	•	New Jersey	•	Cayman Islands

GLOBAL PHARMA ENTERPRISE GROUP LIMITED

CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31,

	2009	2008

ASSETS

Current assets:
Cash	$7,455,147	$5,188,587
Accounts receivable	11,707,848	8,564,025
Other receivable	-	1,772
Due from related parties	24,568	1,465,738
Inventories	9,373,762	7,180,388
Total current assets	28,561,325	22,400,510
Property and equipment, net	229,587	134,020
Total assets	$28,790,912	$22,534,530

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Line of Credit	$219,751	$-
Notes payable	219,751	-
Accounts payable	13,598,744	11,075,591
Accrued salary	218,546	148,043
Dividends payable	1,712,889	2,991,208
Income taxes payable	944,143	707,401
Other taxes payable	1,505,439	1,366,401
Other accrued liabilities	161,825	23,014
Total liabilities, all current	18,581,088	16,311,658

Stockholders' equity:
Common stock, par value, $ 1 per share, 50,000 shares authorized, issued and outstanding.	50,000	50,000
Stock subscription receivable	(50,000)	(50,000)
Paid-in Capital	2,458,223	2,458,223
Statutory surplus reserves	1,310,701	367,238
Retained earnings	6,206,903	3,121,166
Accumulated OCI	233,997	276,245

Total stockholders' equity	10,209,824	6,222,872

Total liabilities and stockholders' equity	$28,790,912	$22,534,530

See Notes to Consolidated Financial Statements.

GLOBAL PHARMA ENTERPRISE GROUP LIMITED

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
YEARS ENDED DECEMBER 31,

	2009	2008

Revenues, net	$86,784,002	$54,475,666
Cost of Goods Sold	70,725,013	45,362,590
Gross Profit	16,058,989	9,113,076

Expenses:
Operating expenses	792,295	366,718
General and administrative	1,096,333	648,520
Income from Operations	14,170,361	8,097,838

Other Income (Expense)
Interest Income (Expense)	21,052	24,379
Miscellaneous Income (Expense)	8,266	(3,294)
Income before Income Taxes	14,199,679	8,118,923

Provision for Income Taxes	3,298,277	2,029,731

Net Income	$10,901,402	$6,089,192

Basic and diluted weighted average shares	50,000	50,000
Earnings per share of common stock:
Basic and diluted earnings per share	$218	$122

Net Comprehensive Income
Net Income	$10,901,402	$6,089,192
Foreign currency translation adjustment	(42,248)	52,607
Total comprehensive income	$10,859,154	$6,141,799

See Notes to Consolidated Financial Statements.

GLOBAL PHARMA ENTERPRISE GROUP LIMITED

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31,

	2009	2008

Cash Flows from Operating Activities
Net Income	$10,901,402	$6,089,192
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	50,392	27,937

Changes in operating assets and liabilities:
Accounts receivable	(3,145,877)	(1,795,590)
Other receivables	(22,781)	(141)
Inventories	(2,195,407)	(2,804,776)
Accounts payable	2,526,380	3,338,722
Accrued payroll and employee benefits	70,527	54,687
Other payables and accrued liabilities	138,725	(662,809)
Income taxes payable	236,928	58,799
Other taxes payable	139,620	1,294,565
Net Cash Provided by Operating Activities	8,699,909	5,600,586

Cash Flows from Investing Activities
Purchases of property, plant and equipment	(155,971)	(58,434)
Net Cash (Used in) Investing Activities	(155,971)	(58,434)

Cash Flows from Financing Activities:
Due from shareholders	1,463,979	(1,284,324)
Due from related parties	-	2,442
Paid-in Capital	-	1,753,098
Dividend paid	(8,190,085)	(3,425,268)
Notes payable	219,597	-
Line of Credit	219,597	-

Net Cash (Used in) Financing Activities	(6,286,912)	(2,954,052)

Net Increase in Cash and Cash Equivalents	2,257,026	2,588,100
Effect of Exchange Rate Changes on Cash and Cash Equivalents	9,534	212,724
Cash - Beginning of Period	5,188,587	2,387,763
Cash - End of Period	$7,455,147	$5,188,587

Supplemental Disclosure of Cash Flow Information:
Cash paid for interest	$2,490	$-
Cash paid for income taxes	$3,061,337	$1,926,330

See Notes to Consolidated Financial Statements.

GLOBAL PHARMA ENTERPRISE GROUP LIMITED

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
For the years ended at December 31, 2009 and 2008

	Shares of					Accumulated
	Common		Additional	Accumulated		Other		Total
	Stock	Common	Paid-in	Retained	Statuary	Comprehensive	Subscription	Stockholders'
	Outstanding	Stock	Capital	Earnings	Reserve	Income	Receivable	Equity

Balance, January 1, 2008	50,000	$50,000	$687,742	$2,526,413	$150,468	$223,638	$(50,000)	$3,588,261
Capital contribution			1,770,481					1,770,481
Net income				6,089,192				6,089,192
Distribution- Net income				(5,277,669)				(5,277,669)
Transfer to statutory reserve				(216,770)	216,770			-
Foreign currency translation adjustments						52,607		52,607

Balance, December 31, 2008	134,020	$50,000	$2,458,223	$3,121,166	$367,238	$276,245	$(50,000)	$6,222,872

Balance, January 1, 2009	134,020	$50,000	$2,458,223	$3,121,166	$367,238	$276,245	$(50,000)	$6,222,872
Net income				10,901,402				10,901,402
Distribution- Net income				(6,872,202)				(6,872,202)
Transfer to statutory reserve				(943,463)	943,463			-
Foreign currency translation adjustments						(42,248)		(42,248)

Balance, December 31, 2009	134,020	$50,000	$2,458,223	$6,206,903	$1,310,701	$233,997	$(50,000)	$10,209,824

See Notes to Consolidated Financial Statements.

GLOBAL PHARMA ENTERPRISE GROUP LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009 and 2008

Note 1 – ORGANIZATION

Global Pharma Enterprise Group Limited (the “Company”) was incorporated on June 14, 2010 under the laws of the British Virgin Island and is a holding company.  The Company manufactures and distributes pharmaceutical products through its three operating subsidiaries located in China.  On June 14, 2010 the Company acquired all of the outstanding shares of Bionminal Biopharm Group Limited, Incorporated under the laws of Hong Kong on September 9, 2009 and Hong Kong Wisdom Fortune Medicine Holding Group Limited, (formally Aecko Industrial Limited), incorporated  under the laws of Hong Kong.

Tonghua Tongdetang Pharmaceutical Company was incorporated on February 2, 2002, under the laws of the People’s Republic of China (“PRC”).  Anhui Xuelingxian Pharmaceutical was incorporated on July 23, 2008, under the laws of the PRC.  Bionminal Biopharm Group Limited acquired 100% of both companies on May 8, 2010.

Shandong Yaoyuan Pharmaceutical Company (“Yaoyuan”) was incorporated on November 1, 2005, under the laws of the PRC.  Hong Kong Wisdom Fortune Medicine Holding Group Limited acquired 100% of Yaoyuan on May 6, 2010.

Note 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America. The Company's functional currency is the Chinese Renminbi; however the accompanying consolidated financial statements have been translated and presented in United States Dollars. The financial statements have been prepared on a Pro forma historical basis.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company.  All significant inter-company accounts and transactions have been eliminated in consolidation.  In the opinion of management, the accompanying consolidated financial statements reflect the adjustments considered necessary for a fair presentation of the Company’s results as of December 31, 2009 and 2008 and for the years then ended.

Translation Adjustment

As of December 31, 2009 and 2008, the accounts of the Company were maintained in Chinese Yuan Renminbi (“CNY”).  Such financial statements were translated into United States Dollars (“USD”) in accordance with the Foreign Currency Matters Topic of the FASB Accounting Standards Codification (“ASC 830”), with the CNY as the functional currency.  According to ASC 830, all assets and liabilities were translated at the current exchange rate, stockholders’ equity is translated at the historical rates and income statement items are translated at the average exchange rate for the period. The resulting translation adjustments are reported under other comprehensive income in accordance with the Comprehensive Income Topic of the FASB Accounting Standards Codification (“ASC 220”), as a component of shareholders’ equity.  Transaction gains and losses are reflected in the income statement.

GLOBAL PHARMA ENTERPRISE GROUP LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009 and 2008

Note 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Comprehensive Income

The Company follows the Comprehensive Income Topic of the FASB Accounting Standards Codification (“ASC 220”). Comprehensive income is a more inclusive financial reporting methodology that includes disclosure of certain financial information that historically has not been recognized in the calculation of net income.

Risks and Uncertainties

The Company’s operations are carried out in the PRC.  Accordingly, the Company’s business, financial condition and results of operations may be influenced by the political, economic and legal environments in the PRC, by the general state of the PRC’s economy.  The Company’s business may be influenced by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

The Company is subject to substantial risks from, among other things, intense competition associated with the industry in general, other risks associated with financing, liquidity requirements, rapidly changing customer requirements, limited operating history, foreign currency exchange rates and the volatility of public markets.

Contingencies

Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to the Company but which will only be resolved when one or more future events occur or fail to occur. The Company’s management and legal counsel assess such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company’s legal counsel evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s financial statements. If the assessment indicates that a potential material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss if determinable and material would be disclosed.

Loss contingencies considered to be remote by management are generally not disclosed unless they involve guarantees, in which case the guarantee would be disclosed.

There were no items of this nature during 2009 and 2008.

GLOBAL PHARMA ENTERPRISE GROUP LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009 and 2008

Note 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Cash

Cash includes cash in hand and cash in bank.

Accounts Receivable

The Company maintains reserves for potential credit losses on accounts receivable.   Management reviews the composition of accounts receivable and analyzes historical bad debts, customer concentrations, customer credit worthiness, current economic trends and changes in customer payment patterns to evaluate the adequacy of these reserves.  There are no allowances for doubtful accounts as of December 31, 2009 and 2008.

Inventories

Inventories are valued at the lower of cost (determined on a weighted average basis) or market, if lower. As of December 31, 2009 and 2008, inventories consist of the following

	December 31,
	2009	2008
Finished goods	$9,373,762	$7,180,388

Property, Plant & Equipment
Property and equipment are stated at cost. Expenditures for maintenance and repairs are charged to earnings as incurred; additions, renewals and betterments are capitalized. When property and equipment are retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the respective accounts, and any gain or loss is included in operations. Depreciation of property and equipment is provided using the straight-line method for substantially all assets with estimated lives of:

Office equipment	3-5 years
Operating equipment	4-10 years
Transportation equipment	5 years
Leasehold improvement	life of lease

As of December 31, 2009 and 2008, Property, Plant & Equipment consist of the following:

	December 31,
	2009	2008
Operating Equipment	$219,321	$84,878
Office equipment	73,382	51,811
Transportation equipment	10,267	10,272
Leasehold improvements	50,093	50,118
Sub-total	353,063	197,079
Less: Accumulated depreciation	(123,476)	(63,059)
Property, plant and equipment, net	$229,587	$134,020

Depreciation expenses totaled $50,392 and $27,937 for the years ended December 31, 2009 and 2008, respectively.

GLOBAL PHARMA ENTERPRISE GROUP LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009 and 2008

Note 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Long-Lived Assets

Effective January 1, 2002, the Company adopted the Property, Plant and Equipment Topic of the FASB Accounting Standard Codification (“ASC 360”), which addresses financial accounting and reporting for the impairment or disposal of long-lived assets and supersedes SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of,” and the accounting and reporting provisions of Accounting Principles Board Opinion No. 30, “Reporting the Results of Operations for a Disposal of a Segment of a Business.” The Company periodically evaluates the carrying value of long-lived assets to be held and used in accordance with ASC 360, which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets carrying amounts. In that event, a loss is recognized based on the amount by which the carrying amount exceeds the fair market value of the long-lived assets. Loss on long-lived assets to be disposed of is determined in a similar manner, except that fair market values are reduced for the cost of disposal. Based on its review, management of the Company believes that, as of December 31, 2009 and 2008, there were no impairments of its long-lived assets.

 Revenue Recognition

The Company records revenues in accordance with its revenue recognition policies.  Revenues generated from services are earned at the time of service while revenues generated through the sale of goods are recognized at such time the Company has transferred significant risks and rewards of ownership of the goods to the buyers; at time of shipment.

Revenues are recorded net of value-added taxes.

Income Taxes

The Company is subject to income taxes in accordance with the laws of the PRC.  The statutory rate under the laws of the PRC is twenty-five percent.

Basic and Diluted Earnings per Share

Earnings per share are calculated in accordance with GAAP.  The basic earnings per share are based upon the weighted average number of common shares outstanding.  Dilutive earnings per share are based upon the weighted average shares of the common shares outstanding adjusted for the impact of potentially dilutive securities outstanding.  There are no anti-dilutive shares.

Statement of Cash Flows

In accordance with GAAP, cash flows from the Company’s operations are based upon the local currency.  As a result, amounts related to assets and liabilities reported on the statement of cash flows may not necessarily agree with the changes in the corresponding balances on the balance sheet.

GLOBAL PHARMA ENTERPRISE GROUP LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009 and 2008

Note 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk are cash and accounts receivable arising from its normal business activities. The Company places its cash in what it believes to be credit-worthy financial institutions. The Company has a diversified customer base. The Company controls credit risk related to accounts receivable through credit approvals, credit limits and monitoring procedures. The Company routinely assesses the financial strength of its customers and, based upon factors surrounding the credit risk, establishes an allowance, if required, for uncollectible accounts and, as a consequence, believes that its accounts receivable credit risk exposure beyond such allowance is limited. As of December 31, 2009 and 2008, there was no allowance for uncollectible accounts as previously discussed.

Recent Accounting Pronouncements

In April 2009, the Financial Accounting Standards Board (“FASB”) issued the following new accounting standards:

•
FASB Staff Position FAS No. 157-4, Determining Whether a Market Is Not Active and a Transaction Is Not Distressed, (“FSP FAS No. 157-4”) provides guidelines for making fair value measurements more consistent with the principles presented in SFAS No. 157.  FSP FAS No. 157-4 provides additional authoritative guidance in determining whether a market is active or inactive and whether a transaction is distressed. It is applicable to all assets and liabilities (i.e., financial and non-financial) and will require enhanced disclosures. FSP FAS No. 157-4 was superseded by the Fair Value Measurements and Disclosures Topic of the FASB Accounting Standards Codification (“ASC 820”).

In August 2009, the FASB issued ASU No. 2009-05, Measuring Liabilities at Fair Value, which provides additional guidance on how companies should measure liabilities at fair value under ASC 820. The ASU clarifies that the quoted price for an identical liability should be used. However, if such information is not available, an entity may use, the quoted price of an identical liability when traded as an asset, quoted prices for similar liabilities or similar liabilities traded as assets, or another valuation technique (such as the market or income approach). The ASU also indicates that the fair value of a liability is not adjusted to reflect the impact of contractual restrictions that prevent its transfer and indicates circumstances in which quoted prices for an identical liability or quoted price for an identical liability traded as an asset may be considered level 1 fair value measurements. This ASU is effective October 1, 2009. The Company has evaluated the impact of this standard, and it has no effect on the Company’s consolidated results of operations or financial condition.

Note 3 – INTANGIBLE ASSETS

The Company uses a trademark for drug packaging that is owned by a former shareholder of Yaoyuan.  The trademark was applied for on May 16, 2008 and approved on April 7, 2010 and was subsequently transferred to Yaoyuan without cost or value.  The trademark will expire on April 6, 2020.  While all associated costs have been paid for by the shareholder, the Company uses this trademark at no cost.

The Company uses a trademark for pharmaceutical product that is owned by a former shareholder of Xuelingxian, pursuant to a license agreement dated January 1, 2009 for a term from January 1, 2009 to January 1, 2014.  The Company does not have to pay any license fee for the use of the trademark.

GLOBAL PHARMA ENTERPRISE GROUP LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009 and 2008

Note 4 – DUE FROM RELATED PARTIES

During 2008 the Company advanced a director and former shareholder approximately $1,465,000.  The advance bears no interest and was payable upon demand.  This amount was repaid during 2009.

During 2009, the Company advanced related parties certain monies bearing no interest and payable upon demand.  At December 31, 2009, $24,500 remained outstanding.

Note 5 – NOTES PAYABLE

The Company entered into a note payable on December 23, 2009 with Shandong Qilu bank. The loan amount is $219,751 and is due on December 21, 2010. Term of this loan calls for monthly principal repayment plus interest at the one-year commercial loan rate issued by the People’s Bank of China plus 40% (7.434% at December 31, 2009) each month.  There was no outstanding note payable balance at December 31, 2008.

The Company entered an entrustment guarantee contract with Kexin Fengda Investment Guarantee Co, Ltd (“Kexin Fengda”) whereby Kexin Fengda guarantees the note payable to Shandong Qilu bank.  Kexin Fengda received payment of approximately $6,000 in consideration for this guarantee.

The chairman of the Company provided counter-guarantee to Kexin Fengda using all his personal/family assets.

The interest expense was $2,940 and $0 for the years ended December 31, 2009 and 2008, respectively.

Note 6 – LINE-OF-CREDIT

The Company has a line-of credit with Qilu bank in the amount of $219,751 as of December 31, 2009.  The term is six-month and bearing non-interest.  The balance outstanding at December 31, 2009 is $219,751.  There was no outstanding line-of-credit balance at December 31, 2008.

Note 7 – COMPENSATED ABSENCES

Regulation 45 of the local labor law of the People’s Republic of China (“PRC”) entitles employees to annual vacation leave after 1 year of service.  In general, all leave must be utilized annually, with proper notification.  Any unutilized leave is cancelled.

Note 8 –  RELATED PARTY TRANSACTIONS

At December 31, 2009 and 2008, the Company had $24,568 and $1,465,738, respectively, due from related parties.  These balances are non-interest bearing and payable upon demand.

The Company uses a trademark for drug packaging that is owned by a former shareholder of Yaoyuan.  The trademark was applied for May 16, 2008, approved April 7, 2010 and expires April 6, 2020.  While all associated costs have been paid for by the shareholder, the Company uses this trademark at no cost.

The Company uses a trademark for pharmaceutical product that is owned by a former shareholder of Xuelingxian, pursuant to a license agreement dated January 1, 2009 for a term from January 1, 2009 to January 1, 2014. The Company does not have to pay any license fee for the use of the trademark.

Subsequent to year-end, through the reverse merger with Wisdom and subsequent acquisition by Global Pharma Enterprise Group Limited, see Note 12, this shareholder is no longer a shareholder of Yaoyuan effective with the acquisition dates.

During 2009, Xuelingxian had sales of approximately $1.4 million to a number of related parties; employees and a shareholder.

GLOBAL PHARMA ENTERPRISE GROUP LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009 and 2008

Note 9 – STATUTORY RESERVE

In accordance with the laws and regulations of the PRC, a wholly-owned Foreign Invested Enterprises income, after the payment of the PRC income taxes, shall be allocated to the statutory surplus reserves and statutory public welfare fund. Prior to January 1, 2006 the proportion of allocation for reserve was 10 percent of the profit after tax to the surplus reserve fund and additional 5-10 percent to the public affair fund. The public welfare fund reserve was limited to 50 percent of the registered capital.  Effective January 1, 2006, there is now only one fund requirement. The reserve is 10 percent of income after tax, not to exceed 50 percent of registered capital.

Statutory Reserve funds are restricted for set off against losses, expansion of production and operation or increase in register capital of the respective company. Statutory public welfare fund is restricted to the capital expenditures for the collective welfare of employees. These reserves are not transferable to the

Company in the form of cash dividends, loans or advances. These reserves are therefore not available for distribution except in liquidation.

Note 10 – COMMITMENTS

The Company leases various facilities under lease agreements ranging from month to month to fifteen year terms.  Rental expense for the years ended December 31, 2009 and 2008 was $315,255 and $171,461, respectively.

Additionally, subsequent to December 31, 2009, the Company entered into a five-year land lease expiring December 31, 2014.  The future minimum obligations under the aforementioned agreements are as follows:

2010	$2,962,874
2011	2,993,865
2012	2,842,485
2013	2,507,402
2014	2,374,277
Thereafter	$1,509,849

During 2008, Yaoyuan entered into an employment contract with Zhao Guojun to act as deputy general manager.  The annual salary is approximately $9,000 and the contract expires October 31, 2011.

Note 11 – CONCENTRATIONS

The Company had one customer who accounted for approximately 14% and 13% of accounts receivable at December 31, 2009 and 2008, respectively.  There were no sales concentrations during either year.

Two vendors accounted for approximately 21% and 31% of the Company’s purchases for the years ended December 31, 2009 and 2008, respectively.

One vendor accounted for approximately 26% of the Company’s accounts payable at December 31, 2009 whereas two vendors accounted for approximately 45% of the Company’s accounts payable at December 31, 2008.

GLOBAL PHARMA ENTERPRISE GROUP LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009 and 2008

Note 12 – SUBSEQUENT EVENTS

During May 2010, Yaoyuan was acquired by Wisdom Fortune Medicine Holding Group, Inc. (“Wisdom”) in a transaction treated as a reverse merger.

During May 2010, Xuelingxian and Tongdetang were both acquired by Binomial BioPharm, Inc. (“Binomial”) in a transaction treated as a reverse merger.  The merger between Tongdetang and Binomial was approved for a duration of 20 years.

On June 14, 2010, the outstanding stock of Binomial and Wisdom was acquired by Global Pharma Enterprise Group Limited (“Global”) in a transaction treated as a reverse merger.

During June 2010, Xuelingxian has entered into a five-year land lease agreement for approximately $2.2 million per year.  Refer to Note 10.

During March 2010, Xuelingxian has entered into an annual lease agreement with a five-year cooperation agreement.  Refer to Note 10.

Accordingly, since the shareholder of Yaoyuan, Xuelingxian and Tongdetang acquired more than 50% of the stock of Wisdom and Binomial, Global is required to report, and  present and future filings, all of the historical information of these companies since inception.

The acquisitions by Global of Wisdom and Binomial in the interim period subsequent to the December 31, 2009 are accordingly being reported and included as pro-forma financial information at that date.

The Company has evaluated subsequent events through August 2, 2010 and has determined all material subsequent events have been disclosed.

GLOBAL PHARMA ENTERPRISE GROUP LIMITED

CONSOLIDATED FINANCIAL STATEMENTS
AND
INDEPENDENT AUDITORS' REPORT

JUNE 30, 2010

GLOBAL PHARMA ENTERPRISE GROUP LIMITED

CONTENTS

ACSB	Acquavella, Chiarelli, Shuster, Berkower & Co., LLP
517 Route One	Certified Public Accountants and Advisors	One Penn Plaza, 36th Floor
Iselin, New Jersey 08830		New York, NY 10019
732. 855.9600		212.867.1319
Fax:732.855.9559
www.acsbco.com

INDEPENDENT ACCOUNTANTS’ REVIEW REPORT

To the Board of Directors and Stockholders of
Global Pharma Enterprise Group Limited

We have reviewed the accompanying consolidated balance sheet of Global Pharma Enterprise Group Limited (the “Company”) at June 30, 2010, and the related consolidated statements of income and comprehensive income for the three and six month periods ended June 30, 2010 and 2009 and consolidated statements of cash flows and stockholders’ equity for the six months then ended.  These financial statements are the responsibility of the Company’s management.

We conducted our review in accordance with the standards of the Public Company Accounting Oversight Board (United States).  A review consists principally of inquiries of Company personnel and analytical procedures applied to financial data.  It is substantially less in scope than an audit in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole.  Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying financial statements in order for them to be in conformity with generally accepted accounting principles.

We have previously audited, in accordance with auditing standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheet of the Company as of December 31, 2009 and the related consolidated statements of income and comprehensive income, stockholders’ equity and cash flows for the year then ended; and in our report dated August 2, 2010, we expressed an unqualified opinion on those financial statements. In our opinion, the information set forth in the accompanying consolidated balance sheet as of December 31, 2009, is fairly stated, in all material respects, in relation to the consolidated balance sheet from which it has been derived.

/S/ ACQUAVELLA, CHIARELLI, SHUSTER, BERKOWER & CO., LLP

Iselin, New Jersey
August 18, 2010

New York	•	New Jersey	•	Cayman Islands

GLOBAL PHARMA ENTERPRISE GROUP LIMITED

CONSOLIDATED BALANCE SHEETS

June 30, 2010 and December 31, 2009
	June 30, 2010	December 31, 2009
	(unaudited)	(audited)
ASSETS

Current assets
Cash	$10,169,823	$7,455,147
Accounts receivable	13,099,650	11,707,848
Other current assets	1,158,508	-
Due from related parties	33,926	24,568
Inventories	14,750,986	9,373,762

Total current assets	39,212,893	28,561,325

Property and equipment, net	203,705	229,587

Total assets	$39,416,598	$28,790,912

LIABILITIES AND STOCKHOLDER'S EQUITY

Current liabilities
Notes payable	$438,000	$219,751
Line-of-credit	-	219,751
Accounts payable	21,060,188	13,598,744
Accrued salary	85,265	218,546
Dividends payable	853,519	1,712,889
Income taxes payable	1,267,758	944,143
Other taxes payable	397,149	1,505,439
Due to related parties	132,717	-
Other accrued liabilities	166,459	161,825

Total liabilities, all current	24,401,055	18,581,088

Stockholder's equity
Common stock, par value, $ 1 per share, 50,000 shares authorized, issued and outstanding	50,000	50,000
Stock subscription receivable	(50,000)	(50,000)
Paid-in capital	2,458,223	2,458,223
Statutory surplus reserves	1,310,701	1,310,701
Retained earnings	11,040,984	6,206,903
Accumulated other comprehensive income	205,635	233,997

Total stockholder's equity	15,015,543	10,209,824

Total liabilities and stockholder's equity	$39,416,598	$28,790,912

See notes to consolidated financial statements.

GLOBAL PHARMA ENTERPRISE GROUP LIMITED

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

Six and Three Month Periods Ended June 30, 2010 and 2009
	Three Months Ended June 30,		Six Months Ended June 30,
	2010 (unaudited)	2009 (unaudited)	2010 (unaudited)	2009 (unaudited)

Revenues, net	$30,530,977	$19,189,756	$59,259,637	$38,952,977

Cost of goods sold	24,989,792	15,524,554	48,632,162	31,687,148

Gross profit	5,541,185	3,665,202	10,627,475	7,265,829

Expenses
Operating expenses	233,371	198,606	364,999	298,644
General and administrative	302,659	259,179	673,048	515,866

Total expenses	536,030	457,785	1,038,047	814,510

Income from operations	5,005,155	3,207,417	9,589,428	6,451,319

Other income (expense)
Interest income (expense), net	13,226	6,450	17,874	13,007

Income before income taxes	5,018,381	3,213,867	9,607,302	6,464,326

Provision for income taxes	1,255,682	807,246	2,419,451	1,619,857

Net income	$3,762,699	$2,406,621	$7,187,851	$4,844,469

Basic and diluted weighted average shares	50,000	50,000	50,000	50,000

Earnings per share of common stock
Basic and diluted earnings per share	$75.25	$48.13	$143.76	$96.89

Net comprehensive income
Net income	$3,762,699	$2,406,621	$7,187,851	$4,844,469
Foreign currency translation adjustment	(27,496)	90,802	(28,362)	240,720

Total comprehensive income	$3,735,203	$2,497,423	$7,159,489	$5,085,189

See notes to consolidated financial statements.

GLOBAL PHARMA ENTERPRISE GROUP LIMITED

CONSOLIDATED STATEMENTS OF CASH FLOWS

Six Month Periods Ended June 30, 2010 and 2009
	2010 (unaudited)	2009 (unaudited)
Cash flows from operating activities
Net income	$7,187,851	$4,844,469
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	29,169	23,007
Changes in operating assets and liabilities:
Accounts receivable	(1,431,800)	(456,481)
Due from related parties	(33,983)	-
Other current assets	(1,158,550)	(411)
Inventories	(5,409,249)	(8,345,108)
Accounts payable	7,507,902	6,214,516
Accrued payroll and employee benefits	(132,534)	(51,635)
Other payables and accrued liabilities	5,187	31,006
Income taxes payable	326,841	(398,520)
Other taxes payable	(1,103,146)	(582,852)

Net cash provided by operating activities	5,787,688	1,277,991

Cash flows used in investing activities
Purchases of property, plant and equipment	(9,063)	(119,219)
Net Cash (Used in) Investing Activities	(9,063)	(119,219)

Cash flows from financing activities
Due to related parties	132,940	-
Due from shareholders	24,484	1,607,428
Dividend paid	(3,208,521)	(3,441,779)
Notes payable	(219,000)	438,389
Line-of-credit	219,000	-

Net cash used in financing activities	(3,051,097)	(1,395,962)

Net increase in cash and cash equivalents	2,727,528	(237,190)

Effect of exchange rate changes on cash and cash equivalents	(12,852)	8,507

Cash, beginning of period	7,455,147	5,188,587

Cash, end of period	$10,169,823	$4,959,904

Supplemental disclosure of cash flow information
Cash paid for interest	$12,908	$-
Cash paid for income taxes	$2,743,066	$1,219,972

See notes to consolidated financial statements.

GLOBAL PHARMA ENTERPRISE GROUP LIMITED

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDER'S EQUITY

Six Month Period Ended June 30, 2010 and Year Ended December 31, 2009
	Shares of common stock outstanding	Common stock	Additional paid-in capital	Accumulated retained earnings	Statuary reserve	Accumulated other comprehensive income	Subscription receivable	Total stockholder's equity

Balance, January 1, 2009	50,000	$50,000	$2,458,223	$3,121,166	$367,238	$276,245	$(50,000)	$6,222,872

Net income	-	-	-	10,901,402	-	-	-	10,901,402

Distribution- Net income	-	-	-	(6,872,202)	-	-	-	(6,872,202)

Transfer to statutory reserve	-	-	-	(943,463)	943,463	-	-	-

Foreign currency translation adjustments	-	-	-	-	-	(42,248)	-	(42,248)

Balance, December 31, 2009	50,000	50,000	2,458,223	6,206,903	1,310,701	233,997	(50,000)	10,209,824

Net income	-	-	-	7,187,851	-	-	-	7,187,851

Distribution- net income	-	-	-	(2,353,770)	-	-	-	(2,353,770)

Foreign currency translation adjustments	-	-	-	-	-	(28,362)	-	(28,362)

Balance, June 30, 2010	50,000	$50,000	$2,458,223	$11,040,984	$1,310,701	$205,635	$(50,000)	$15,015,543

See notes to consolidated financial statements.

GLOBAL PHARMA ENTERPRISE GROUP LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Nature of Operations and Summary of Significant Accounting Policies

Nature of Operations

Global Pharma Enterprise Group Limited (the “Company”) was incorporated on June 14, 2010 under the laws of the British Virgin Island and is a holding company.  The Company manufactures and distributes pharmaceutical products through its three operating subsidiaries located in China.  On June 14, 2010 the Company acquired all of the outstanding shares of Bionminal Biopharm Group Limited, Incorporated under the laws of Hong Kong on September 9, 2009 and Hong Kong Wisdom Fortune Medicine Holding Group Limited, (formally Aecko Industrial Limited), incorporated  under the laws of Hong Kong.

Tonghua Tongdetang Pharmaceutical Company was incorporated on February 2, 2002, under the laws of the People’s Republic of China (“PRC”).  Anhui Xuelingxian Pharmaceutical was incorporated on July 23, 2008, under the laws of the PRC.  Bionminal Biopharm Group Limited acquired 100% of both companies on May 8, 2010.

Shandong Yaoyuan Pharmaceutical Company (“Yaoyuan”) was incorporated on November 1, 2005, under the laws of the PRC.  Hong Kong Wisdom Fortune Medicine Holding Group Limited acquired 100% of Yaoyuan on May 6, 2010.

Basis of Presentation

The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America. The Company's functional currency is the Chinese Renminbi; however the accompanying consolidated financial statements have been translated and presented in United States Dollars. The consolidated financial statements have been prepared on a Pro forma historical basis.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company.  All significant inter-company accounts and transactions have been eliminated in consolidation.  In the opinion of management, the accompanying consolidated financial statements reflect the adjustments considered necessary for a fair presentation of the Company’s results.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Translation Adjustment

As of June 30, 2010 and December 31, 2009, the accounts of the Company were maintained in Chinese Yuan Renminbi (“CNY”) and Hong Kong Dollars (“HKD”).  Such consolidated financial statements were translated into United States Dollars (“USD”) in accordance with the Foreign Currency Matters Topic of the FASB Accounting Standards Codification (“ASC 830”), with the CNY as the functional currency.  According to ASC 830, all assets and liabilities were translated at the current exchange rate, stockholders’ equity is translated at the historical rates and income statement items are translated at the average exchange rate for the period. The resulting translation adjustments are reported under other comprehensive income in accordance with the Comprehensive Income Topic of the FASB Accounting Standards Codification (“ASC 220”), as a component of shareholders’ equity.  Transaction gains and losses are reflected in the income statement.

GLOBAL PHARMA ENTERPRISE GROUP LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Nature of Operations and Summary of Significant Accounting Policies (Continued)

Comprehensive Income

The Company follows the Comprehensive Income Topic of the FASB Accounting Standards Codification (“ASC 220”). Comprehensive income is a more inclusive financial reporting methodology that includes disclosure of certain financial information that historically has not been recognized in the calculation of net income.

Risks and Uncertainties

The Company’s operations are carried out in the PRC.  Accordingly, the Company’s business, financial condition and results of operations may be influenced by the political, economic and legal environments in the PRC, by the general state of the PRC’s economy.  The Company’s business may be influenced by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

The Company is subject to substantial risks from, among other things, intense competition associated with the industry in general, other risks associated with financing, liquidity requirements, rapidly changing customer requirements, limited operating history, foreign currency exchange rates and the volatility of public markets.

Contingencies

Certain conditions may exist as of the date the consolidated financial statements are issued, which may result in a loss to the Company but which will only be resolved when one or more future events occur or fail to occur. The Company’s management and legal counsel assess such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company’s legal counsel evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s consolidated financial statements. If the assessment indicates that a potential material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss if determinable and material would be disclosed.

Loss contingencies considered to be remote by management are generally not disclosed unless they involve guarantees, in which case the guarantee would be disclosed.

There were no items of this nature during the six month period ended June 30, 2010 and the year ended December 31, 2009.

Cash

Cash includes cash in hand and cash in bank.

Accounts Receivable

The Company maintains reserves for potential credit losses on accounts receivable.   Management reviews the composition of accounts receivable and analyzes historical bad debts, customer concentrations, customer credit worthiness, current economic trends and changes in customer payment patterns to evaluate the adequacy of these reserves.  There are no allowances for doubtful accounts at June 30, 2010 and December 31, 2009.

GLOBAL PHARMA ENTERPRISE GROUP LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Nature of Operations and Summary of Significant Accounting Policies (Continued)

Inventories

Inventories are valued at the lower of cost (determined on a weighted average basis) or market, if lower. At June 30, 2010 and December 31, 2009, inventories consist of the following:

	June 30, 2010	December 31, 2009

Raw materials	$1,484,114	$1,401,865
Work-in-progress	3,676,593	-
Finished goods	9,590,279	7,971,897

	$14,750,986	$9,373,762

Property, Plant & Equipment

Property and equipment are stated at cost. Expenditures for maintenance and repairs are charged to earnings as incurred; additions, renewals and betterments are capitalized. When property and equipment are retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the respective accounts, and any gain or loss is included in operations. Depreciation of property and equipment is provided using the straight-line method for substantially all assets with estimated lives of:

Office equipment	3-5 years
Operating equipment	4-10 years
Transportation equipment	5 years
Leasehold improvement	life of lease

At June 30, 2010 and December 31, 2009, Property, Plant & Equipment consist of the following:

	June 30, 2010	December 31, 2009

Operating equipment	$221,640	$219,321
Office equipment	80,923	73,382
Transportation equipment	10,293	10,267
Leasehold improvements	50,220	50,093
Sub-total	363,076	353,063
Less: Accumulated depreciation	(156,935)	(123,476)
Property, plant and equipment, net	$203,705	$229,587

Depreciation expense was $29,169 and $23,007 for the six-month periods ended June 30, 2010 and 2009, respectively.

GLOBAL PHARMA ENTERPRISE GROUP LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Nature of Operations and Summary of Significant Accounting Policies (Continued)

Long-Lived Assets

Effective January 1, 2002, the Company adopted the Property, Plant and Equipment Topic of the FASB Accounting Standard Codification (“ASC 360”), which addresses financial accounting and reporting for the impairment or disposal of long-lived assets and supersedes SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of,” and the accounting and reporting provisions of Accounting Principles Board Opinion No. 30, “Reporting the Results of Operations for a Disposal of a Segment of a Business.” The Company periodically evaluates the carrying value of long-lived assets to be held and used in accordance with ASC 360, which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets carrying amounts. In that event, a loss is recognized based on the amount by which the carrying amount exceeds the fair market value of the long-lived assets. Loss on long-lived assets to be disposed of is determined in a similar manner, except that fair market values are reduced for the cost of disposal. Based on its review, management of the Company believes that, at June 30, 2010 and December 31, 2009, there were no impairments of its long-lived assets.

 Revenue Recognition

The Company records revenues in accordance with its revenue recognition policies.  Revenues generated from services are earned at the time of service while revenues generated through the sale of goods are recognized at such time the Company has transferred significant risks and rewards of ownership of the goods to the buyers; at time of shipment.

Revenues are recorded net of value-added taxes.

Advertising Expense

Advertising costs are charged to expense as incurred.  Such costs were approximately $50,000 and $35,000 for the six and three month periods ended June 30, 2010, respectively.  Whereas such costs were approximately $41,000 for both the six and three month periods ended June 30, 2009.

Income Taxes

The Company is subject to income taxes in accordance with the laws of the PRC.  The statutory rate under the laws of the PRC is twenty-five percent.

Basic and Diluted Earnings per Share

Earnings per share are calculated in accordance with GAAP.  The basic earnings per share are based upon the weighted average number of common shares outstanding.  Dilutive earnings per share are based upon the weighted average shares of the common shares outstanding adjusted for the impact of potentially dilutive securities outstanding.  There are no anti-dilutive shares.

Statement of Cash Flows

In accordance with GAAP, cash flows from the Company’s operations are based upon the local currency.  As a result, amounts related to assets and liabilities reported on the statement of cash flows may not necessarily agree with the changes in the corresponding balances on the balance sheet.

GLOBAL PHARMA ENTERPRISE GROUP LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Nature of Operations and Summary of Significant Accounting Policies (Continued)

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk are cash and accounts receivable arising from its normal business activities. The Company places its cash in what it believes to be credit-worthy financial institutions. The Company has a diversified customer base. The Company controls credit risk related to accounts receivable through credit approvals, credit limits and monitoring procedures. The Company routinely assesses the financial strength of its customers and, based upon factors surrounding the credit risk, establishes an allowance, if required, for uncollectible accounts and, as a consequence, believes that its accounts receivable credit risk exposure beyond such allowance is limited. At June 30, 2010 and December 31, 2009, there was no allowance for uncollectible accounts as previously discussed.

2.	Intangible Assets

The Company uses a trademark for drug packaging that is owned by a former shareholder of Yaoyuan.  The trademark was applied for on May 16, 2008 and approved on April 7, 2010 and was subsequently transferred to Yaoyuan without cost or value.  The trademark will expire on April 6, 2020.  While all associated costs have been paid for by the shareholder, the Company uses this trademark at no cost.

The Company uses a trademark for pharmaceutical product that is owned by a former shareholder of Xuelingxian, pursuant to a license agreement dated January 1, 2009 for a term from January 1, 2009 to January 1, 2014.  The Company does not have to pay any license fee for the use of the trademark

3.	Notes Payable

The Company entered into a note payable on December 23, 2009 with Shandong Qilu bank. The loan amount is $219,000 and $219,751 at June 30, 2010 and December 31, 2009, respectively, and is due on December 21, 2010. Term of this loan calls for monthly principal repayment plus interest at the one-year commercial loan rate issued by the People’s Bank of China plus 40% (7.434% at December 23, 2009) each month.

The Company entered an entrustment guarantee contract with Kexin Fengda Investment Guarantee Co, Ltd (“Kexin Fengda”) whereby Kexin Fengda guarantees the note payable to Shandong Qilu bank.  Kexin Fengda received payment of approximately $6,000 in consideration for this guarantee.

The chairman of the Company provided counter-guarantee to Kexin Fengda using all his personal/family assets.

The Company entered into a note payable on March 22, 2010 with Shandong Qilu Bank.  The loan amount is $219,000 at June 30, 2010 and is due on March 22, 2011.  Term of this loan calls for monthly principal repayment plus interest at the one-year commercial loan rate issued by the People’s Bank of China plus 20% (6.372% at March 22, 2010) each month.

The Company entered a pledge agreement with Qilu Bank, which requested at least 6 million RMB of inventories to secure the loan.  Qilu Bank has authorized Shandong Woerde Guarantee Company to supervise the pledged inventories.

The interest expense was $12,908 and $0 for the periods ended June 30, 2010 and 2009, respectively.

GLOBAL PHARMA ENTERPRISE GROUP LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

4.	Line-of-Credit

The Company has a line-of-credit with Qilu bank in the amount of $219,751 as of December 31, 2009.  The term is six-month and bearing non-interest.  The balance outstanding at December 31, 2009 was $219,751.

The Company has a line-of-credit with Qilu Bank in the amount of $219,000 at June 30, 2010.  The one-year line-of-credit commenced on March 22, 2010 and bears no interest and expires March 22, 2011.  The Company does not have an outstanding balance at June 30, 2010.

5.	Compensated Absences

Regulation 45 of the local labor law of the People’s Republic of China (“PRC”) entitles employees to annual vacation leave after 1 year of service.  In general, all leave must be utilized annually, with proper notification.  Any unutilized leave is cancelled.

6.	Related Party Transactions

At June 30, 2010 and December 31, 2009, the Company had $33,926 and $24,568, respectively, due from related parties.  These balances are non-interest bearing and payable upon demand.

At June 30, 2010, the Company owed certain related parties $132,717.  No monies were due at December 31, 2009.

The Company uses a trademark for drug packaging that is owned by a former shareholder of Yaoyuan.  The trademark was applied for May 16, 2008, approved April 7, 2010 and expires April 6, 2020.  While all associated costs have been paid for by the shareholder, the Company uses this trademark at no cost.

The Company uses a trademark for pharmaceutical product that is owned by a former shareholder of Xuelingxian, pursuant to a license agreement dated January 1, 2009 for a term from January 1, 2009 to January 1, 2014.  The Company does not have to pay any license fee for the use of the trademark.

7.	Statutory Reserve

In accordance with the laws and regulations of the PRC, a wholly-owned Foreign Invested Enterprises income, after the payment of the PRC income taxes, shall be allocated to the statutory surplus reserves and statutory public welfare fund. Prior to January 1, 2006 the proportion of allocation for reserve was 10 percent of the profit after tax to the surplus reserve fund and additional 5-10 percent to the public affair fund. The public welfare fund reserve was limited to 50 percent of the registered capital.  Effective January 1, 2006, there is now only one fund requirement. The reserve is 10 percent of income after tax, not to exceed 50 percent of registered capital.

Statutory Reserve funds are restricted for set off against losses, expansion of production and operation or increase in register capital of the respective company. Statutory public welfare fund is restricted to the capital expenditures for the collective welfare of employees. These reserves are not transferable to the Company in the form of cash dividends, loans or advances. These reserves are therefore not available for distribution except in liquidation.

GLOBAL PHARMA ENTERPRISE GROUP LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8.	Commitments

The Company leases various facilities under lease agreements ranging from month to month to fifteen year terms.  Rental expense for the periods ended June 30, 2010 and 2009 was approximately $654,000 and $590,000, respectively.  Of these amounts, approximately $549,000 and $506,000 related to a land lease has been capitalized as a component of inventory and will be recorded in cost of sales at such time as goods are sold.

The future minimum obligations under the aforementioned agreements at June 30, 2010 are as follows:

2011	$2,716,572
2012	2,417,936
2013	2,374,996
2014	1,825,309
2015	176,248
Thereafter	$1,241,077

During 2008, Yaoyuan entered into an employment contract with Zhao Guojun to act as deputy general manager.  The annual salary is approximately $9,000 and the contract expires October 31, 2011.

9.	Concentrations

Two vendors accounted for approximately 43% and 46% of the Company’s purchases for the six and three months ended June 30, 2010, respectively, whereas one vendor accounted for approximately 16% and 12% of the Company’s purchases for the six and three months ended June 30, 2009, respectively.

Two vendors accounted for approximately 57% of the Company’s accounts payable at June 30, 2010 whereas one vendor accounted for approximately 26% of the Company’s accounts payable at December 31, 2009.

One customer accounted for approximately 12% and 14% of accounts receivable at June 30, 2010 and December 31, 2009, respectively.  There were no customers who accounted for greater than 10% of accounts receivable at June 30, 2010.

10.	Subsequent Events

On August 12, 2010, the Company entered into and consummated a share exchange agreement with Top Flight Gamebirds, Inc. (“Top Flight”).  The Company acquired 1,800,000 shares of Top Flight’s common stock in exchange for its 50,000 shares issued and outstanding.

The Company has evaluated subsequent events and has determined all material subsequent events have been disclosed.

(b)	Pro forma financial information

The pro forma financial information concerning the acquisition of the business operations of our PRC Subsidiaries appears below.

	Global Pharma			Top Flight
	Enterprise Group Limited			Game Birds, Inc.
	Consolidated Balance Sheets			Balance Sheets			Pro Forma			Pro Forma
	12/31/09	12/31/08	06/30/10	02/28/10	02/28/09	06/30/10	Adjustments			Consolidated Balance Sheets
	(Audited)	(Audited)	(Unaudited)	(Audited)	(Audited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
ASSETS
Current assets:
Cash	7,455,147	5,188,587	10,169,823	1,539	21,333	3,617	(1,539)	(21,333)	(3,617)	7,455,147	5,188,587	10,169,823
Accounts receivable	11,707,848	8,564,025	13,099,650	-	-	-	-	-	-	11,707,848	8,564,025	13,099,650
Other current assets	-	1,772	1,158,508	-	-	-	-	-	-	-	1,772	1,158,508
Due from related parties	24,568	1,465,738	33,926	-	-	-	-	-	-	24,568	1,465,738	33,926
Inventories	9,373,762	7,180,388	14,750,986	623	-	-	(623)	-	-	9,373,762	7,180,388	14,750,986
Total current assets	28,561,325	22,400,510	39,212,893	2,162	21,333	3,617	(2,162)	(21,333)	(3,617)	28,561,325	22,400,510	39,212,893
Property and equipment, net	229,587	134,020	203,705	173	597	67	(173)	(597)	(67)	229,587	134,020	203,705
Total assets	28,790,912	22,534,530	39,416,598	2,335	21,930	3,684	(2,335)	(21,930)	(3,684)	28,790,912	22,534,530	39,416,598

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities
Line of credit	219,751	-	-	-	-	-	-	-	-	219,751	-	-
Notes payable	219,751	-	438,000	-	-	12,060	-	-	(12,060)	219,751	-	438,000
Accounts payable	13,598,744	11,075,591	21,060,188	22,212	21,316	19,859	(22,212)	(21,316)	(19,859)	13,598,744	11,075,591	21,060,188
Accrued salary	218,546	148,043	85,265	-	-	-	-	-	-	218,546	148,043	85,265
Dividends payable	1,712,889	2,991,208	853,519	-	-	-	-	-	-	1,712,889	2,991,208	853,519
Income taxes payable	944,143	707,401	1,267,758	-	-	-	-	-	-	944,143	707,401	1,267,758
Other taxes payable	1,505,439	1,366,401	397,149	-	-	-	-	-	-	1,505,439	1,366,401	397,149
Due to related parties	-	-	132,717
Other accrued liabilities	161,825	23,014	166,459	-	-	-	-	-	-	161,825	23,014	166,459
Total liabilities, all current	18,581,088	16,311,658	24,401,055	22,212	21,316	31,919	(22,212)	(21,316)	(31,919)	18,581,088	16,311,658	24,401,055

Stockholders' equity (deficit)
Preferred stock, $0.001 par value per shares,10,000,000 shares authorized; none issued				-		-	-	-	-	-	-	-
Common stock, par value, $0.001 per share, 100,000,000 shares authorized; 24,200,000 shares issued and outstanding				24,200	24,200	24,200	-	-	-	24,200	24,200	24,200
Common stock, par value, $1 per share, 50,000 shares authorized, 50,000 shares issued and outstanding	50,000	50,000	50,000				(50,000)	(50,000)	(50,000)	-	-	-
Stock subscription receivable	(50,000)	(50,000)	(50,000)				50,000	50,000	50,000	-	-	-
Paid-in capital	2,458,223	2,458,223	2,458,223				(2,458,223)	(2,458,223)	(2,458,223)	-	-	-
Additional paid-in capital				83,000	74,600	85,100	2,351,023	2,359,423	2,348,923	2,434,023	2,434,023	2,434,023
Statutory surplus reserves	1,310,701	367,238	1,310,701	-		-	-		-	1,310,701	367,238	1,310,701
Retained earnings (Accumulated deficit)	6,206,903	3,121,166	11,040,984	(127,077)	(98,186)	(137,535)	127,077	98,186	137,535	6,206,903	3,121,166	11,040,984
Accumulated other comprehensive income	233,997	276,245	205,635	-	-	-	-	-	-	233,997	276,245	205,635
Total stockholders' equity (deficit)	10,209,824	6,222,872	15,015,543	(19,877)	614	(28,235)	19,877	(614)	28,235	10,209,824	6,222,872	15,015,543
Total liabilities and stockholders' equity (deficit)	28,790,912	22,534,530	39,416,598	2,335	21,930	3,684	(2,335)	(21,930)	(3,684)	28,790,912	22,534,530	39,416,598

	Global Pharma			Top Flight
	Enterprise Group Limited			Game Birds, Inc.
	Statements of Income and Comprehensive Income			Statements of Income and Comprehensive Income						Pro Forma
	For the year/period ended			For the year/period ended			Pro Forma			Consolidated Statements of Income and
	12/31/09	12/31/08	06/30/10	02/28/10	02/28/09	06/30/10	Adjustments			Comprehensive Income
	(Audited)	(Audited)	(Unaudited)	(Audited)	(Audited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Revenues, net	86,784,002	54,475,666	59,259,637	22,476	35,659	7,816	-	-	-	86,806,478	54,511,325	59,267,453
Cost of Goods Sold	70,725,013	45,362,590	48,632,162	3,151	29,566	623	-	-	-	70,728,164	45,392,156	48,632,785
Gross Profit	16,058,989	9,113,076	10,627,475	19,325	6,093	7,193	-	-	-	16,078,314	9,119,169	10,634,668
Expenses:
Operating expenses	792,295	366,718	364,999	-	-	-	-	-	-	792,295	366,718	364,999
General and administrative	1,096,333	648,520	673,048	48,216	82,658	17,516	-	-	-	1,144,549	731,178	690,564
Income (loss) from operations	14,170,361	8,097,838	9,589,428	(28,891)	(76,565)	(10,323)	-	-	-	14,141,470	8,021,273	9,579,105
Other Income (Expense)
Interest income (Expense)	21,052	24,379	17,874	-	-	(135)	-	-	-	21,052	24,379	17,739
Miscellaneous income (Expense)	8,266	(3,294)	-	-	-	-	-	-	-	8,266	(3,294)	-
Income before income taxes	14,199,679	8,118,923	9,607,302	(28,891)	(76,565)	(10,458)	-	-	-	14,170,788	8,042,358	9,596,844
Provision for Income Taxes	3,298,277	2,029,731	2,419,451	-	-	-	-	-	-	3,298,277	2,029,731	2,419,451
Net Income (loss)	10,901,402	6,089,192	7,187,851	(28,891)	(76,565)	(10,458)	-	-	-	10,872,511	6,012,627	7,177,393
Other comprehensive income
Foreign currency translation adjustment	(42,248)	52,607	(28,362)	-	-	-	-	-	-	(42,248)	52,607	(28,362)
Total comprehensive income	10,859,154	6,141,799	7,159,489	(28,891)	(76,565)	(10,458)	-	-	-	10,830,263	6,065,234	7,149,031

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

Note 1 – BASIS OF PRESENTATION

On August 6, 2010, Global Pharma Enterprise Group Limited (the “Company”) entered into a Share Exchange Agreement with Top Flight Game Birds, Inc. (Top Flight), whereby Top Flight acquired 100% of the issued and outstanding capital stock of the Company in exchange for 19,094,000 shares of the common stock of Top Flight. As a result of the reverse acquisition, the Company became Top Flight’s wholly-owned subsidiary and the former shareholders of the Company became controlling stockholders of Top Flight.  The share exchange transaction with Top Flight was treated as a reverse acquisition, with the Company as the accounting acquirer and Top Flight as the acquired party.

Consequently, the assets and liabilities and the historical operations that will be reflected in the consolidated financial statements for periods prior to the Share Exchange Agreement will be those of the Company and will be recorded at the historical cost basis.  After the completion of the Share Exchange Agreement, the Company’s consolidated financial statements will include the assets and liabilities of the Company and Action, the historical operations of the Company and the operations of Top Flight from the closing date of the Share Exchange Agreement.

These pro forma consolidated financial statements are prepared assuming the above transaction occurred on December 31, 2008 (as to the balance sheets) and on January 1, 2008(as to the income statements).

Audited and unaudited financial statements of the Company and Top Flight have been used in the preparation of these pro forma consolidated financial statements. These pro forma consolidated financial statements should be read in conjunction with the historical financial statements of Top Flight and the Company.

		Pro Forma Adjustments		Pro Forma Adjustments		Pro Forma Adjustments
		December 31, 2008		December 31, 2009		June 30, 2010
1	Common stock	50,000		50,000		50,000
	Paid-in capital	2,458,223		2,458,223		2,458,223
	Additional paid-in capital		2,458,223		2,458,223		2,458,223
	Subscription receivable		50,000		50,000		50,000

2	Notes payable	-		-		12,060
	Accounts payable	21,316		22,212		19,859
	Additional paid-in capital	98,800		107,200		109,300
	Cash		21,333		1,539		3,617
	Inventory		-		623		-
	Property and equipment		597		173		67
	Accumulated deficit		98,186		127,077		137,535

1	To consolidate the equity of the Company through its elimination, into Top Flight GameBirds, Inc.

2	To recapitalize the Company, (or reverse merger), through the elimination of Top Flight GameBirds, Inc. cash, inventory, PPE, notes payable, and accounts payable.

(c)          Shell company transactions.

Reference is made to Items 9.01(a) and 9.01(b) above and the exhibits referred to therein, which are incorporated herein by reference.

(d)         The following exhibits are filed with this report:

Exhibit Number	Description
3.1	Articles of Incorporation *
3.2	Bylaws *
3.3	Specimen of Common Stock Certificate
10.1	Share Exchange Agreement, dated August 12, 2010, by and among Top Flight, Global Pharma, and Mei Li Sai
10.2	Loan Agreement, dated as of December 23, 2009, by and between Yaoyuan and Qilu Bank
10.3	Loan Agreement, dated as of March 22, 2010, by and between Yaoyuan and Qilu Bank
10.4	Lease Agreement, by and between Xuelingxian and Anhui Fengyi Institute of Traditional Chinese Medicine
10.5	Lease Agreement, dated as of June 23, 2010, by and between Meng Wang Village Committee of Dayang Town of Qiaocheng District in Bozhou City and Xuelingxian
10.6	Lease Agreement, dated as of May 27, 2009, by and between Yaoyuan and General Tobacco Group Co., Ltd.
10.7	Lease Agreement, dated as of March 1, 2010, by and between Yaoyuan and Jiangjun Trading Co., Ltd.
10.8	Lease Agreement, dated as of March 1, 2010, by and between Yaoyuan and Jiangjun Trading Co., Ltd.
10.9	Lease Agreement, dated as of October 25, 2006, by and between Xu Shujun and Tongdetang

10.10	Supply Agreement, dated as of January 9, 2009, by and between Changchun Yongxin Dirui Drug Co., Ltd. and Tongdetang
10.11	Supply Agreement, dated as of January 16, 2009, by and between Changchun Changheng Pharmaceutical Co., Ltd. and Tongdetang
10.12	Supply Agreement, dated as of February 1, 2009, by and between Bozhou City Zhengzhong Herb Pieces Co. and Xuelingxian
10.13	Sales Agreement, dated as of January 20, 2009, by and between Anhui Province Suzhou City Herb Pieces Co. and Xuelingxian
10.14	Distribution Agreement, dated as of March 15, 2009, by and between Anhui Province Suzhou Herb Pieces Co. and Xuelingxian
10.15	Trademark License Agreement, dated as of January 1, 2009, by and between Jingsheng Wang and Xuelingxian
10.16	Trademark License Declaration, dated April 7, 2010, by Yanliang Song
10.17	Employment Agreement, dated as of August 6, 2010, by and between Yunlu Yin and Top Flight
10.18	Employment Agreement, dated as of August 6, 2010, by and between An Fu and Top Flight
10.19	Employment Agreement, dated as of August 6, 2010, by and between Dan Li and Top Flight
16.1	Letter from the Company to GBH CPAs, CPA, dated as of August 11, 2010
16.2	Letter from GBH CPAs to the SEC, dated as of August 12, 2010
16.3	Consent Letter of Acquavella, Chiarelli, Shuster, Berkower & Co., LLP dated as of August 25, 2010
21.1	List of Subsidiaries

 *Incorporated by reference to the exhibit to our registration statement on Form S-1 filed with the SEC on July 11, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TOP FLIGHT GAMEBIRDS, INC.

Date: August 25, 2010

/s/ Yunlu Yin
Name: Yunlu Yin
Title: Chief Executive Officer

Exhibit Number	Description
3.1	Articles of Incorporation *
3.2	Bylaws *
3.3	Specimen of Common Stock Certificate
10.1	Share Exchange Agreement, dated August 12, 2010, by and among Top Flight, Global Pharma, and Mei Li Sai
10.2	Loan Agreement, dated as of December 23, 2009, by and between Yaoyuan and Qilu Bank
10.3	Loan Agreement, dated as of March 22, 2010, by and between Yaoyuan and Qilu Bank
10.4	Lease Agreement, by and between Xuelingxian and Anhui Fengyi Institute of Traditional Chinese Medicine
10.5	Lease Agreement, dated as of June 23, 2010, by and between Meng Wang Village Committee of Dayang Town of Qiaocheng District in Bozhou City and Xuelingxian
10.6	Lease Agreement, dated as of May 27, 2009, by and between Yaoyuan and General Tobacco Group Co., Ltd.
10.7	Lease Agreement, dated as of March 1, 2010, by and between Yaoyuan and Jiangjun Trading Co., Ltd.
10.8	Lease Agreement, dated as of March 1, 2010, by and between Yaoyuan and Jiangjun Trading Co., Ltd.
10.9	Lease Agreement, dated as of October 25, 2006, by and between Xu Shujun and Tongdetang
10.10	Supply Agreement, dated as of January 9, 2009, by and between Changchun Yongxin Dirui Drug Co., Ltd. and Tongdetang
10.11	Supply Agreement, dated as of January 16, 2009, by and between Changchun Changheng Pharmaceutical Co., Ltd. and Tongdetang
10.12	Supply Agreement, dated as of February 1, 2009, by and between Bozhou City Zhengzhong Herb Pieces Co. and Xuelingxian
10.13	Sales Agreement, dated as of January 20, 2009, by and between Anhui Province Suzhou City Herb Pieces Co. and Xuelingxian
10.14	Distribution Agreement, dated as of March 15, 2009, by and between Anhui Province Suzhou Herb Pieces Co. and Xuelingxian
10.15	Trademark License Agreement, dated as of January 1, 2009, by and between Jingsheng Wang and Xuelingxian
10.16	Trademark License Declaration, dated April 7, 2010, by Yanliang Song
10.17	Employment Agreement, dated as of August 6, 2010, by and between Yunlu Yin and Top Flight
10.18	Employment Agreement, dated as of August 6, 2010, by and between An Fu and Top Flight
10.19	Employment Agreement, dated as of August 6, 2010, by and between Dan Li and Top Flight
16.1	Letter from the Company to GBH CPAs, CPA, dated as of August 11, 2010
16.2	Letter from GBH CPAs to the SEC, dated as of August 12, 2010
16.3	Consent Letter of Acquavella, Chiarelli, Shuster, Berkower & Co., LLP dated as of August 25, 2010
21.1	List of Subsidiaries

 *Incorporated by reference to the exhibit to our registration statement on Form S-1 filed with the SEC on July 11, 2008.